As filed with the Securities and Exchange Commission on April 18, 2006
                           Registration No. 333-130056

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 1

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Velocity Asset Management, Inc.
                 (Name of small business issuer in its charter)

           Delaware                         6153                  65-0008442
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                       48 S. Franklin Turnpike, 3rd Floor
                                Ramsey, NJ 07446
                                 (201) 760-6306
          (Address and telephone number of principal executive offices)

                                John C. Kleinert
                      President and Chief Executive Officer
                       48 S. Franklin Turnpike, 3rd Floor
                            Ramsey, New Jersey 07446
                                 (201) 760-6306
            (Name, address and telephone number of agent for service)

                                   Copies to:

           Steven A. Saide, Esq.                  Bradley A. Haneberg, Esq.
           Brian Daughney, Esq.                       Kaufman & Canoles
          Sarah E. Williams, Esq.                    Three James Center
      Ellenoff Grossman & Schole LLP          1051 East Cary Street, 12th Floor
     370 Lexington Avenue, 19th Floor             Richmond, Virginia 23219
         New York, New York 10017                      (804) 771-5700
              (212) 370-1300                         Fax: (804) 771-5777
            Fax: (212) 370-7889


Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

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             Title of each class                    Amount to be        Proposed maximum         Proposed maximum       Amount of
                of securities                        registered              offering           aggregate offering    registration
               to be registered                                               price                 price (1)              fee
-----------------------------------------------------------------------------------------------------------------------------------
Preferred stock, par value $0.001 per share         1,150,000(2)             $10.00                $11,500,000          $1,250.00
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Common stock, par value $0.001 per share,              (2)(3)                  (4)                     (5)                 (6)
underlying preferred stock
-----------------------------------------------------------------------------------------------------------------------------------
Underwriter Warrants                                  100,000(4)             $0.001                    $100               $0.00
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Preferred stock, par value $0.001, underlying         100,000                $12.00                 1,200,000            $141.24
underwriter's warrants
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share,               (5)                    (5)
underlying preferred stock underlying                                                                  (3)                 (3)
underwriter's warrants.
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Total                                                                                              $12,800,000          $1,371.74(7)
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    ____________

    (1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.
    (2) Includes shares of preferred stock that the underwriters have an option to purchase solely to cover over-allotments.
    (3) There are being registered hereunder also an indeterminate number of shares of common stock issuable upon conversion of the preferred stock. Initially, _____ shares of common stock are issuable upon conversion of the preferred stock. Each share of preferred stock is convertible into approximately ____ shares of common stock (based on an initial conversion price of $_____), subject to adjustments under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment in the number of shares issuable as provided in certificate of designations of the preferred stock.
    (4) The shares of common stock issuable upon conversion of the preferred stock will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).
    (5) In connection with the sale of the preferred stock, we are granting to the underwriter warrants to purchase up to 100,000 shares of preferred stock at a per share price equal to 120% of the public offering price per share.
    (6) Represents shares of common stock underlying warrants to purchase preferred stock which may be issued to the underwriter.
    (7)   $1,318.24 previously paid.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Preliminary Prospectus                Subject To Completion Dated April 18, 2006

                                     [LOGO]
                                1,000,000 Shares
                      Series A Convertible Preferred Stock

         We are offering 1,000,000 shares of our Series A convertible preferred stock. The annual dividend on each share is 10% and is payable in cash, monthly on the last day of each month in arrears, commencing June 30, 2006. Each share has a liquidation preference of $10.00, plus accrued interest, and is convertible, at the holder's option at any time, initially into approximately ___ shares of our common stock based upon an initial conversion price of $ ___ per share.

         Our shares of common stock are quoted on the Over the Counter Bulletin Board (the "OTCBB") under the symbol "VCYA". On April 13, 2006, the closing sale price for the common stock on the OTCBB was $1.90 per share. We have applied to have shares of our Series A convertible preferred stock listed on the American Stock Exchange under the symbol "JVI".

         This prospectus contains important information that you should know before investing. Please read it before you invest and keep it for future reference.

         An investment in our securities involves a high degree of risk. You should read the "Risk Factors" section beginning on page 8 of this prospectus before you decide to purchase any securities.

                                                                   Underwriting
                                                Public             Discounts and       Proceeds to
                                                Price             Commissions(1)       Company(2)
                                                -----            ----------------     -------------
Public offering price per share...............  $10.00                 $.80               $9.20
Total                                           $10,000,000          $800,000          $9,200,000

__________________

   (1)   Does not include additional compensation to be received by Anderson
         & Strudwick, Incorporated, the underwriter of this offering, including:
         (i) warrants in an amount equal to ten percent (10%) of the gross amount of shares sold in connection with the offering, and (ii) the underwriter's non-accountable expense allowance of 1.25%.
   (2) Before deducting estimated non-accountable expenses of $125,000 payable to the underwriter and other expenses payable by us, including legal, accounting, printing and filing fees, estimated to be $150,000.

         This is a firm commitment underwriting. The shares are being offered by the underwriter when, as, and if delivered to and accepted by the underwriter and subject to various prior conditions, including the right to reject orders, in whole or in part. The underwriter may also purchase up to an additional 150,000 shares from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover overallotments.



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              Anderson & Strudwick,
                                  Incorporated

                     The date of this prospectus is , 2006.

         You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

         We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

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                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements.

         In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms "Velocity Asset Management, Inc.," "Velocity," "we," "us," and "our" refer and relate to Velocity Asset Management, Inc. and our consolidated subsidiaries, including TLOP Acquisition Company, LLC, J. Holder, Inc., VOM, LLC and Velocity Investments, LLC. Except as otherwise noted, all share and per share data set forth in this prospectus gives effect to the 13- for- 1 reverse split of our common stock effected on April 8, 2004.

Our Company

         We were previously known as Tele-Optics, Inc. and were organized in the State of Delaware in December 1986. Since February 3, 2004, when we acquired STB, Inc., a New Jersey corporation, we have engaged in the acquiring, managing, collecting and servicing of distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, through our three wholly-owned subsidiaries:

         Velocity Investments, LLC invests in consumer receivable portfolios purchased on the secondary market at a discount from face value and then seeks to liquidate interests contained within these portfolios through legal collection means.

         J. Holder, Inc. invests in interests in distressed real property, namely, real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title, and then seeks to liquidate these assets.

         VOM, LLC invests in New Jersey municipal tax lien certificates purchased in the secondary market with the objective to profit through legal collection and owned real estate opportunities presented by the current tax environment.

Our Strategy

         Our objective is to maximize our return on investment in distressed assets. Our overall capital base is allocated among consumer receivable portfolios, interests in distressed real property and tax lien certificates based on the conditions of the particular market, the price/cost of the specific asset within such market and our internal risk/return analysis. The strategy for the allocation of capital among different types of distressed assets is determined solely by our senior management.

         Historically, the majority of our revenues have been derived from the realization of our distressed real property assets, which accounted for approximately 85% of our revenues during fiscal 2003, as compared to 7.5% of our revenues during such year for each of our consumer receivables and our tax lien certificates. Revenues generated from the realization or sale of our consumer receivables business increased to $1,726,356 in fiscal 2004, or approximately 39.6% of our total revenues for fiscal 2004, and to $3,633,945, or approximately 44.8% of our total revenue in fiscal 2005, while revenues from our distressed real property assets were $2,369,564, or approximately 54.4% of our total revenues in fiscal 2004 and $3,685,338 or 45.5% of our total revenues in fiscal 2005. The increased revenue from our distressed real property assets in fiscal 2005 is attributable to the sale of a single property during such period. We anticipate increasing growth in our consumer receivable portfolios as a result of the $12.5 million line of credit that our Velocity Investments subsidiary entered into with Wells Fargo Foothill, Inc. in January 2005, as amended in February 2006. Such line of credit can, and will, be used exclusively to purchase additional consumer receivable portfolios.

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         We acquire consumer receivable portfolios at a significant discount to the amount actually owed by the obligors. We acquire these portfolios after a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow offers us an adequate return on our acquisition costs and servicing expenses. After purchasing a consumer receivable portfolio, we actively monitor its performance, the time period of collection and review and adjust our collection and servicing strategies accordingly. Although we perform some collection activities, we outsource the legal collection process to third parties to keep actual overhead at a minimum. Historically, all of our consumer receivables have been from obligors in New Jersey, but since December 2004, we have acquired obligors in other states and intend to continue to expand our operations geographically.

         We acquire interests in distressed real property following due diligence analysis of the legal status of each property and a market analysis of the value of such property.

         We acquire tax lien certificates in the secondary market at a discount to par following due diligence analysis on the underlying properties.

         We purchase consumer receivable portfolios from creditors and others through privately negotiated direct sales and auctions in which sellers of consumer receivables seek bids from several pre-qualified debt purchasers. We pursue new acquisitions of consumer receivable portfolios, interests in distressed real property and tax lien certificates on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of consumer receivable portfolios and other sources.

         Our distressed assets are purchased through internally generated cash flow, seller financed credit lines/leases and through traditional leverage methods.

Recent Events

         On February 27, 2006, Velocity entered into a First Amendment to the Loan and Security Agreement, pursuant to which Wells Fargo Foothill extended the credit facility until January 27, 2009 and agreed to increase the advance rate under the senior credit facility to 67.5% (up from 60%) of the purchase price of individual pools of unsecured consumer receivables that are approved by the lender. Under the First Amendment to the Loan and Security Agreement, Wells Fargo Foothill also agreed to reduce the interest rate on the loan from 3.50% above the prime rate of Wells Fargo Bank, N.A. to 2.50% above such prime rate. In addition, the amortization schedule for each portfolio has been extended from twenty-four to thirty months. Wells Fargo Foothill also agreed to reduce the personal limited guarantees from $1,000,000 to $500,000.

Corporate Information

         Our principal executive offices are located at 48 S. Franklin Turnpike, 3rd Floor, Ramsey, New Jersey 07446, and our telephone number is (201) 760-6306. Our corporate website is www.velocitycollect.com. The information on our website is not incorporated by reference in this prospectus.

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                                  The Offering

Preferred stock outstanding prior to        None
this offering

Preferred stock offered                     1,000,000 shares of Series A
                                            convertible preferred stock

Common stock outstanding prior to
this offering(1)                            15,792,321 shares

Common stock outstanding after the          ___________ shares (assuming
offering                                    conversion of the maximum amount of
                                            preferred stock sold in this
                                            offering at a conversion price of
                                            $ ___)

Maturity The Series A convertible preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Liquidation Preference                      $10.00 per share, plus any
                                            accumulated but unpaid dividends

Dividends                                   Dividends on the Series A
                                            convertible preferred stock will be
                                            cumulative from the date of original
                                            issue and are payable monthly in
                                            arrears on the last day of each
                                            month, at the annual rate of 10% of
                                            the $10.00 liquidation preference
                                            per share, equivalent to a fixed
                                            annual amount of $1.00 per share.
                                            Dividends on the Series A
                                            convertible preferred stock will
                                            accrue regardless of whether or not
                                            we have earnings, whether there are
                                            funds legally available for the
                                            payment of such dividends are
                                            declared. Unpaid dividends will
                                            accumulate and earn additional
                                            dividends at 10%, compounded
                                            monthly.

Optional Conversion                         Convertible into shares of our
                                            common stock at $__ per share at the
                                            option of the holder; provided,
                                            however, if after ___, 2009 (a) the
                                            price of our common stock exceeds
                                            the conversion price of the Series A
                                            convertible preferred stock by more
                                            than 35%, and (b) our common stock
                                            is traded on a national securities
                                            exchange, we may terminate the
                                            conversion right .

Redemption                                  We will have the right to redeem the
                                            shares as set forth in the
                                            "Description of Securities" section.
                                            The Series A convertible preferred
                                            stock is not redeemable prior to
                                            _____, 2009. If we issue a
                                            conversion cancellation notice, the
                                            Series A convertible preferred stock
                                            will be redeemable on or after
                                            _____, 2009 for cash, at our option,
                                            in whole or from time to time in
                                            part, at $10.00 per share, plus
                                            accrued and unpaid dividends to the
                                            redemption date. Otherwise, the
                                            Series A convertible preferred stock
                                            will be redeemable for cash, at our
                                            option, in whole or from time to
                                            time as follows:

_____________________

         (1) As of April 13, 2006. The total number of outstanding shares of common stock does not include (i) outstanding unexercised options or warrants exercisable for 4,326,660 of shares of common stock with exercise prices ranging between $1.04 and $3.10 or (ii) shares of common stock issuable upon the conversion of the convertible debenture in the principal amount of $1,800,000 issued in connection with a private placement consummated in October 2005.

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                                               o   $10.80 per share on or after
                                                   _____, 2009;

                                               o   $10.40 per share on or after
                                                   _____, 2010; and

                                               o   $10.00 per share on or after
                                                   _____, 2011

                                            plus accrued and unpaid dividends to
                                            the redemption date.

Voting Rights                               None, except under limited
                                            circumstances.

Ranking The Series A convertible preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

                                               o   Senior to all classes or
                                                   series or our common stock;

                                               o   Senior or on parity with all
                                                   other classes or series of
                                                   preferred stock to be issued
                                                   by us and ranking on parity
                                                   or subordinate to the Series
                                                   A convertible preferred
                                                   stock; and

                                               o   Junior to all of our existing
                                                   and future indebtedness.

Use of proceeds                             We intend to use the estimated net
                                            proceeds from this offering
                                            primarily for the purchase of
                                            portfolios of unsecured consumer
                                            receivables, repayment of
                                            outstanding convertible debt and for
                                            general corporate purposes,
                                            including working capital.


Proposed symbol for the Preferred           We have applied to have the shares
                                            of our Series A convertible
                                            preferred stock listed on the
                                            American Stock Exchange under the
                                            symbol "JVI".

OTCBB symbol for the common stock           "VCYA"


Tax Consequences                            The U.S. Federal income tax
                                            consequences of purchasing, owning
                                            and disposing of the preferred stock
                                            and any common stock received upon
                                            its conversion are described in
                                            "U.S. Federal Income Tax
                                            Considerations." Prospective
                                            investors are urged to consult their
                                            own tax advisors regarding the tax
                                            consequences of purchasing, owning
                                            and disposing of the preferred stock
                                            and any common stock received upon
                                            its conversion, in light of their
                                            personal investment circumstances,
                                            including consequences resulting
                                            from the possibility that actual or
                                            constructive distributions on the
                                            preferred stock may exceed our
                                            current and accumulated earnings and
                                            profits, as calculated for U.S.
                                            Federal income tax purposes, in
                                            which case they would not be treated
                                            as dividends for U.S. Federal income
                                            tax purposes.


Risk factors                                See "Risk Factors" for a discussion
                                            of factors you should carefully
                                            consider before deciding to invest
                                            in our securities.

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                  Summary Selected Consolidated Financial Data

         We derived the following summary selected consolidated financial data from our financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future. You should read the summary selected consolidated financial data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                                            Years Ended December 31,

                                                             2005             2004
                                                                          (Audited and
                                                           (Audited)        Restated)
                                                               $               $
                                                          ------------    ------------
             Sale of Real Property                           3,685,338       2,369,564

             Collections on Consumer Receivables             3,633,945       1,726,356

             Interest Income - Tax Certificates Held           782,461         260,269
                                                          ------------    ------------


               Total Revenues                                8,101,744       4,356,189
                                                          ------------    ------------

           OPERATING EXPENSES

             Cost of Real Property                           3,326,021       2,278,592

             Consulting Fees                                    25,513         416,287

             Professional Fees                               1,992,362       1,006,337

             Loss on Extinguishment of Debt                         --       2,859,307

             General and Administrative Expenses             1,121,724         353,994
                                                          ------------    ------------


                 Total Operating Expenses                    6,465,620       6,914,517
                                                          ------------    ------------


               Income (Loss) from Operations                 1,636,124      (2,558,328)
                                                          ------------    ------------

           OTHER INCOME (EXPENSE)

             Interest Expense                                 (760,674)       (338,525)

             Other Income                                           --              --
                                                          ------------    ------------


                  Total Other Income (Expense)                (760,674)       (338,525)
                                                          ------------    ------------


           Income (Loss) Before Tax Provision                  875,450      (2,896,853)


           Provision for Income Taxes                          401,583        (191,698)
                                                          ------------    ------------

           Net Income (Loss)                              $    473,867    $ (2,705,155)
                                                          ============    ============

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           Weighted Average Common Shares - Basic           15,947,618      27,047,005
                                                          ============    ============

           Net Income (Loss) per Common Share - Basic     $       0.03    $      (0.10)
                                                          ============    ============


           Weighted Average Common Shares - Diluted         19,915,704      36,451,226
                                                          ============    ============

           Net Income (Loss) per Common Share - Diluted   $       0.02    $      (0.07)
                                                          ============    ============

           * - Issued as an audited consolidated statement of income of STB, Inc. prior to the reverse acquisition of Tele-Optics, Inc.

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                                  RISK FACTORS

         An investment in us is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus before deciding to buy or exercise our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment.

                     Risk Factors Relating to Our Operations

We Have A Limited Operating History And Our Business And Future Prospects Are Difficult To Evaluate.

         Prior to our acquisition of STB, Inc. (the former parent of our current subsidiaries) on February 3, 2004, our company had been inactive since 1991. STB was organized in 2003, and none of its subsidiaries has conducted business for more than seven years. Due to our limited operating history, our ability to execute our business strategy is materially uncertain and our operations and prospects are subject to all risks inherent in a developing business enterprise. Our limited operating history also makes it difficult to evaluate our long term commercial viability. Our ability to execute our business strategy must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and a collection service specifically.

We May Not Be Able To Purchase Consumer Receivable Portfolios, Interests In Real Property or Tax Lien Certificates At Favorable Prices Or On Sufficiently Favorable Terms Or At All.

         Our ability to execute our business strategy depends upon the continued availability of consumer receivable portfolios, interests in distressed real property and tax lien certificates that meet our purchasing criteria and our ability to identify and finance the purchases of such assets. The availability of consumer receivable portfolios, interests in distressed real property and tax lien certificates at favorable prices and on terms acceptable to us depends on a number of factors outside of our control, including:

         o        the continuation of the current growth trend in debt;

         o the continued volume of consumer receivable portfolios, interests in distressed real property and tax lien certificates available for sale;

         o competitive factors affecting potential purchasers and sellers of consumer receivable portfolios, interests in distressed real property and tax lien certificates; and

         o        fluctuation in interest rates.

         The market for acquiring consumer receivable portfolios, interests in distressed real property and tax lien certificates is becoming more competitive, thereby possibly diminishing our ability to acquire such assets at attractive prices in future periods.

         The growth in debt may also be affected by:

         o        a slowdown in the economy;

         o        reductions in consumer spending;

         o        changes in the underwriting criteria by originators;

         o changes in laws and regulations governing lending and bankruptcy; and

         o        fluctuation in interest rates.

         Any slowing of the consumer debt growth trend could result in a decrease in the availability for purchase of consumer receivable portfolios, interests in distressed real property and tax lien certificates that could affect the purchase prices of such assets. Any increase in the prices we are required to pay for such assets in turn will reduce the possible profit, if any, we generate from such assets.

We May Not Be Able To Recover Sufficient Amounts From The Assets We Acquire To Recover The Costs Associated With The Purchase And Servicing Of Those Assets And To Fund Our Operations.

         We acquire and collect on consumer receivable portfolios that contain charged-off, semi-performing and performing receivables. In order to operate profitably over the long term, we must continually purchase and collect on a sufficient volume of receivables to generate revenue that exceeds our costs. Our inability to realize value from our receivable portfolios in excess of our expenses may compromise our ability to remain as a going concern. For accounts that are charged-off or semi-performing, the originators or interim owners of the receivables generally have:

         o made numerous attempts to collect on these obligations, often using both their in-house collection staff and third-party collection agencies;

         o        subsequently deemed these obligations as uncollectible; and

         o        charged-off these obligations.

         These receivable portfolios are purchased at significant discounts to the actual amount the obligors owe. These receivables are difficult to collect and actual recoveries may vary and be less than the amount expected. In addition, our collections may worsen in a weak economic cycle. We may not recover amounts in excess of our acquisition and servicing costs.

         Our ability to recover on our receivable portfolios and produce sufficient returns can be negatively impacted by the quality of the purchased receivables. In the normal course of our portfolio acquisitions, some receivables may be included in the portfolios that fail to conform to certain terms of the purchase agreements and we may seek to return these receivables to the seller for payment or replacement receivables. However, we cannot guarantee that any of such sellers will be able to meet their payment obligations to us. Accounts that we are unable to return to sellers may yield no return. If cash flows from operations are less than anticipated as a result of our inability to collect sufficient amounts on our receivables, our ability to satisfy our debt obligations, purchase new portfolios and our future growth and profitability may be materially adversely affected.

         We acquire and seek to liquidate interests in distressed real property that include real property being sold at sheriff's foreclosure and judgment execution sales and defaulted mortgages. In order to operate profitably over the long term, we must continually purchase and sell a sufficient volume of distressed real property interests to generate revenue that exceeds our costs. Our ability to produce sufficient returns can be negatively impacted by the quality of the distressed real estate assets that we purchase. No assurance can be given that we will be successful in purchasing a sufficient number of suitable interests in distressed real property at acceptable prices or that, even if a sufficient number of such real property interests are purchased, our investment objectives will be achieved. If cash flows from operations are less than anticipated as a result of our inability to collect sufficient amounts on distressed real property assets, our ability to satisfy our debt obligations, purchase new interests in distressed real property and our future growth and profitability may be materially adversely affected.

We Are Subject To Intense Competition For The Purchase Of Distressed Assets That May Affect Our Ability To Purchase Distressed Assets At Acceptable Prices Or At All.

         We compete with other purchasers of consumer receivable portfolios, interests in distressed real property and tax lien certificates, with third-party collection agencies and with financial services companies that manage their own portfolios of these assets. We compete on the basis of reputation, industry experience and performance. Some of our competitors have greater capital, personnel and other resources than we have. The possible entry of new competitors, including competitors that historically have focused on the acquisition of different asset types, and the expected increase in competition from current market participants, may reduce our access to consumer receivable portfolios, interests in distressed real property and tax lien certificates. Aggressive pricing by our competitors could raise the price of such distressed assets above levels that we are willing to pay, which could reduce the amount of such assets suitable for us to purchase or, if purchased by us, reduce the profits, if any, generated by such assets. If we are unable to purchase distressed assets at favorable prices or at all, our revenues and our ability to cover operating expenses may be negatively impacted and our earnings could be materially reduced.

We Are Dependent Upon Third Parties, In Particular, The Law Firm Of Ragan & Ragan, P.C., To Service The Legal Collection Process Of Our Consumer Receivable Portfolios.

         We are dependent upon the efforts of our third party servicers, in particular the law firm of Ragan & Ragan, P.C., to service and collect our consumer receivables. Any failure by our third party servicers to adequately perform collection services for us or remit such collections to us could materially reduce our revenues and possibly our profitability. In addition, our revenues and profitability could be materially adversely affected if we are not able to secure replacement servicers. Until December 2004, our sole servicer had been the law firm of Ragan & Ragan, P.C., the principals of which are W. Peter Ragan, Sr. and W. Peter Ragan, Jr., our vice president and a director, and president of our wholly-owned subsidiary, Velocity Investments, LLC, respectively.

It May Be A Conflict Of Interest For W. Peter Ragan, Sr. To Serve As A Director And Officer Of Our Company and For W. Peter Ragan, Jr. To Serve As An Officer Of Our Company, While Also Being The Principals Of Ragan & Ragan, P.C., Our Primary Third Party Servicer.

         As officers and, in the case of W. Peter Ragan, Sr., also as a director, of our company, Messrs. Ragan and Ragan have a fiduciary duty to our stockholders. However, their position as the principals of the law firm Ragan & Ragan, P.C., the primary third party servicer of our consumer receivable portfolios, interests in distressed real property and tax lien certificates, may compromise their ability to make decisions in the best interests of our stockholders.

         Each of Messrs. Ragan and Ragan devotes approximately 50% of his business time to our affairs in accordance with the terms of his respective employment agreement and the balance of his business time to his law practice which includes the representation of companies that may be deemed our competitors. Accordingly, there are potential conflicts of interest inherent in such relationship. The current agreement by and between our wholly-owned subsidiary, Velocity Investments, LLC, and Ragan & Ragan P.C. is for a one year period commencing January 1, 2005, and automatically extends for additional periods of one year each unless terminated by us. The agreement provides for the payment to such firm of a contingency fee equal to 25% of all amounts collected and paid by the obligors. The shareholders of Ragan & Ragan, P.C. are W. Peter Ragan, Sr., our vice president and a director, and W. Peter Ragan Jr., president of our wholly-owned subsidiary, Velocity Investments, LLC. During fiscal 2005, we paid Ragan & Ragan, P.C an aggregate of $1,140,783, respectively, for services rendered in accordance with the terms of the agreements between our subsidiaries and Ragan & Ragan, P.C. Pursuant to an employment agreement dated January 1, 2004, by and between W. Peter Ragan, Sr. and our wholly-owned subsidiary VOM, LLC, Mr. Ragan, Sr. is entitled to an annual salary of $60,000 for a period of four years. In addition, pursuant to an employment agreement dated January 1, 2004, by and between W. Peter Ragan, Jr. and our wholly-owned subsidiary Velocity Investments, LLC, Mr. Ragan, Jr. is entitled to an annual salary of $60,000 for a period of four years.

         Our subsidiary, J. Holder, Inc., has entered into a one-year retainer agreement with the law firm of Ragan & Ragan, P.C. and such firm has agreed to provide legal services at varying hourly rates in connection with the purchase and sale of J. Holder's interests in distressed real property with a minimum fee of $1,500 per each purchase and sale. In addition, such firm is entitled to receive a finder's fee equal to 15% of J. Holder's net profit, if any, at the time of sale of any property interest referred to us by Ragan & Ragan, P.C. The retainer agreement is for a one year period commencing January 1, 2005, and renews for successive periods of one year each unless terminated by our subsidiary.

         Our subsidiary, VOM, LLC, has entered into a retainer agreement with the law firm of Ragan & Ragan, P.C., in which such firm has agreed to provide legal services at varying hourly rates in connection with the foreclosure of tax lien certificates with a minimum fee of $1,500 per foreclosed tax lien certificate and a commission equal to 15% of VOM's net profit, if any, at the time of sale of any real property acquired by VOM upon foreclosure of a tax lien certificate.

         Ragan & Ragan, P.C. is currently our third party servicer for collections in the State of New Jersey. Our third party servicing agreements with Ragan & Ragan, P.C. have terms no more favorable than our third party servicing agreements with other third party servicers in other states.

         Each of W. Peter Ragan, Sr. and W. Peter Ragan, Jr. owns approximately 14.4% of our total outstanding shares of common stock as of the date of this prospectus. Upon the completion of this offering, each of W. Peter Ragan, Sr. and W. Peter Ragan, Jr. will own approximately ___% of our total outstanding shares of common stock, assuming the conversion of the number of shares of preferred stock sold pursuant to this offering.

The Loss Of Any Of Our Executive Officers May Adversely Affect Our Operations And Our Ability To Successfully Acquire Distressed Assets.

         Mr. John C. Kleinert, our president and chief executive officer, Mr. W. Peter Ragan, Sr., our vice president, Mr. W. Peter Ragan, Jr., president of our wholly-owned subsidiary Velocity Investments, LLC, and Mr. James J. Mastriani, our chief financial officer, chief legal officer, treasurer and secretary, are responsible for making substantially all management decisions, including determining which distressed assets to purchase, the purchase price and other material terms of such acquisitions. Although we have entered into employment agreements with each of such individuals, the loss of any of their services could disrupt our operations and adversely affect our ability to successfully acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates. In addition, we have not obtained "key man" life insurance on the lives of Mr. Kleinert, Mr. Ragan, Sr., Mr. Ragan, Jr. and Mr. Mastriani.

If We Are Unable To Access External Sources Of Financing We May Not Be Able To Fund And Grow Our Operations.

         We depend on loans from our credit facility and other external sources to fund and expand our operations. Our ability to grow our business is dependent on our access to additional financing and capital resources at acceptable rates. The failure to obtain financing and capital on acceptable financing terms as needed would limit our ability to purchase consumer receivable portfolios, interests in distressed real property and tax lien certificates and achieve our growth plans.

We May Incur Substantial Debt From Time To Time In Connection With Our Purchase Of Consumer Receivable Portfolios Which Could Affect Our Ability To Obtain Additional Funds And May Increase Our Vulnerability To Economic Downturns.

         We may incur substantial indebtedness from time to time in connection with the purchase of consumer receivable portfolios in particular and would be subject to the risks associated with incurring such indebtedness, including:

         o we would be required to dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we would have less funds available for operations, future acquisitions of consumer receivable portfolios, interests in distressed real property and tax lien certificates, and other purposes;

         o it may be more difficult and expensive to obtain additional funding through financings, if available at all;

         o we would be more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

         o if we defaulted under our existing senior credit facility or other indebtedness or if our lenders demanded payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

If An Event Of Default Occurs Under Our Secured Financing, It Could Seriously Harm Our Operations.

         On January 27, 2005, Velocity Investments entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc., in which Wells Fargo Foothill agreed to provide Velocity Investments with a two year $12,500,000 senior credit facility to finance up to 60% of the purchase price of the acquisition of individual pools of unsecured consumer receivables that are approved by Wells Fargo Foothill under specific eligibility criteria set forth in the Loan and Security Agreement. The initial interest rate on the loan was 3.50% above the prime rate of Wells Fargo Bank, N.A. The initial maturity date of the facility was January 27, 2008.

         On February 27, 2006, Velocity entered into a First Amendment to the Loan and Security Agreement pursuant to which, Wells Fargo Foothill extended the credit facility until January 27, 2009 and agreed to increase the advance rate under the senior credit facility to 67.5% (up from 60%) of the purchase price of individual pools of unsecured consumer receivables that are approved by the lender. Under the First Amendment to the Loan and Security Agreement, Wells Fargo Foothill also agreed to reduce the interest rate on the loan from 3.50% above the prime rate of Wells Fargo Bank, N.A. to 2.50% above such prime rate. In addition, the amortization schedule for each portfolio has been extended from twenty-four to thirty months. Wells Fargo Foothill also agreed to reduce the personal limited guarantees from $1,000,000 to $500,000.

         Any indebtedness that we incur under such line of credit is secured by a first lien upon all of our assets, including all of our portfolios of consumer receivables acquired for liquidation. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditor to satisfy our obligations to the secured creditor. Any of these consequences could adversely affect our ability to acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates, and operate our business.

         On October 27, 2005, we and our wholly owned subsidiary, J. Holder, Inc., entered into a Securities Purchase Agreement with DKR SoundShore Oasis Ltd. relating to a sale of a 10% Secured Convertible Debenture, due April 27, 2007, in the aggregate principal amount of $1.8 million, and an associated common stock purchase warrant to purchase 200,000 shares of our common stock at an exercise price of $3.10 per share.

         Beginning on April 1, 2006, we are obligated to repay the debenture in monthly payments equal to 1/12 of the initial outstanding principal amount, in cash; provided, however, that upon the satisfaction of certain conditions, such payment may be made in shares of our common stock based on a conversion price equal to 85% of the average of the three lowest closing prices of our common stock during the ten trading days immediately prior to the applicable monthly payment date. We are currently in negotiations with the debenture holder to amend the debenture and extend the initial principal payment due date. There can be no assurance that such amendment will ever be consummated.

         DKR was granted (i) a security interest in: our assets and the assets of our subsidiaries, J. Holder, TLOP Acquisition Company, LLC, VOM, LLC and SH Sales, Inc., and (ii) a pledge of our direct and indirect ownership of our subsidiaries, each of which are subject to the liens of holders of existing indebtedness, permitted liens and permitted indebtedness. Additionally, the subsidiaries have agreed to guarantee our obligations under the debenture and the other transaction documents. If we default under the indebtedness secured by our assets, those assets would be available to DKR to satisfy our obligations to the secured creditor. Any of these consequences could adversely affect our ability to acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates, and operate our business.

The Restrictions Contained In The Secured Financings Could Negatively Impact Our Ability To Obtain Financing From Other Sources And To Operate Our Business.

         Velocity Investments has agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on Wells Fargo Foothill financed portfolios, and, until Velocity Investments' member's equity equals or exceeds $3,250,000, Velocity Investments has agreed to maintain at least $3,250,000 in member's equity and subordinated debt. We have also agreed to maintain at least $6,000,000 in stockholder's equity and subordinated debt for the duration of the facility.

         Our loan and security agreement contains certain restrictive covenants that may restrict our ability to operate our business. Furthermore, the failure to satisfy any of these covenants could:

         o        cause our indebtedness to become immediately payable;

         o preclude us from further borrowings from these existing sources; and

         o prevent us from securing alternative sources of financing necessary to purchase consumer receivable portfolios, interests in distressed real property and tax lien certificates and to operate our business.

         As a result of our line of credit with Wells Fargo, we anticipate that we will incur significant increases in interest expense offset, over time, by expected increased revenues from consumer receivable portfolios purchased utilizing funds under such line of credit. No assurance can be given that the expected revenues from such purchased portfolios will exceed the additional interest expense.

Our Collections On Unsecured Consumer Receivables May Decrease If Bankruptcy Filings Increase.

         During times of economic recession, the amount of defaulted receivables generally increases, which contributes to an increase in the amount of personal bankruptcy filings. Under certain bankruptcy filings an obligor's assets are sold to repay credit originators, but since certain of the receivables we purchase are unsecured, we often would not be able to collect on those receivables. We cannot assure you that our collection experience would not decline with an increase in bankruptcy filings. If our actual collection experience with respect to our unsecured receivable portfolios is significantly lower than we projected when we purchased the portfolios, our realization on those assets may decline and our earnings could be negatively affected. We use estimates for recognizing revenue on a majority of our receivable portfolio investments and our earnings would be reduced if actual results are less than estimated.

We May Not Be Able To Acquire Receivables Of New Asset Types Or Implement A New Pricing Structure.

         We may pursue the acquisition of receivable portfolios of asset types in which we have little current experience. We may not be able to complete any acquisitions of receivables of these asset types and our limited experience in these asset types may impair our ability to collect on these receivables. This may cause us to pay too much for these receivables, and consequently, we may not generate a profit from these receivable portfolio acquisitions.

If We Fail To Manage Our Growth Effectively, We May Not Be Able To Execute Our Business Strategy.

         We have experienced rapid growth over the past several years and intend to maintain our growth. However, our growth will place demands on our resources and we cannot be sure that we will be able to manage our growth effectively. Future internal growth will depend on a number of factors, including:

         o the effective and timely initiation and development of relationships with sellers of distressed assets and strategic partners;

         o        our ability to efficiently collect consumer receivables; and

         o the recruitment, motivation and retention of qualified personnel.

         Sustaining growth will also require the implementation of enhancements to our operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to maintain or accelerate our growth and any failure to do so could adversely affect our ability to generate revenues and control our expenses.

Our Operations Could Suffer From Telecommunications Or Technology Downtime, Disruption Or Increased Costs.

         Our ability to execute our business strategy depends in part on sophisticated telecommunications and computer systems. The temporary loss of our computer and telecommunications systems, through casualty, operating malfunction or service provider failure, could disrupt our operations. In addition, we must record and process significant amounts of data quickly and accurately to properly bid on prospective acquisitions of consumer receivable portfolios and to access, maintain and expand the databases we use for our collection and monitoring activities. Any failure of our information systems and their backup systems would interrupt our operations. We may not have adequate backup arrangements for all of our operations and we may incur significant losses if an outage occurs. Any interruption in our operations could have an adverse effect on our results of operations and financial condition.

Until Recently All Of Our Consumer Receivables Have Been From Obligors In One State, And We Face The Uncertainties Inherent In Acquiring Receivables From Obligors In Other States.

         Historically, all of our consumer receivables have been from obligors in New Jersey. Accordingly, we have been dependent on the economic conditions in such state. Since December 2004, we have acquired consumer receivables from obligors in other states and we intend to continue to expand our operations geographically. Therefore, we face the uncertainties inherent in operating in states other than New Jersey, including lack of familiarity with local laws, identifying new servicers and obtaining and maintaining licenses in such states.

Our Inability To Obtain Or Renew Required Licenses Could Have A Material Adverse Effect Upon Our Results Of Operations And Financial Condition.

         We currently hold a number of licenses issued under applicable consumer credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew such licenses or take any other required action with respect to such licenses could limit our ability to collect on some of our receivables and otherwise have a material adverse effect upon our results of operations and financial condition.

                      Risk Factors Relating to Our Industry

Government Regulations May Limit Our Ability To Recover And Enforce The Collection Of Our Consumer Receivables.

         Federal, state and municipal laws, rules, regulations and ordinances may limit our ability to recover and enforce our rights with respect to the consumer receivables acquired by us. These laws include, but are not limited to, the following Federal statutes and related regulations and comparable statutes in states where obligors reside and/or where creditors are located:

         o        the Fair Debt Collection Practices Act;

         o        the Federal Trade Commission Act;

         o        the Truth-In-Lending Act;

         o        the Fair Credit Billing Act;

         o        the Equal Credit Opportunity Act;

         o        the Fair Credit Reporting Act; and

         o        the Fair Foreclosure Act.

         We may be precluded from collecting consumer receivables we purchase where the creditors or other previous owners or servicers failed to comply with applicable law in originating or servicing such acquired receivables. Laws relating to the collection of consumer debt also directly apply to our business. Our failure to comply with any laws applicable to us, including state licensing laws, could limit our ability to recover on our receivables and could subject us to fines and penalties, which could reduce our earnings and result in a default under our loan arrangements.

         Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect on our receivables which could also adversely affect our revenues and earnings.

Class Action Suits And Other Litigation In Our Industry Could Divert Our Management's Attention From Operating Our Business And Increase Our Expenses.

         Certain originators and servicers in the consumer credit industry have been subject to class actions and other litigation. Claims have included failure to comply with applicable laws and regulations and improper or deceptive origination and servicing practices. If we become a party to any such class action suit or other litigation, our results of operations and financial condition could be materially adversely affected.

         Risk Factors Relating to Our Securities

Our Quarterly Operating Results May Fluctuate And Cause Our Stock Price To Decline.

         Because of the nature of our business, our quarterly operating results may fluctuate, which may adversely affect the market price of our common stock. Our results may fluctuate as a result of any of the following:

         o the timing and amount of collections on our consumer receivable portfolios;

         o our inability to identify and acquire additional consumer receivable portfolios;

         o a decline in the estimated value of our consumer receivable portfolio recoveries;

         o the timing of sales of interests in distressed real property and redemption of tax lien certificates;

         o increases in operating expenses associated with the growth of our operations; and

         o        general and economic market conditions.

Because Three Stockholders Own A Large Percentage Of Our Voting Stock, Other Stockholders' Voting Power May Be Limited.

         As of April 13, 2006, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., three of our executive officers and the former holders of all of the capital stock of STB, beneficially own or control approximately 81.1% (including shares issuable upon exercise of warrants owned by such stockholders) of our shares. After the sale of the shares of preferred stock offered pursuant to this offering, such three stockholders will own or control approximately __% of our shares (assuming conversion of the shares of preferred stock offered hereby, at $___ per share, into shares of our common stock). If those stockholders act together, they will have the ability to control matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other stockholders may have little or no influence over matters submitted for stockholder approval. In addition, the ownership of such three stockholders could preclude any unsolicited acquisition of us, and consequently, materially adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

Our Organizational Documents And Delaware Law Make It Harder For Us To Be Acquired Without The Consent And Cooperation Of Our Board Of Directors And Management.

         Provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such shares. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock.

Penny Stock Regulations May Impose Certain Restrictions On Marketability Of Our Common Stock.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

         Investors should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

         o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

         o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

         o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

         o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

         o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

         Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock or preferred stock.

The Issuance Of Authorized Shares Of Preferred Stock And Additional Common Stock May Result In Dilution To Existing Stockholders, Adversely Affect The Rights Of Existing Stockholders And Depress The Price Of Our Common Stock.

         We have 10,000,000 shares of authorized "blank check" preferred stock, the terms of which may be fixed by our board of directors. Our board of directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of our common stock.

         In addition to the preferred stock, we are authorized to issue 40,000,000 shares of our common stock. As of the date of this prospectus, there were 15,972,321 shares of our common stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include outstanding unexercised options or warrants exercisable for 4,326,660 of shares of common stock. As of the date of this prospectus, we have reserved up to 4,326,660 shares of our common stock for issuance upon exercise of outstanding stock options and warrants. In addition, the total number of shares of common stock issued and outstanding does not include such number of shares of common stock that may be issuable to DKR upon the conversion of the convertible debenture issued to DKR in October 2005. A total of 1,000,000 shares of common stock have been reserved under our 2004 Equity Incentive Program. As of the date of this prospectus, none of these shares have been issued.

         Under most circumstances, our board of directors has the right, without stockholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If all of these shares were issued, it would dilute the existing stockholders and may depress the price of our common stock.

         Exercise of the outstanding options and warrants (and conversion of the preferred stock and if the convertible debenture holder converts such debenture into shares of our common stock) will reduce the percentage of common stock held by the public stockholders. Further, the terms on which we could obtain additional capital during the life of the options and warrants may be adversely affected, and it should be expected that the holders of the options and the warrants would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such options and warrants. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution and depress the price of our common stock.

Common Stock Eligible For Future Sale May Depress The Price Of Our Common Stock In The Market.

         Of the 15,972,321 shares of common stock held by our present stockholders, approximately 14,247,720 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule

144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. 3,100,063 shares and 1,364,005 shares may be sold pursuant to current registration statements, respectively. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed 1% of the then outstanding shares of common stock. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not our affiliate and who has satisfied a two-year holding period. The sale of such a large number of shares may cause the price of our common stock to decline.

The Limited Trading Activity In Our Common Stock May Cause Possible Volatility In Our Stock Price.

         There has only been a limited public market for our common stock and there can be no assurance that an active trading market in our securities will develop, and, if developed, be maintained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our securities is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our securities.

No Assurance Can Be Made That An Active And Liquid Market Will Develop With Respect To The Preferred Stock Or, If Developed, That The Market Will Continue.

         We have applied to list the Series A convertible preferred stock on the American Stock Exchange. We have been advised by Anderson & Strudwick that it intends to make a market in the convertible preferred stock. Anderson & Strudwick, however, is not obligated to make a market in the convertible preferred stock and it can discontinue market making at any time without notice. Neither we nor Anderson & Strudwick can provide any assurance that an active and liquid market will develop or, if developed, that the market will continue. The offering price, conversion rate and dividend rate have been determined by negotiations among us and Anderson & Strudwick, and the offering price of the convertible preferred stock may not be indicative of the market price following the offering.

We Have Never Paid Dividends On Our Common Stock And Do Not Anticipate Paying Dividends For The Foreseeable Future; Therefore, Returns On Your Investment May Only Be Realized By The Appreciation In Value Of Our Securities.

         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. Because of this, investors who convert their shares of preferred stock into shares of common stock may only realize a return on their investment if the value of our common stock appreciates.

         If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

We May Not Be Able To Pay Cash Dividends On The Preferred Stock.

         Under Delaware law, cash dividends on capital stock may only be paid from "surplus" or, if there is no "surplus," from the corporation's net profits for the then current or the preceding fiscal year. Unless we continue to operate profitably, our ability to pay cash dividends on the preferred stock would require the availability of adequate "surplus," which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the preferred stock, we may not have sufficient cash to pay dividends on the preferred stock.

The Price Of Our Common Stock Has Been Subject To Significant Fluctuations And The Price Of Our Common Stock May Be Volatile Which May Result In Litigation That Could Be Costly And Divert Our Resources.

         The trading price of our common stock in the past has been, and in the future may be, highly volatile. The trading price could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, announcements of technological innovations or new acquisitions by us or our competitors, changes in financial estimates by securities analysts or other events or factors. When the market price of a company's stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

                         Risks Related to this Offering

Arbitrary Determination of Offering Price.

         The offering price of the shares offered hereby as well as the conversion rate and the dividend rate were arbitrarily determined in negotiations between us and the underwriter and is not necessarily related to our net worth, projected earnings, book value, or any other objective criteria of value. Specifically, the conversion rate was established to account for the value of the underlying common stock plus a 25% premium associated with the preferential nature of the securities offered. The dividend rate was established to account for the risks inherent in an investment in our company. See "Underwriting-Pricing of the Offering."

Broad Discretion in Application of Proceeds.

         Approximately $ 1,800,000, or 20%, $5,400,000 or 60%, $905,000 or 10%
and $900,000 or 10% of the estimated $9,050,000 of net proceeds from this offering will be applied to the repayment of outstanding convertible debt, the purchase of portfolios of unsecured consumer receivables, the purchase of distressed real estate and working capital and general corporate purposes, respectively. Accordingly, we will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

Dilution

         Purchasers of the shares of Series A convertible preferred stock (at an assumed conversion price of $___ offered hereby will experience immediate substantial dilution in the net tangible book value per share because the net tangible book value per share of the shares immediately after the offering will be $ ___, or approximately __% less than the offering price.

                       NOTE ON FORWARD LOOKING STATEMENTS

         This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations, plans, objectives, future performance and business, which are usually identified by the use of words such as "will," "may," "anticipates," "believes," "estimates," "expects," "projects," "plans," "predicts," "continues," "intends," "should," "would," or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

         These forward-looking statements reflect our current views and expectations about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

         We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the "Risk Factors" section beginning on page 8 of this prospectus. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies that could cause our actual results, performances or achievements to be materially different from the forward-looking statements included or incorporated by reference in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

         o the availability for purchase of consumer receivable portfolios, interests in distressed real property and tax lien certificates that satisfy our criteria;

         o        competition in the industry;

         o        the availability of debt and equity financing;

         o        future acquisitions;

         o        the availability of qualified personnel;

         o international, national, regional and local economic and political changes;

         o        general economic and market conditions;

         o        changes in applicable laws;

         o trends affecting our industry, our financial condition or results of operations;

         o the timing and amount of collections on our consumer receivable portfolios;

         o the timing of sales of interests in distressed real property and redemption of tax lien certificates; and

         o increases in operating expenses associated with the growth of our operations.

         You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

         We estimate that we will receive approximately $9,050,000 in net proceeds from the sale of our preferred stock in this offering; after deducting the underwriting commissions payable to the underwriter and estimated offering expenses ($150,000) payable by us. We currently intend to use the estimated net proceeds from this offering as follows:


                                                           Approximate     Approximate
                                                           Allocation of   Percentage of
                                                           Net Proceeds    Net Proceeds
                   Repayment of Convertible
                   Debenture (1)                            1,800,000          20%
                   Purchase of Consumer Receivable
                   Portfolios                               5,400,000          60%
                   Purchase of Distressed Real
                   Property                                   905,000          10%
                   Working Capital (2)                        900,000          10%

                   TOTAL                                   $9,050,000

     (1) The repayment of the convertible debenture in the aggregate principal amount of $1.8 million issued to DKR in connection with October 2005 financing. The debenture bears interest at 10% per annum. The amount stated does not include the interest due on the date of payment which shall be paid.
     (2) Includes professional fees, corporate overhead including Sarbanes-Oxley compliance, and general and administrative costs.

         We believe that the net proceeds of the offering, together with cash flow generated from operations, will be sufficient to meet our anticipated working capital needs for 24 months. If our plans change or assumptions or estimates prove to be inaccurate, we may require additional funds to achieve our goals or, if such funds are unavailable, we will have to reduce our operations to a level consistent with our available funding.

         The allocation of the proceeds of the offering set forth above represent our best estimate based upon our present plans. If any of these plans change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to other purposes.

         Investors are cautioned that expenditures may vary substantially from these estimates. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our business strategy and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

         Proceeds from this offering not immediately required for the purposes described above will be invested by us in the U.S. principally in U.S. government securities, short-term certificates of deposit, money market funds, or other short-term interest-bearing investments.

                                 CAPITALIZATION

         The following table describes our capitalization as of December 31, 2005: (i) on an actual basis and (ii) on an as adjusted basis to reflect our sale of 1,000,000 shares of preferred stock in this offering at an assumed public offering price of $10.00 per share, but excluding all other estimated offering-related expenses. You should read the following table in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.


                                                               As of December 31, 2005
                                                            ----------------------------
                                                               Actual       As Adjusted
                                                            ------------    ------------
                                                             (Audited)
                                                            ------------    ------------

    Total Current Liabilities                                 10,985,411      10,985,411
                                                            ------------    ------------

    Total Long-Term Liabilities                                6,150,000       6,150,000
                                                            ------------    ------------


    Total Liabilities                                         17,135,411      17,135,411
                                                            ------------    ------------


Stockholders' Equity (Deficit)
  Common Stock, $0.001 par value, 40,000,000 shares
     Authorized; 15,972,321 shares Issued and Outstanding         15,972          15,972
  Series A Convertible Preferred Stock, $0.001 par
  value, 1,250,000 shares authorized, -0- and 1,250,000
  issued and outstanding, respectively                                --           1,000

  Additional Paid In Capital                                  10,838,651      19,887,651

  Retained Deficit                                            (2,415,604)     (2,415,604)
                                                            ------------    ------------


  Total Stockholders' Equity (Deficit)                         8,439,019      17,489,019
                                                            ------------    ------------

    Total Liabilities and Stockholders' Equity (Deficit)    $ 25,574,430    $ 34,624,430
                                                            ============    ============

                                    DILUTION


         As of December 31, 2005, our net tangible book value was $8,439,019, or $0.528 per share of common stock. Pro forma net tangible book value per share represents total tangible assets (which excludes goodwill, intangible assets and deferred loan costs), less total liabilities, divided by the pro forma number of shares of our outstanding common stock. Assuming a conversion price of $2.50 per share, after giving effect to the assumed issuance and sale of 1,000,000 shares of our preferred stock in this offering and our receipt of approximately $9,050,000 in net proceeds from that sale, based on an assumed public offering price of $10.00 per share and after deducting the underwriting discounts and commissions and estimated offering-related expenses, our pro forma as adjusted net tangible book value, as of December 31, 2005, would have been $_____, or $___ per pro forma share of common stock. This represents an immediate increase in pro forma net tangible book value of $_____ per share to existing stockholders and an immediate dilution of $____ per share to new investors participating in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share                                  $ 10.00

Historical net tangible book value per share as of          $  0.528
December 31, 2005

Increase in pro forma net tangible book value per share
attributable to this offering                               $

Pro forma as adjusted net tangible book value per share                  $
after this offering

Dilution per share to new investors participating in this offering       $

         The foregoing discussion and tables assume no exercise of any stock options or warrants and no issuance of shares reserved for future issuance under our equity plans (or upon conversion of our convertible debt securities).


                                 DIVIDEND POLICY

         We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. The shares of our Series A convertible preferred stock will accrue annual dividends at a rate of 10%. Future dividend policy related to our common stock and preferred stock will be determined periodically by our board of directors based upon conditions then existing, including our earnings and financial condition, capital requirements and other relevant factors. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis. Dividends which might be payable on our common stock are junior and subordinate to any required payments on the outstanding preferred stock, including the Series A convertible preferred stock.

         Under Delaware law, cash dividends on capital stock may only be paid from "surplus" or, if there is no "surplus," from the corporation's net profits for the then current or the preceding fiscal year. Unless we continue to operate profitably, our ability to pay cash dividends on the preferred stock would require the availability of adequate "surplus," which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the preferred stock, we may not have sufficient cash to pay dividends on the preferred stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         We derived the following selected consolidated financial data from our consolidated financial statements for the years ended December 31, 2005 and 2004, which have been audited by Cowan, Gunteski & Co., P.A., and our independent auditors. In the opinion of management, the audited financial data for the years ended December 31, 2005 and 2004 includes all adjustments (consisting of any normal recurring adjustments) necessary to present the financial data for such periods. As adjusted data assumes the receipt of $9,050,000 in net proceeds. Historical results are not necessarily indicative of the results to be expected in the future. You should read the selected consolidated financial data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.



                  [remainder of page intentionally left blank]

                    Consolidated Statement of Operations Data

                                                   Years Ended December 31,

                                                    2005            2004

                                                                (Audited and
                                                 (Audited)        Restated)
                                                ------------    ------------
REVENUES

  Sale of Real Property                         $  3,685,338    $  2,369,564

  Collections on Credit Card Receivables           3,633,945       1,726,356
  Interest Income - Tax Certificates Held and
Other                                                782,461         260,269
                                                ------------    ------------


    Total Revenues                                 8,101,744       4,356,189
                                                ------------    ------------

OPERATING EXPENSES

  Cost of Real Property                            3,326,021       2,278,592

  Consulting Fees                                         --         416,287

  Professional Fees                                1,992,362       1,006,337

  Loss on Extinguishment of Debt                          --       2,859,307

  General and Administrative Expenses              1,121,724         353,994
                                                ------------    ------------


      Total Operating Expenses                     6,465,620       6,914,517
                                                ------------    ------------


    Income (Loss) from Operations                  1,636,124      (2,558,328)
                                                ------------    ------------

OTHER INCOME (EXPENSE)

  Interest Expense                                  (760,674)       (338,525)

  Other Income                                            --              --
                                                ------------    ------------


       Total Other Income (Expense)                 (760,674)       (338,525)
                                                ------------    ------------


Income (Loss) Before Tax Provision                   875,450      (2,896,853)


Provision for Income Taxes                           401,583        (191,698)
                                                ------------    ------------

Net Income (Loss)                               $    473,867    $ (2,705,155)
                                                ============    ============


Weighted Average Common Shares - Basic            15,947,618      27,047,005
                                                ============    ============

Net Income (Loss) per Common Share - Basic      $       0.03    $      (0.10)
                                                ============    ============


Weighted Average Common Shares - Diluted          19,915,704      36,451,226
                                                ============    ============

Net Income (Loss) per Common Share - Diluted    $       0.02    $      (0.07)
                                                ============    ============

                         Consolidated Balance Sheet Data


                                       December 31,   December 31,  December 31, 2005

                                           2005            2004       As Adjusted

                                         (Audited)      (Audited)
                                       ------------   ------------   ------------
  Cash and Cash Equivalents            $     90,624   $  1,423,123   $  2,890,624
================================================================================
  Property Inventory Owned
                                          6,439,240      2,150,860      7,689,240

  Consumer Receivables                   17,758,661      3,237,852     22,758,661

     Total Assets                      $ 25,574,430   $  8,792,901   $ 34,624,430
================================================================================

    Total Liabilities
                                         17,135,411        986,444     17,135,411
                                       ------------   ------------   ------------

  Total Stockholders' Equity (Deficit)    8,439,019      7,806,457     17,489,019
================================================================================

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this prospectus.

Restatement

         We have previously restated the consolidated financial statements for the year ended December 31, 2004. The restatement consisted of an adjustment to include a loss on debt extinguishment recorded in the third quarter of 2004 to comply with APB 26, "Early Extinguishment of Debt." The restatement had no impact on net cash used in operating activities in the statement of cash flows for the year ended December 31, 2004.

         The addition of the loss on debt extinguishment resulted from the need to apply the accounting principles in paragraph 20 of APB 26 in determining the difference between the reacquisition price and the net carrying amount of the extinguished debt related to the August 12, 2004 exchange in which $3,676,252 in outstanding debt was exchanged for 4,084,724 shares of our common stock at $0.90 per share. After further evaluation, we determined that APB 26 requires that a loss be computed using the August 12, 2004 OTCBB market price of $1.60 for VCYA.OB common stock, resulting in a non-cash loss of $2,859,307 due to the difference between the $1.60 OTCBB market price and the $0.90 per share used in the negotiated exchange. This loss generates a permanent timing difference between book and tax reporting.

         As a result of the prior 2004 year restatement, we have adjusted the beginning balances for both additional paid in capital and retained earnings (deficit). The effect of this adjustment was an increase in additional paid in capital of $2,859,307 and a decrease to retained earnings (deficit) of ($2,859,307). The restatement had no impact on our net income, earnings per share, cash position and revenue for the year ended December 31, 2005.

Overview

         Velocity, previously known as Tele-Optics, Inc., was organized in the State of Delaware in December 1986. We were inactive until February 3, 2004, when we acquired STB, Inc., a New Jersey corporation. Since that acquisition, we have engaged in the business of acquiring, managing and servicing distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates. The business is carried on by our three wholly-owned subsidiaries: Velocity Investments, LLC, which invests in non-performing consumer debt purchased on the secondary market at a discount from face value and then liquidates these debt portfolios through legal collection means; J. Holder, Inc., which invests in distressed real property interests, namely, real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title; and VOM, LLC, which invests in New Jersey municipal tax liens with the focus on realization of value through legal collection and owned real estate opportunities presented by the current tax environment.

         Our consumer receivable portfolios are purchased at a discount from the amount actually owed by the obligor. Our interests in distressed real property are purchased following an extensive due diligence process concerning the legal status of each property and a market analysis of the value of the property or underlying property. Our tax lien certificates are purchased at a discount from par following a due diligence analysis similar to that performed in connection with the purchase of interests in distressed real property. Our profitability as a company depends upon our ability to purchase and collect on a sufficient volume of our consumer receivables, the sale of our interests in distressed real property and the collection of taxes and accrued interest on our tax lien certificates to generate revenue that exceeds our cost.

Critical Accounting Policies

         Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the fair value of finance contract receivables and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates, including those related to the recognition of revenue, future estimated cash flows and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. We believe the following critical accounting policies affect the significant judgment and estimates used in the preparation of our consolidated financial statements.

Purchased Receivable Portfolios and Revenue Recognition

         We purchase pools of consumer receivable accounts at a substantial discount from their face amounts which are usually discounted from 75% to 97% and are recorded at our acquisition cost. The pools of consumer receivables contain accounts that have experienced deterioration of credit quality between origination and our acquisition of the consumer receivable portfolios. The discounted amount paid for a pool of consumer receivable accounts reflects our determination that it is probable we will be unable to collect all amounts due according to the contractual terms of the accounts. At acquisition, we review the consumer receivable accounts in the portfolio to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that we will be unable to collect all amounts due according to the contractual terms of the accounts. If both conditions exist, we determine whether each such loan is to be accounted for individually or whether such receivables will be assembled into static pools based on common risk characteristics. We consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each acquired portfolio of consumer receivable accounts and subsequently aggregated pools of consumer receivable accounts. We determine the excess of the pool's scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted based on our proprietary acquisition models. The remaining amount, representing the excess of the loan's cash flows expected to be collected over the amount paid, is accreted into income recognized on finance receivables over the remaining life of the loan or pool.

         Prior to January 1, 2005, we accounted for our investment in consumer receivables using the interest method under the guidance of Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." In accordance with Practice Bulletin 6, revenue was recognized based on our anticipated cash collections and the estimated rate of return over the useful life of the pool. Effective January 1, 2005, we adopted and began to account for our investment in consumer receivables using the interest method under the guidance of American Institute of Certified Public Accountants Statement of Position 03-03, "Accounting for Loans or Certain Securities Acquired in a Transfer." For portfolios of consumer receivables acquired in fiscal years beginning prior to December 15, 2004, Practice Bulletin 6 is still effective; however, Practice Bulletin 6 was amended by Statement of Position 03-03. For portfolios of consumer receivables acquired in fiscal years beginning after December 15, 2004, Statement of Position 03-03 is effective. In accordance with Statement of Position 03-03 (and the amended Practice Bulletin 6), revenue is recognized based on our anticipated gross cash collections and the estimated rate of return over the useful life of the pool.

         We believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated and, therefore, we utilize the interest method of accounting for our purchased receivables prescribed by Statement of Position 03-03 (and the amended Practice Bulletin 6). Such belief is predicated on our historical results and our knowledge of the industry. Each static pool of receivables is statistically modeled to determine its projected cash flows based on historical cash collections for pools with similar risk characteristics. Statement of Position 03-03 (and the amended Practice Bulletin
6) requires that the accrual basis of accounting be used at the time the amount and timing of cash flows from an acquired portfolio can be reasonably estimated and collection is probable.

         Where the future cash collections of a portfolio cannot be reasonably estimated we use the cost recovery method as prescribed under Statement of Position 03-03 (and the amended Practice Bulletin 6). Under the cost recovery method, no revenue is recognized until we have fully collected the initial acquisition cost of the portfolio. We have no consumer receivable portfolios under the cost recovery method.

         Under Statement of Position 03-03 (and the amended Practice Bulletin
6), to the extent there are differences in actual performance versus expected performance, increases in expected cash flows should be recognized prospectively through adjustment of internal rate of return while decreases in expected cash flows should be recognized as impairment. Under both the guidance of Statement of Position 03-03 and the amended Practice Bulletin 6, when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the internal rate of return and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, Statement of Position 03-03 requires that the expected decrease be recognized as an impairment by decreasing the carrying value of the affected pool (rather than lowering the internal rate of return) so that the pool will amortize over its expected life using the original internal rate of return.

         Generally, these portfolios are expected to amortize over a five year period based on our estimated future cash flows. Historically, a majority of the cash we ultimately collect on a portfolio is received during the first 36 months after acquiring the portfolio, although additional amounts are collected over the remaining period. The estimated future cash flows of the portfolios are re-evaluated quarterly.

         The internal rate of return is estimated and periodically recalculated based on the timing and amount of anticipated cash flows using our proprietary collection models. A pool can become fully amortized (zero carrying balance on the balance sheet) while still generating cash collections. In this case, all cash collections are recognized as revenue when received. Additionally, we use the cost recovery method when collections on a particular pool of accounts cannot be reasonably predicted. Under the cost recovery method, no revenue is recognized until we have fully collected the cost of the portfolio, or until such time that we consider the collections to be probable and estimable and begin to recognize income based on the interest method as described above.

         We establish valuation allowances for all acquired consumer receivable portfolios subject to Statement of Position 03-03 to reflect only those losses incurred after acquisition (that is, the present value of cash flows initially expected at acquisition that are no longer expected to be collected). Valuation allowances are established only subsequent to acquisition of the loans. At December 31, 2005, we had no valuation allowance on our finance receivables. Prior to January 1, 2005, if estimated future cash collections would be inadequate to amortize the carrying balance, an impairment charge would be taken with a corresponding write-off of the receivable balance.

         Application of Statement of Position 03-03 (and the amended Practice Bulletin 6) requires the use of estimates to calculate a projected internal rate of return for each pool. These estimates are based on historical cash collections. If future cash collections are materially different in amount or timing than projected cash collections, earnings could be affected either positively or negatively. Higher collection amounts or cash collections that occur sooner than projected cash collections will have a favorable impact on yield and revenues. Lower collection amounts or cash collections that occur later than projected cash collections will have an unfavorable impact on internal rate of return and revenues.

Stock Based Compensation

         We have adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" effective December 2002. SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results. Additionally, regarding the treatment of non-employee stock based compensation, we have followed the guidance of EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

Results of Operations

         Comparison of the Fiscal Year Ended December 31, 2005 to the Fiscal Year Ended December 31, 2004.

         Revenues in the fiscal year ended December 31, 2005 were $8,101,744, as compared to $4,356,189 in the fiscal year ended December 31, 2004, representing an 86.0% increase. The increase in revenues was primarily attributable to an increase in collections on consumer receivables at our Velocity Investments subsidiary. Revenues from the sale of real property, the collection of consumer receivables and the collection of taxes and interest derived from tax lien certificates owned by us represented approximately 45.5%, 44.8% and 9.7% of our revenues, respectively, during fiscal 2005 as compared to 54.4%, 39.6%, and 6.0% during fiscal 2004. Although management believes that the mix of revenues on a comparative basis will vary from reporting period to reporting period partly as a result of factors beyond its control, such as maturity dates, court decisions and other similar events that affect the timing of revenue recognition, we also believe that the increase in consumer receivables revenues in fiscal 2005 is reflective of the continued growth in our consumer receivables business. It is anticipated that such growth will be accelerated over time as a result of Velocity Investments $12.5 million credit facility which can be used exclusively to purchase additional consumer receivable portfolios.

         Comparison of the Fiscal Year Ended December 31, 2004 to the Fiscal Year Ended December 31, 2003.

         Revenues in the fiscal year ended December 31, 2004 were $4,356,189, as compared to $4,006,874 in the fiscal year ended December 31, 2003, representing an 8.6% increase. The increase in revenues was primarily attributable to an increase in collections on consumer receivables at our Velocity Investments subsidiary. Revenues from the sale of real property, the collection of consumer receivables and the collection of taxes and interest derived from tax lien certificates owned by us represented approximately 54.4%, 39.6% and 6.0%, respectively, during fiscal 2004 as compared to 84.8%, 7.4%, and 7.8% during fiscal 2003. Although management believes that the mix of revenues on a comparative basis will vary from reporting period to reporting period partly as a result of factors beyond its control, such as maturity dates, court decisions and other similar events that affect the timing of revenue recognition, it also believes that the increase in consumer receivables revenues in fiscal 2004 is reflective of the continued growth in its consumer receivables business. It is anticipated that such growth will be accelerated over time as a result of the Velocity Investments $12.5 million credit facility obtained in January 2005 and amended in February 2006 which can be used exclusively to purchase additional consumer receivable portfolios.

Operating Expenses

         Comparison of the Fiscal Year Ended December 31, 2005 to the Fiscal Year Ended December 31, 2004.

         Total operating expenses for the fiscal year ended December 31, 2005 were $6,465,260, as compared to $6,914,517 during the fiscal year ended December 31, 2004. The decrease in total operating expenses was primarily attributable to a non-cash loss on early extinguishment of debt of $2,859,307 in the three month period ended September 30, 2004. General and administrative expenses increased in fiscal 2005 as a result of our increasing collection fees and lien searches for Velocity Investments and the expansion of operations.

         Comparison of the Fiscal Year Ended December 31, 2004 to the Fiscal Year Ended December 31, 2003.

         Total operating expenses for the fiscal year ended December 31, 2004 were $6,914,517, as compared to $3,711,349 during the fiscal year ended December 31, 2003. The increase in total operating expenses was primarily attributable to a non-cash loss on early extinguishment of debt of $2,859,307 in the three month period ended September 30, 2004. General and administrative expenses increased in fiscal 2004 as a result of our increasing collection fees and lien searches for Velocity Investments and the commencement of payroll.

Other Income (Expense)

         Comparison of the Fiscal Year Ended December 31, 2005 to the Fiscal Year Ended December 31, 2004.

         Interest expense in the fiscal year ended December 31, 2005 was $760,674, as compared to $338,525 in the fiscal year ended December 31, 2004, representing a 124.7% increase. The increase in interest expense was primarily attributable to increases in long term borrowings, specifically with respect to the acquisition of a single property in Melbourne, Florida. During fiscal 2004 and fiscal 2005, we recognized no other income.

         Comparison of the Fiscal Year Ended December 31, 2004 to the Fiscal Year Ended December 31, 2003.

         Interest expense in the fiscal year ended December 31, 2004 was $338,525, as compared to $329,740 in the fiscal year ended December 2003, representing a 2.7% increase. The increase in interest expense was primarily attributable to increases in long term borrowings. During fiscal 2004, we recognized no other income as compared to other income of $67,450 in fiscal 2003, all of which was derived from other J. Holder operations.

Net Income (Loss)

         Comparison of the Fiscal Year Ended December 31, 2005 to the Fiscal Year Ended December 31, 2004.

         Net income for the fiscal year ended December 31, 2005 was $473,867, as compared to net loss for the fiscal year ended December 31, 2004 of $2,705,155.

The net loss in fiscal year 2004 was primarily attributable to a non-cash loss on early extinguishment of debt of $2,859,307 in the three month period ended September 30, 2004. The increase in net income in fiscal year 2005 is primarily attributable to the expansion of operations at the Velocity Investments subsidiary.

         Comparison of the Fiscal Year Ended December 31, 2004 to the Fiscal Year Ended December 31, 2003.

         Net loss for the fiscal year ended December 31, 2004 was $2,705,155, as compared to net income for the fiscal year ended December 31, 2003 of $30,668. The net loss was primarily attributable to a non-cash loss on early extinguishment of debt of $2,859,307 in the three month period ended September 30, 2004.

Liquidity and Capital Resources

         At December 31, 2005, the Company had approximately $90,624 in cash and cash equivalents and trade accounts payable in the amount of $376,729. Management believes that the revenues expected to be generated from operations, the Company's line of credit and the proceeds of convertible debenture financing discussed below, will be sufficient to finance operations for the foreseeable future.

         In order to expand operations by, among other things, purchasing additional portfolios of distressed receivables, we have been seeking to raise additional capital by way of the sale of equity securities, debt instruments and obtaining a bank line of credit. From October 2004 through January 3, 2005, we raised an aggregate of $3,363,529.50 (approximately $3,100,000 after deducting expenses and commissions associated with the sale) of additional equity capital by the sale of 2,242,353 units of its securities in private placement. Each unit is comprised of one share of our common stock and a warrant to purchase one-fifth of a share of our common stock for $2.50 per share exercisable for a period of five years.

         On January 27, 2005, Velocity Investments entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc., a California corporation, in which Wells Fargo Foothill agreed to provide Velocity Investments with a two year $12,500,000 senior credit facility to finance the acquisition of individual pools of unsecured consumer receivables that are approved by Wells Fargo Foothill under specific eligibility criteria set forth in the Loan and Security Agreement.

         Simultaneous with the Loan and Security Agreement, the following agreements were also entered into with Wells Fargo Foothill: a Continuing Guaranty, in which we unconditionally and irrevocably guaranteed Velocity's obligations under the Loan and Security Agreement; a Security and Pledge Agreement, in which we pledged all of our assets to secure the credit facility, including, but not limited to, all of our stock ownership of J. Holder and all our membership interests in Velocity Investments and VOM; and a Subordination Agreement, in which all sums owing to us by Velocity Investments as an intercompany payable for advances or loans made or property transferred to Velocity Investments will be subordinated to the credit facility to the extend that such sums, when added to Velocity Investment's membership interest in the parent does not exceed $3,250,000. In addition, three of our executive officers, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., provided joint and several limited guarantees of Velocity Investment's obligations under the Loan and Security Agreement.

         On February 27, 2006, Velocity entered into a First Amendment to the Loan and Security Agreement, pursuant to which, Wells Fargo Foothill extended the credit facility until January 27, 2009 and agreed to increase the advance rate under the senior credit facility to 67.5% (up from 60%) of the purchase price of individual pools of unsecured consumer receivables that are approved by the lender. Under the First Amendment to the Loan and Security Agreement, Wells Fargo Foothill also agreed to reduce the interest rate on the loan from 3.50% above the prime rate of Wells Fargo Bank, N.A. to 2.50% above such prime rate. In addition, the amortization schedule for each portfolio has been extended from twenty-four to thirty months. Wells Fargo Foothill also agreed to reduce the personal limited guarantees from $1,000,000 to $500,000.

         Use of the senior credit facility is subject to Velocity Investments complying with certain restrictive covenants under the Loan and Security Agreement, including but not limited to: a restriction on incurring additional indebtedness or liens; a change of control of Velocity Investments; a restriction on entering into transactions with affiliates outside the course of Velocity Investment's ordinary business; and a restriction on making payments to us in compliance with the Subordination Agreement. In addition, Velocity Investments has agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on Wells Fargo Foothill financed portfolios, and, until Velocity Investment's member's equity equals or exceeds $3,250,000, Velocity Investments has agreed to maintain at least $3,250,000 in member's equity and subordinated debt. We have also agreed to maintain at least $6,000,000 in stockholder's equity and subordinated debt for the duration of the facility.

         On April 15, 2005, we sold three promissory notes in the principal amount of $100,000, $150,000 and $100,000 each to three accredited investors in a private placement. Each of the notes bears interest at the rate of 7% per annum and interest is payable in quarterly installments commencing June 30, 2005. The entire principal of each note is payable on April 15, 2007.

         On October 5, 2005, we sold two promissory notes in the principal amount of $60,000 and $70,000, each to a related party entity. Each of the notes bears interest at the rate of 7% per annum and principal and accrued interest is payable on October 5, 2006.

         On October 27, 2005, we and our wholly owned subsidiary, J. Holder, Inc., entered into a Securities Purchase Agreement with an institutional investor relating to a sale of 10% Secured Convertible Debenture, due April 27, 2007, in the aggregate principal amount of $1.8 million, and an associated common stock purchase warrant to purchase 200,000 shares of our common stock at an exercise price of $3.10 per share. Proceeds from the financing ($1,780,000) have been used primarily for working capital purposes including, but not limited to, the purchase of distressed real property interests and distressed consumer receivable portfolios.


Trends

         As a result of our line of credit and convertible debenture financing, we anticipate that we will incur significant increases in interest expense offset, over time, by expected increased revenues from consumer receivable portfolios purchased utilizing funds under such line of credit. No assurance can be given that the expected revenues from such purchased portfolios will exceed the additional interest expense. We are not presently aware of any other known trends that may have a material impact on its revenues. We do not believe that the recent increases in interest rates, and the anticipated continuing gradual increases in interest rates, has had or will have a material adverse affect upon our business.

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                                    BUSINESS

General

         Since February 3, 2004, when we acquired STB, Inc., a New Jersey corporation, we have engaged in the acquiring, managing, collecting and servicing of distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, through three wholly-owned subsidiaries:

         Velocity Investments, LLC, which was formed in 2002, invests in consumer receivable portfolios purchased on the secondary market at a discount from face value and then seeks to liquidate interests contained within these portfolios through legal collection means.

         J. Holder, Inc., which was formed in 1998, invests in interests in distressed real property, namely, real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title with the goal of re-selling the property or perfecting the partial interest and/or clouded title for resale. These investments are made following an extensive due diligence analysis of the legal status of the property and a market analysis of the property's value. The average holding period for J. Holder's properties is six months.

         VOM, LLC, which was formed in 2002, invests in New Jersey municipal tax lien certificates. VOM purchases tax lien certificates on the secondary market which allows VOM to perform its due diligence on a static pool of assets to determine what discount to par VOM is willing to offer as a purchase price. The average purchase price paid for a tax lien certificate on the secondary market is a 95% discount to the assessed value of the individual property. VOM creates returns by liquidating the portfolio while capitalizing upon opportunities presented by the current tax lien environment to acquire the underlying real properties that are the subject of the tax liens.

History

         We were incorporated in Delaware under the name Tele-Optics, Inc. in December 1986 for the purpose of acquiring all of the common stock of Lenzar Optics, Inc. That company was then engaged in the development, manufacture and marketing of a variety of optical, electronic and electro-optical products for use in the medical and defense industries. In September 1991, we sold all of our assets related to Lenzar's operations to a third party. Since that sale and until February 3, 2004, when we acquired STB, Inc., a New Jersey corporation, we had virtually no active business operations. On November 21, 1997, new investors, including our management immediately prior to the acquisition of STB, purchased approximately sixty-two (62%) percent of our then issued and outstanding common stock. Between November 21, 1997 and February 3, 2004, those investors and others provided additional funds in the form of equity investment and loans to ensure our viability and permit us to continue our limited operations and pursue business opportunities.

         On February 3, 2004, we entered into and consummated an Agreement and Plan of Merger by and among our wholly-owned subsidiary, TLOP Acquisition Company, L.L.C., a New Jersey limited liability company, STB and the stockholders of STB, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. In accordance with the terms of the merger agreement, on that date, STB was merged with and into TLOP Acquisition, and we issued to the stockholders of STB, in exchange for all of the common stock of STB issued and outstanding: (a) an aggregate of 6,129,424 shares of our common stock, (b) the right to receive an aggregate of 1,808,077 additional shares of our common stock upon amendment of our certificate of incorporation to increase the total number of shares of capital stock that we are authorized to issue, and (c) warrants to purchase during a period of five years an aggregate of 2,437,000 shares of our common stock at an exercise price of $1.04 per share. The 6,129,424 shares of our common stock issued to the former stockholders of STB represented approximately 80% of the then total issued and outstanding shares of our common stock. The merger agreement also provided that upon amendment of our certificate of incorporation to authorize us to issue a series of preferred stock having certain terms and conditions, John C. Kleinert would convert all of the debt owed by us to him, including debt under a line of credit and other secured loans, into shares of such preferred stock. Mr. Kleinert has since converted all of the debt owed by us to him into shares of our common stock.

         In connection with the merger with STB, we completed a private placement to an unrelated accredited investor of 562,500 shares of common stock and a warrant exercisable for a period of five years to purchase an aggregate of 562,500 shares of our common stock at an exercise price of $1.04 per share in exchange for an aggregate cash consideration of $500,000.

         Effective April 8, 2004, we amended our certificate of incorporation to: (a) change our corporate name to Velocity Asset Management, Inc., (b) effect a one-for-thirteen reverse split of our then issued and outstanding shares of common stock, and (c) change the total authorized shares of our capital stock to 50,000,000 shares, of which 40,000,000 are classified as common stock, par value $0.001 per share, and 10,000,000 are classified as preferred stock, par value $0.001 per share; issuable in such series with such powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as our board of directors may fix from time to time by resolution or resolutions. As a result of such amendment, we had sufficient authorized shares of common stock to enable us to issue to the former stockholders of STB the additional shares of common stock and warrants as provided in the merger agreement, and we have effected such issuances. Except as otherwise noted, all share and per share data set forth in this prospectus gives effect to the one-for-thirteen reverse split.

Industry Overview

         The purchase and liquidation of distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates is a growing industry that is driven by many factors including:

         o        increasing levels of debt;

         o        increasing defaults of the underlying receivables;

         o increasing utilization of third-party providers to collect such receivables;

         o fluctuating employment environment exacerbated by overseas outsourcing;

         o challenged municipal governments raising property taxes to bridge budgetary gaps;

         o increasing values in a real estate market driven by high refinancing activity as a means to maintain lifestyles; and

         o mounting debt and pressure on banks and financial institutions to remove nonperforming or unattractive assets from their balance sheets.

         According to a U.S. Federal Reserve release dated November 2005, consumer debt was $2.2 trillion and increasing at an annual rate of 3.25% as of September 2005. We believe that as a result of the difficulty in collecting certain of these receivables and the desire of originating institutions to focus on their core businesses and to generate revenue from these receivables, originating institutions are increasingly electing to sell these portfolios.

Strategy

         Our primary objective is to utilize our management's experience and expertise to effectively grow our business by identifying, evaluating, pricing and acquiring distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, and maximizing the return on such assets in a cost efficient manner. Our strategy includes:

         o managing the legal collection and servicing of our receivable portfolios;

         o managing the acquisition and disposal of interest in distressed real property and tax lien certificates;

         o conducting extensive internal due diligence to ensure our third party servicers are provided with the most complete available information on a portfolio in order to maximize collections;

         o        outsourcing the legal collection processes;

         o expanding geographically while maintaining the same management of the legal collection and servicing of receivable portfolios;

         o increasing and expanding financial flexibility and leverage through increased capital lines of credit;

         o capitalizing on our strategic relationships to identify and acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates; and

         o expanding our business through the purchase of consumer receivables, interests in distressed real property and tax lien certificates from new and existing sources.

         We believe that as a result of our management's experience and expertise, and the fragmented yet growing market in which we operate, we are well-positioned to implement our strategy.

         Additionally, in 2005 we continued to grow our business generally while emphasizing the expansion of the business of Velocity Investments by acquiring additional consumer receivable portfolios, including multi-state consumer receivables. Until December 2004, when we acquired our first multi-state portfolio, all receivables owned by Velocity Investments were from obligors in New Jersey. Since December 2004, we have purchased portfolios with receivables from obligors in New York, Massachusetts, Delaware, Maryland, Georgia, Alabama, Arkansas, Connecticut, Indiana, Ohio, Tennessee, Michigan, Colorado, Oregon, Wisconsin, Illinois, Kentucky, Minnesota, Rhode Island, Virginia, Hawaii, Wyoming, Florida, Pennsylvania, California and Missouri.

Consumer Receivables Purchase Program

         We purchase consumer receivable portfolios that include charged-off receivables, semi-performing receivables and performing receivables. We identify potential portfolio acquisitions on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of receivable portfolios and other sources.

         Historically, Velocity Investments has acquired receivable portfolios with face amounts ranging from $225,000 to approximately $17 million at purchase prices ranging from $0.043 to $0.25 of such face amounts.

         The following table summarizes our historical portfolio purchase price and cash collections as of December 31, 2003, 2004 and 2005. (All dollar amounts in thousands)

                       Aggregate Initial         No. of                          Cumulative       Gross Cash
    Reporting             Outstanding           Portfolios       Cumulative        Gross          Collections
     Period             Principal Amount        Purchased          Price         Collections      Per Period
----------------------------------------------------------------------------------------------------------------
    12/31/2003              11,498                  5             $ 2,038            $  446           $  446
    12/31/2004              21,008                 15             $ 3,489            $2,596           $2,150
    12/31/2005             154,112                 37             $14,551            $8,001           $5,405

         We utilize our relationships with brokers, servicers and sellers of consumer receivable portfolios to locate consumer receivable portfolios for purchase. Our senior management is responsible for:

         o coordinating due diligence, including in some cases on-site visits to the seller's office;

         o        stratifying and analyzing the portfolio characteristics;

         o        valuing the portfolio;

         o        preparing bid proposals;

         o        negotiating pricing and terms;

         o        closing the purchase; and

         o coordinating the receipt of account documentation for the acquired portfolios.

         The seller or broker typically supplies us with either a sample listing or the actual portfolio being sold on a compact disk, a diskette or other form of media. We analyze each receivable portfolio to determine if it meets our purchasing criteria. We may then prepare a bid or negotiate a purchase price. If a purchase is completed, senior management monitors the portfolio's performance and uses this information in determining future buying criteria and pricing.

         We purchase consumer receivables at substantial discounts from the balance actually owed by the obligors. We determine how much to bid on a portfolio and a purchase price by evaluating many different variables, such as:

         o the number of collection agencies previously attempting to collect the receivables in the portfolio;

         o        the average balance of the receivables;

         o        the age of the receivables;

         o        number of days since charge-off;

         o        payments made since charge-off; and

         o        the locations of the obligors.

         Once a consumer receivable portfolio has been identified for potential purchase, we prepare quantitative analyses to analyze the potential collectibility of the portfolio. We also analyze the portfolio by comparing it to similar portfolios previously acquired by us. In addition, we perform qualitative analyses of other matters affecting the value of portfolios, including a review of the delinquency, charge off, placement and recovery policies of the originator as well as the collection authority granted by the originator to any third party collection agencies, and, if possible, by reviewing their recovery efforts on the particular portfolio. After these evaluations are completed, members of our senior management discuss the findings, decide whether to make the purchase and finalize the price at which we are willing to purchase the portfolio.

         We purchase most of our consumer receivable portfolios directly from originators and other sellers including, from time to time, auction type sales in which sellers of consumer receivables seek bids from several pre-qualified debt purchasers. In order for us to consider a potential seller as a source of receivables, a variety of factors are considered. Sellers must demonstrate that they have:

         o        adequate internal controls to detect fraud;

         o        the ability to provide post-sale support; and

         o        the capacity to honor buy-back and return warranty requests.

         Under our portfolio purchase agreements, the sellers provide an account file listing the accounts as of a specified cut-off date that are being purchased. Generally, our portfolio purchase agreements provide that we can return certain accounts to the seller. However, in some transactions, we may acquire a portfolio with few, if any, rights to return accounts to the seller. After acquiring a portfolio, we conduct a detailed analysis to determine which accounts in the portfolio should be returned to the seller. Although the terms of each portfolio purchase agreement differ, examples of accounts that may be returned to the seller include:

         o        debts paid prior to the cutoff date;

         o debts in which the obligor filed bankruptcy prior to the cutoff date; and

         o debts in which the obligor was deceased prior to the cutoff date.

         We generally use third-parties to determine bankrupt and deceased obligors, which allows us to focus our resources on portfolio collections. Under a typical portfolio purchase agreement, the seller refunds the portion of the purchase price attributable to the returned accounts or delivers replacement receivables to us. Occasionally, we will acquire a well-seasoned portfolio at a reduced price from a seller that is unable to meet all of our purchasing criteria. When we acquire such portfolios, the purchase price is discounted beyond the typical discounts we receive on the portfolios we purchase that meet our purchasing criteria.

Consumer Receivables Servicing

         Our objective is to maximize our return on investment on acquired consumer receivable portfolios. Consequently, before acquiring a portfolio, we analyze the various assets contained in the portfolio to determine how to best maximize collections in a cost efficient manner. If we acquire the portfolio, we can then promptly process the receivables that were purchased and commence the collection process. Unlike collection agencies that typically have only a specified period of time to recover a receivable, as the portfolio owners we have significantly more flexibility in establishing payment programs and establishing customized policies and procedures.

         Once a portfolio has been acquired, we download all receivable information provided by the seller into our account management system and reconcile certain information with the information provided by the seller in the purchase contract. We then conduct additional due diligence on the portfolio to augment the information provided by the seller and download such information into our account management system. We send notification letters to obligors of each acquired account explaining, among other matters, our new ownership and asking that the obligor contact us or our servicers to make payment arrangements.

         We outsource all of the legal collection process of our receivables to third party law firms based on specific guidelines established by senior management and set forth in a third-party servicing contract. Each third-party law firm to whom we might outsource receivable servicing is selected from an industry law list with an accredited bond, has compatible information technology systems and meets certain other specific criteria. Our standard form of servicing contract provides for the payment to the law firm of a contingency fee equal to 25% of all amounts collected and paid by the debtors. Once a group of receivables is sent to a third-party servicer, our management actively monitors and reviews the servicer's performance on an ongoing basis. Our management receives detailed analyses, including collection activity and portfolio performance, from our internal servicing department to assist it in evaluating the results of the efforts of the third-party law firm. Based on portfolio performance guidelines, our management may move certain receivables from one third-party servicer to another if it anticipates that this will result in an increase in collections. Until December 2004, all of our receivables were from obligors in New Jersey and we employed the law firm of Ragan & Ragan, P.C. to service those receivables. We expect to continue to use Ragan & Ragan, P.C. with respect to our receivables in New Jersey until such time either (i) our agreement with Ragan & Ragan, P.C. terminates; or (ii) the consumer receivables portfolios in New Jersey increases beyond the capacity of Ragan & Ragan, P.C. Our current agreement with respect to consumer receivables portfolios with Ragan & Ragan P.C. is for a one year period commencing January 1, 2005, and automatically extends for additional periods of one year each unless terminated by us. The agreement provides for the payment to such firm of a contingency fee equal to 25% of all amounts collected and paid by the obligors. The shareholders of Ragan & Ragan, P.C. are W. Peter Ragan, Sr., our Vice President and a Director, and W. Peter Ragan Jr., President of our wholly-owned subsidiary, Velocity Investments LLC.

         From time to time we may resell certain accounts in our pool of consumer receivables that we have deemed uncollectible in order to generate revenue.

Distressed Real Property Program

         We acquire interests in distressed real property, namely, real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, judgment liens, partial interests in real property and real property with clouded title. Properties and property interests are purchased mainly at publicly advertised judicial and non-judicial auction sales. Purchases of real property are mainly in New Jersey. However, we have also purchased six properties in Indiana through a Bankruptcy Court auction sale conducted in Atlanta, Georgia. It is anticipated that as we expand, we will acquire properties in other geographic locations. Some property interests are purchased through referrals from independent contractor finders who are paid a varying commission of the net profit, if any, at the time of the disposal of the asset to a third party transferee (not upon acquisition). There are currently no policies limiting the percentage of assets that can be invested in one investment and no limitations on the number or amount of mortgages which may be placed on any one piece of property. Our subsidiary, J. Holder, Inc., has entered into a retainer agreement with the law firm of Ragan & Ragan, P.C. and such firm has agreed to provide legal services at varying hourly rates in connection with the purchase and sale of J. Holder's interests in distressed real property with a minimum fee of $1,500 per each purchase and sale. In addition, such firm is entitled to receive a finder's fee equal to 15% of J. Holder's net profit, if any, at the time of sale of any property interest referred to us by Ragan & Ragan, P.C. The retainer agreement is for a one year period commencing January 1, 2005, and renews for successive periods of one year each unless terminated by our subsidiary.

         Senior management conducts extensive due diligence on the status of any property or property interest proposed to be acquired by us and a market analysis of the property's value before making any investment decision.

         Our average holding period for an interest in distressed real property prior to disposal has been six months which has allowed for the wind-up of any litigation, possession and rehabilitation of the property to the degree necessary for resale. To the extent possible, any rehabilitation has been limited to clean up of the premises. Sales of properties are generally made through local, but nationally affiliated, realtors using multiple listing sources. From time to time, we sell interests in distressed real property to generate revenue and to dispose of unwanted properties. Typically, at closing we pay a commission of 5% of the sales price, although incentives may be offered from time to time to expedite a particular sale.

         On June 2, 2005, J. Holder acquired a residential property in Melbourne, Florida through a joint venture with Groveland Estates, LLC, an unrelated party. The property was purchased for $3.25 million from Detroit-based Comerica Bank, which had acquired the property through a foreclosure. Acquisition financing of approximately $3.3 million was provided by a group of investors, including J. Holder, which invested approximately $125,000.00, that will be entitled to receive 10% per annum and 2.0% of the loaned amount along with a pro rata share of 20% of the net profit, if any, realized by J. Holder upon the sale of the property. Under the terms of the joint venture agreement with Groveland Estates, LLC, the investor group, including J. Holder, will be entitled to receive 100% return of all capital, including acquisition and carrying costs, plus the cost of funds. In addition, J. Holder will be entitled to receive 60% of the net profit, if any, of the proceeds of the sale of the property, 20% of which will be shared pro rata with the investor group (including J. Holder), and Groveland Estates, LLC will be entitled to receive 40% of the net profit, if any, from the sale of the property, plus 20% of the actual cost, if any, of the property's renovation, as a project management fee. In the opinion of management, the property is adequately covered by insurance. On September 21, 2005, J. Holder entered into a $1,000,000 mortgage and security agreement, the proceeds of which are being used to renovate the property. Estimated renovations are expected to cost approximately $900,000. All principal accrues interest at a fixed annual rate of 12.0% per annum and payments of accrued interest are due and payable in arrears in equal monthly payments on the outstanding principal balance of the promissory note. J. Holder is required to make monthly interest only payments of $10,000.00 until October 21, 2007 at which time all principal, accrued interest and other charges are due and payable. Although the property was appraised in March 2005 at $8.5 million, there can be no assurance that the sale of the property will result in a profit.

Tax Lien Certificate Program

         We acquire tax lien certificates at a discount to par. We acquire these in the secondary market which allows senior management to perform its due diligence on the underlying property which is the subject of the tax lien before the determination is made regarding what discount to par we are willing to offer as a purchase price. Historically, all of the tax lien certificates we have purchased have related to properties located in the State of New Jersey. We may in the future purchase tax lien certificates relating to properties in other states. Our subsidiary, VOM, LLC has entered into a retainer agreement with the law firm of Ragan & Ragan, P.C., in which such firm has agreed to provide legal services at varying hourly rates in connection with the foreclosure of tax lien certificates with a minimum fee of $1,500 per foreclosed tax lien certificate and a commission equal to 15% of VOM's net profit, if any, at the time of sale of any real property acquired by VOM upon foreclosure of a tax lien certificate.

         From time to time we sell properties acquired by foreclosure of a tax lien certificate. Sales of such properties are through local, but nationally affiliated, realtors using multiple listing services. Typically, at closing we pay a commission of 5% of the sales price, although incentives may be offered from time to time to expedite a particular sale.

Competition

         Our business of purchasing consumer receivables, interests in distressed real property and tax lien certificates is highly competitive and fragmented, and we expect that competition from new and existing companies will increase. We compete with:

         o other purchasers of consumer receivables, interests in distressed real property and tax lien certificates, including third-party collection companies; and

         o other financial services companies who purchase consumer receivables, interests in distressed real property and tax lien certificates.

         Some of our competitors are larger and more established and may have substantially greater financial, technological, personnel and other resources than we have, including greater access to capital markets. We believe that no individual competitor or group of competitors has a dominant presence in the market.

         We compete with our competitors for consumer receivable portfolios, interests in distressed real property and tax lien certificates based on many factors, including:

         o        purchase price;
         o        representations, warranties and indemnities requested;
         o        speed in making purchase decisions; and
         o        our reputation.

         Our strategy is designed to capitalize on the market's lack of a dominant industry player. We believe that our management's experience and expertise in identifying, evaluating, pricing and acquiring receivable portfolios, interests in distressed real property and tax lien certificates and managing collections coupled with our strategic alliances with third-party servicers and our sources of financing give us a competitive advantage. However, we cannot assure that we will be able to compete successfully against current or future competitors or that competition will not increase in the future.

Management Information Systems

         We believe that a high degree of automation is necessary to enable us to grow and compete with other financial services companies. Accordingly, we continually upgrade our computer software and, when necessary, our hardware to support the servicing and recovery of consumer receivables that we acquire. Our telecommunications and computer systems allow us to quickly and accurately process the large amount of data necessary to purchase and service consumer receivable portfolios. Due to our desire to increase productivity through automation, we periodically review our systems for possible upgrades and enhancements.

Government Regulation

         The relationship of obligors and creditors is extensively regulated by Federal, state and municipal laws, rules, regulations and ordinances. These laws include, but are not limited to, the following statutes and regulations: the Fair Debt Collection Practices Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Opportunity Act, the Fair Foreclosure Act and the Fair Credit Reporting Act, as well as comparable statutes in states where obligors reside and/or where creditors are located. Among other things, the laws and regulations applicable to various creditors impose disclosure requirements regarding the advertisement, application, establishment and operation of credit accounts or other types of credit programs. Federal law requires a creditor to disclose to an obligor, among other things, the interest rates, fees, grace periods and balance calculation methods associated with their accounts. In addition, obligors are entitled to have payments and credits applied to their accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit certain discriminatory practices in connection with the extension of credit. Further, state laws may limit the interest rate and the fees that a creditor may impose on obligors. Failure by a creditor to comply with applicable laws could create claims and rights of offset that would reduce or eliminate a obligor's obligations, which could have a material adverse effect on our operations. Pursuant to agreements under which we purchase receivables, we are typically indemnified against losses resulting from the failure of the creditor to have complied with applicable laws relating to the receivables prior to our purchase of such receivables.

         Certain laws, including the laws described above, may limit our ability to collect amounts owing with respect to the receivables regardless of any act or omission on our part. For example, under the Federal Fair Credit Billing Act, a credit card issuer may be subject to certain claims and defenses arising out of certain transactions in which a credit card is used if the consumer has made a good faith attempt to obtain satisfactory resolution of a problem relative to the transaction and, except in cases where there is a specified relationship between the person honoring the card and the credit card issuer, the amount of the initial transaction exceeds $50 and the place where the initial transaction occurred was in the same state as the consumer's billing address or within 100 miles of that address. Accordingly, as a purchaser of defaulted receivables, we may purchase receivables subject to valid defenses on the part of the obligor. Other laws provide that, in certain instances, obligors cannot be held liable for, or their liability is limited to $50 with respect to, charges to the credit card account that were a result of an unauthorized use of the credit card account. No assurances can be given that certain of the receivables were not established as a result of unauthorized use of a credit card account, and, accordingly, the amount of such receivables may not be collectible by us.

         Several Federal, state and municipal laws, rules, regulations and ordinances, including, but not limited to, the Federal Fair Debt Collection Practices Act and the Federal Trade Commission Act and comparable state statutes regulate debt collection activity. Although, for a variety of reasons, we may not be specifically subject to the Federal Fair Debt Collection Practices Act and certain state statutes specifically addressing third-party debt collectors, it is our policy to comply with applicable laws in our collection activities. To the extent that some or all of these laws apply to our collection activities, failure to comply with such laws could have a materially adverse effect on us.

         Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect such receivables.

         Because the receivables were originated and serviced pursuant to a variety of Federal laws by a variety of entities there can be no assurance that all original servicing entities have at all times been in substantial compliance with applicable law. Additionally, there can be no assurance that we or our servicers have been or will continue to be at all times in substantial compliance with applicable law. The failure to comply with applicable law could materially adversely affect our ability to collect our receivables and could subject us to increased costs, fines and penalties.

         We currently hold a number of licenses issued under applicable credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew licenses or to take any other required action with respect to such licenses could have a material adverse effect upon our results of operation and financial condition.

Employees

         As of April 13, 2006, we had a total of ten employees, of which seven are full time employees. Of our ten employees, four are executive officers. Most of our collection activities are outsourced or managed by corporate officers. None of our employees is employed under a collective bargaining agreement. We consider our relationship with our employees to be good.

Description of Property

         Prior to the merger with STB, we did not lease any premises for our executive or corporate offices. Following the merger, both our executive/corporate offices at 48 Franklin Turnpike, 3rd Floor, Ramsey, NJ 07746 and our business office at 3100 Route 138 West, Wall, New Jersey 07719 are located in leased space. The executive/corporate office is approximately 500 square feet and is subject to a one year lease from an unrelated third party (expiring on December 31, 2006) and has an annual lease payment of $12,000. The business office is approximately 1000 square feet and is subject to a two year lease from an unrelated third party and has an annual lease payment of $18,000.

Legal Proceedings

         In the ordinary course of our business we are involved in numerous legal proceedings. We regularly initiate collection lawsuits against consumers using our network of third party law firms. Also, consumers may occasionally initiate litigation against us in which they allege that we have violated a Federal or state law in the process of collecting on their account. We do not believe that these ordinary course matters are material to our business and financial condition.

         As of the date of this prospectus, there are presently no material pending legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is the subject and, to the best of our knowledge, no such actions against us is contemplated or threatened except as follows:

                   (1) Although no suit had been filed as of April 13, 2006, at such time a dispute had arisen between J. Holder, Inc., our wholly owned subsidiary, and W.A.C. International, Inc., a Florida corporation ("WAC"), with respect to the assignment of an undivided ten percent (10%) interest in a contract to purchase a large parcel of land located in Lake County, Florida. The approximate amount in controversy is $300,000.

                   (2) Although no suit had been filed as of April 13, 2006, at such time a dispute had arisen between J. Holder, Inc. and Groveland Estates, LLC, a Florida Limited Liability company ("Groveland"), regarding an estate home located at 700 Jordan Blass Road in Melbourne, Florida. Groveland and WAC are related entities. The approximate amount in controversy is $500,000.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Our executive officers and directors are identified in the table below:

                                             Year Became An
                                               Executive
        Name                  Age          Officer or Director                     Positions
---------------------       -------       ---------------------   -----------------------------------------------
John C. Kleinert               47                 2004            President, Chief Executive Officer and Director
                                                                  Chief Financial Officer, Chief Legal Officer
James J. Mastriani             36                 2004            Treasurer and Secretary
W. Peter Ragan, Sr.            58                 2004            Vice President and Director
                                                                  President of Velocity Investments, LLC, our
W. Peter Ragan, Jr.            35                 2004            wholly- owned subsidiary
Steven Marcus                  46                 2005            Director
Dr. Michael Kelly              53                 2005            Director
David Granatell                48                 2005            Director

There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests. None of our directors received any additional compensation for his or her services as a director. The following brief biographies contain information about our directors and our executive officers. The information includes each person's principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. Except for the relationship of Mr. Ragan, Sr. and Mr. Ragan, Jr., who are father and son, there are no family relationships known to us between the directors and executive officers. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.

John C. Kleinert earned a Bachelor of Science degree in Chemical Engineering from Princeton University in 1981. In 1982, Mr. Kleinert was hired by Goldman Sachs in New York and from 1982-1990 he traded various municipal products and was appointed head of the Municipal Trading Desk in 1991. In 1994, Mr. Kleinert was elected a general partner of the firm and served in that capacity until the end of 1997 when he retired and became a limited partner. Since retiring from Goldman Sachs and prior to his full time employment by us as president and chief executive officer, Mr. Kleinert pursued several business ventures, including managing a trading operation, JCK Investments, which invested in equities, bonds, commodities and options. He is also a co-founder of our company.

James J. Mastriani received a Bachelor of Arts degree in 1992 from Georgetown University and earned his juris doctorate from the Seton Hall University School of Law in 1997. After graduating from law school, Mr. Mastriani was in-house counsel for SBC Warburg Dillon Read Inc., providing legal advice and transactional support to the broker-dealer subsidiary of Swiss Bank Corporation. From 1998 to 2004, Mr. Mastriani practiced at the New York office of international law firm Skadden, Arps, Slate, Meagher and Flom LLP, where he was responsible for providing legal and regulatory advice to clients in the financial services and consumer finance industries.

W. Peter Ragan, Sr. received a Bachelor of Science in Marketing from LaSalle University in 1968 and earned his law degree from the Seton Hall University School of Law in 1974. Since his graduation he has practiced primarily in the area of creditor's rights. Mr. Ragan practiced with the firm of Schaefer and Crawford in Ocean Township, New Jersey, from 1974 to 1979 where he specialized in municipal law and creditor rights. From 1979 through May of 1998, Mr. Ragan was a principal of Blankenhorn & Ragan, PC, and its predecessor partnership. In May of 1998, the firm of Ragan & Ragan, P.C. was created where Mr. Ragan is presently senior partner and continues with his focus upon creditors' rights. Mr. Ragan has been a member of the New Jersey State Bar since 1974 and is also admitted to practice before the United States District Court for the District of New Jersey, United States Third Circuit Court of Appeals and the United States Supreme Court. Mr. Ragan is also a co-founder of our company.

W. Peter Ragan, Jr. earned a Bachelor of Science in Management and Marketing from Manhattan College 1992 and graduated, cum laude, from the Seton Hall University School of Law in May of 1996. In 2001, Mr. Ragan received a Masters Degree in Business Administration from Monmouth University. After Mr. Ragan's graduation from Seton Hall he was employed by Blankenhorn & Ragan, PC as a litigation associate. He has handled cases involving creditors' rights, collection and bankruptcy litigation practice. In May of 1998, Mr. Ragan became a partner in the firm Ragan & Ragan, P.C. and now manages Ragan & Ragan, P.C.'s volume collection practice. Mr. Ragan is a member of the New York and New Jersey State Bars and is also admitted to practice before the United States District of New Jersey, the United States District Court for the Southern District of New York, and the United States Third Circuit Court of Appeals. Mr. Ragan is also a co-founder of our company.

Steven Marcus joined our board of directors in November 2005. Mr. Marcus is the founder and President of Rainbow Capital, LLC, a private equity firm that sponsors private equity transactions of mature middle market companies. He founded the firm in 2001. From 1999 through 2001, Mr. Marcus was a private equity investor, sourcing and evaluating investment opportunities in primarily internet start-ups. For the previous 14 years, Mr. Marcus worked in the high yield bond market for the Donaldson, Lufkin & Jenrette, Smith Barney, Inc. and PaineWebber, Inc. Mr. Marcus has an M.B.A. in finance from the University of Duke and a B.S. in accounting from Syracuse University. Mr. Marcus is the Chairman of our Audit Committee.

Dr. Michael Kelly joined our board of directors in November 2005. Mr. Kelly has been a Director of the Insal, Scott Kelly Institute of Orthopedic and Sports Medicine in New York, New York since 1991. In 2004 Dr. Kelly was named Chairman of the Department of Orthopedic Surgery at Hackensack University Medical Center. He is also Vice President of the U.S. Knee Society, an attending orthopedic surgeon at Lenox Hill Hospital in New York, New York and has served as team physician for the New Jersey Nets franchise of the National Basketball Association for the last 5 years. Mr. Kelly is a member of our Audit Committee.

David Granatell joined our board of directors in November 2005. Mr. Granatell is an Executive Director of the privately-owned Elmwood Park, NJ based Grant Industries, Inc., a specialty manufacturer of textile chemicals and personal care raw materials, with locations in Mexico, Romania, England, China and Korea. Mr. Granatell has worked for Grant Industries since graduating from Rutgers University in 1979 and became a Partner in 1982. Mr. Granatell is a member of our Audit Committee.

Director Independence

         We believe that Steven Marcus, Dr. Michael Kelly and David Granatell qualify as independent directors as that term is defined in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A(3)(b)(1) of the Securities Exchange Act, as amended. Accordingly, our board of directors is comprised of a majority of independent directors.

Board Committees

         Our board of directors has established an audit committee, which operates under a charter that has been approved by the board of directors.

Audit Committee

         Our board of directors established an Audit Committee in December 2005, comprised of Steven Marcus, Dr. Michael Kelly and David Granatell, all of whom are independent directors as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A(3)(b)(1) of the Securities Exchange Act, as amended. Mr. Marcus serves as chairman of the committee. The board of directors has determined that Mr. Marcus is an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B.

         The Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee will perform several functions. The Audit Committee will evaluate the independence and performance of, and assess the qualifications of, our independent auditors, and engage such independent auditors. The Audit Committee will approve the plan and fees for the annual audit, review of quarterly reports, tax and other audit-related services, and approve in advance any non-audit service to be provided by the independent auditors. The Audit Committee will monitor the rotation of partners of the independent auditors on our engagement team as required by law. The Audit Committee will review the financial statements to be included in our Annual Report on Form 10-KSB and review with management and the independent auditors the results of the annual audit and our quarterly financial statements. In addition, the Audit Committee will oversee all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board. The Audit Committee will provide oversight assistance in connection with legal and ethical compliance programs established by management and the board, including Sarbanes-Oxley implementation, and will make recommendations to the board of directors regarding corporate governance issues and policy decisions.


                             EXECUTIVE COMPENSATION

Compensation

         On January 1, 2004, we entered into an employment contract with John C. Kleinert. We agreed to employ Mr. Kleinert as our President for a period of two years at an annual salary of $125,000. On the same date, our wholly-owned subsidiary, J. Holder, Inc., entered into an employment contract with Mr. Kleinert in which it agreed to employ Mr. Kleinert as its President for a period of two years at an annual salary of $50,000. No salary was paid or accrued under either employment contract until September 1, 2004, when each contract was amended to provide for the commencement of payment. Mr. Kleinert devotes all of his business time to our affairs and those of J. Holder as provided under his employment contracts. Mr. Kleinert's employment agreement with us was subsequently amended on January 1, 2006 to extend the term of the agreement for a period of two years through December 31, 2007.

         On January 1, 2004, our-wholly owned subsidiary, VOM, LLC, entered into an employment contract with W. Peter Ragan, Sr. in which it agreed to employ Mr. Ragan, Sr. as its President for a period of two years at an annual salary of $60,000. No salary was paid or accrued under such employment contract until September 1, 2004, when such contract was amended to provide for the commencement of payment. Mr. Ragan, Sr. devotes approximately 50% of his business time to the affairs of VOM and J. Holder in accordance with the terms of his employment contract. Mr. Ragan, Sr.'s employment agreement was subsequently amended on January 1, 2006 to extend the term of the agreement for a period of two years through December 31, 2007.

         On January 1, 2004, our wholly-owned subsidiary, Velocity Investments, LLC, entered into an employment contract with W. Peter Ragan, Jr. in which it agreed to employ Mr. Ragan, Jr. as its President for a period of two years at an annual salary of $60,000. No salary was paid or accrued under such employment contract until September 1, 2004, when such contract was amended to provide for the commencement of payment. Mr. Ragan, Jr. devotes approximately 50% of his business time to the affairs of Velocity Investments in accordance with the terms of his employment contract. Mr. Ragan, Jr.'s employment agreement was subsequently amended on January 1, 2006 to extend the term of the agreement for a period of two years through December 31, 2007.

         On September 8, 2004, we entered into an employment contract with James
J. Mastriani in which we agreed to employ Mr. Mastriani as our Chief Financial Officer and our Chief Legal Officer for a period of three years ending September 1, 2007 at an annual base salary of not less than $175,000, with annual increases and annual bonuses determined at the discretion of our board of directors and calculated in same manner as other executives. Additionally, we agreed to grant Mr. Mastriani equity securities pursuant to our 2004 Equity Incentive Program. The amount, type and terms of the equity securities to be granted to Mr. Mastriani will be determined by our board of directors and Mr. Mastriani. Mr. Mastriani devotes all of his business time to our affairs as provided under his employment contract.

         Our board of directors presently consists of two of our executive officers and three independent directors. We are not currently providing any compensation to such members for serving in such capacity, but anticipate compensating our independent directors commencing in the third quarter of 2006. Such compensation, however, has yet to be determined.

Compensation Pursuant to Plans

         In March 2004, we approved the 2004 Equity Incentive Program. Such program provides for the grant of incentive stock options, nonqualified stock options, restricted stock grants, including, but not limited to, unrestricted stock grants, as approved by the board or a committee of the board. Incentive stock options granted under the program are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified stock options granted under the program are intended not to qualify as incentive stock options under the Internal Revenue Code. Under the 2004 Equity Incentive Program, we cannot have any incentive options at less than 100% of the fair market value of our common stock on the date of the grant. Further, we cannot grant more than 100,000 shares or options to any one person in any year.

         The total number of shares of our common stock that may be issued under the Program upon the exercise of all option granted under the Program or the satisfaction by all recipients of all conditions necessary for the receipt of restricted stock awards and/or unrestricted stock awards may not exceed 13,000,000, of which 6,500,000 shares shall be available for issuance under incentive stock options and 6,500,000 shares shall be available for issuance under nonqualified stock options, restricted stock awards and/or unrestricted stock awards. The number of reserved shares is subject to annual increases by 15% of the excess of the number of shares outstanding compared to the number outstanding as of the adoption of the 2004 Equity Incentive Program. No awards have been made under the Program as of the date of this prospectus.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information available to us, as of April 13, 2006 with respect to the beneficial ownership of the outstanding shares of common stock and as adjusted giving effect to the sale of the shares of our series A convertible preferred stock in the offering by: (i) any holder of more than five percent (5%) of the outstanding shares; (ii) our officers and directors; and (iii) our officers and directors as a group:

                                              Number of Shares of         Percentage of Class      Percentage of Class
Name of Beneficial Owner(1)                   Common Stock Owned         Before the Offering(2)    After the Offering(3)
-------------------------------------------------------------------------------------------------------------------------
John C. Kleinert(2)(4)(7)                         9,255,323                      52.3%                    52.3%
James J. Mastriani(6)                                     0                         0%                       0%
W. Peter Ragan, Sr.(2)(5)(6)                      2,343,652                      14.4%                    14.4%
W. Peter Ragan, Jr.(2)(5)(6)                      2,343,652                      14.4%                    14.4%
Steven Marcus (4)                                         0                         0%                       0%
Dr. Michael Kelly (4)                               344,412                       2.2%                     2.2%
David Granatell (2)(8)                            1,125,000                       6.6%                     6.6%
All officers and directors as a group
   (seven persons)                               14,287,039                      89.9%                    89.9%

(1) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (1) to Item 403(b) of Regulation S-B of the Securities Exchange Act of 1934.

(2) Percentages are approximate and exclude shares issuable upon outstanding warrants and options.

(3) Does not reflect the issuance or conversion of our shares of our Series A convertible preferred stock as they are non-voting.

(4) The business address of such individual is 48 Franklin Turnpike, 3rd Fl, Ramsey, NJ.

(5) Includes 309,250 shares of common stock issuable upon the exercise of warrants at $1.04 per share which expire on February 3, 2009 issued to each of Mr. Ragan Sr. and Mr. Ragan Jr.

(6) The business address of the stockholder, director or officer, as the case may be, noted above is 3100 Rt. 138, Wall, NJ.

(7) Includes 1,718,500 shares of common stock issuable upon the exercise of warrants at $ 1.04 per share which expire on February 3, 2009.

(8) Includes 562,500 shares of common stock issuable upon the exercise of warrants at $1.04 per share which expire on February 3, 2009.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as set forth below, no transactions have occurred since the beginning of our last fiscal year or are proposed with respect to which a director, executive officer, security holder owning of record or beneficially more than 5% of any class of our securities or any member of the immediate families of the foregoing persons had or will have a direct or indirect material interest:

         1. In August 2004, effective as of June 30, 2004, we issued an aggregate of 4,084,724 shares of our common stock to three holders of $3,676,252 of Velocity's indebtedness, including our Chief Executive Officer, John C. Kleinert, in exchange for the cancellation thereof on the basis of one share per $0.90 of indebtedness.

         2. We engage Ragan & Ragan, P.C. to pursue legal collection of our receivable portfolios, interests in distressed real property and tax lien certificates. Both Messrs. Ragan, Sr. and Ragan, Jr. are partners of Ragan & Ragan, P.C. The fee arrangements between our subsidiaries and Ragan & Ragan, P.C. have been reviewed and approved by all of the members of a committee appointed by our board of directors other than Mr. Ragan, Sr. who abstained. John C. Kleinert and James J. Mastriani comprised the committee. During fiscal year 2004 and 2005, our subsidiary Velocity Investments, paid Ragan & Ragan, P.C. an aggregate of $738,900 and $1,062,196, respectively, our subsidiary J. Holder, paid Ragan & Ragan, P.C. an aggregate of $61,830 and $65,574, respectively, and our subsidiary, VOM, paid Ragan & Ragan, P.C. an aggregate of $14,372 and $15,013, respectively.

         3. In connection with our independent consulting agreement with The Del Mar Consulting Group Inc., two of our executive officers, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., granted an option to RB & AJ Associated Holdings, Inc., a company majority owned by the president of the consultant, to purchase for $13,600 warrants owned by the executive officers to purchase an aggregate of 85,000 (42,500 from each) shares of our common stock at $1.04 per share. In addition, the executive officers granted an employee of the consultant an option to purchase for $2,400 warrants owned by the executive officers to purchase an aggregate of 1500 (750 from each) shares of our common stock at $1.04 per share. Both options were exercised on March 15, 2004.

         4. On October 5, 2005 we sold an unsecured promissory note in the principal amount of $60,000 to Ragan & Ragan, PC, a related entity, in a private placement. The note bears interest at the rate of 7% per annum. The entire principal and accrued interest of the note is payable in one lump sum payment on October 5, 2006 unless the holder thereof gives written notice to us 30 days prior to October 5, 2006 that it elects to extend its note, in which event the entire principal thereof is payable on October 5, 2007.

         5. On October 5, 2005, our J. Holder subsidiary sold an unsecured promissory note in the principal amount or $70,000 to YouBit, Inc., a related entity owned by Ragan & Ragan, PC, in a private placement. The note bears interest at the rate of 7% per annum. The entire principal and accrued interest of the note is payable in one lump sum payment on October 5, 2006 unless the holder thereof gives written notice to us 30 days prior to October 5, 2006 that it elects to extend its note, in which event the entire principal thereof is payable on October 5, 2007.

         It is our policy, with respect to insider transactions, that all transactions between us, our officers, directors and principal stockholders and our affiliates be on terms no less favorable to us than could be obtained from an unrelated third parties in arms-length transactions, and that all such transactions shall be approved by a majority of the disinterested members of the Board of Directors. We believe that the transaction described above complies with such policy.

         Except for the relationship of W. Peter Ragan, Sr. and W. Peter Ragan, Jr., who are father and son, none of our officers and directors are related.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the "reporting persons") file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in 2004 and 2005, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of "blank check" preferred stock, par value $0.001 per share. No other classes of capital stock are authorized. The relative rights of our common stock are defined by our certificate of incorporation, as described below, as well as by our bylaws and the General Corporation Law of the State of Delaware.

Common Stock

         Holders of common stock are entitled to one vote per share on matters acted upon at any stockholders' meeting, including the election of directors, and to dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of our business, each holder of common stock is entitled to share ratably in all of our assets remaining after the payment of liabilities and liquidation preferences of our holders of preferred stock. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. All shares of common stock now outstanding, and all shares to be outstanding upon the completion of this offering, are and will be fully paid and nonassessable.

         As of April 13, 2006, there were 262 registered holders of record of our common stock and approximately 368 beneficial owners.

"Blank Check" Preferred Stock

         Our board of directors is expressly authorized at its discretion, to adopt resolutions to issue shares of preferred stock, to fix the number of such shares and to change the number of such shares constituting any series and to provide for or change the voting powers designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment regarding our best interests and our stockholders.

         Any issuance of preferred stock with voting rights, could, under certain circumstances, have the effect of delaying or preventing a change in control of our company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of our company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued to render more difficult or discourage an attempt to obtain control of Velocity by means of a tender offer, proxy contest, merger or otherwise. The ability of the board to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of our company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

         As of the date of this prospectus, no series of preferred stock has been designated other than the Series A convertible preferred stock and no shares of preferred stock have been issued.

Series A Convertible Preferred Stock

         The following summary of the material terms and provisions of the Series A convertible preferred stock does not purport to be complete and is qualified in its entirety by reference to our certificate of designations setting forth the Series A convertible preferred stock, our certificate of incorporation and our bylaws. We urge you to read these documents because they, not this description, define your rights as a holder of the Series A convertible preferred stock. The documents that we refer you to are filed as exhibits to the registration statement that includes this prospectus.

General

         Under our certificate of incorporation, we have authority to issue up to ten million (10,000,000) shares of preferred stock, $0.001 par value per share. Our board of directors may issue the preferred stock from time to time, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the board of directors.

         Prior to the closing of this offering, our board of directors will adopt a certificate of designations establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of our preferred stock classified as Series A convertible preferred stock. Our board of directors has authorized up to 1,250,000 shares of Series A convertible preferred stock to be issued in this offering. As of the date of this prospectus, no other class or series of preferred stock is issued and outstanding.

Maturity

         The Series A convertible preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Rank

         The Series A convertible preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to all classes or series of our common stock, (ii) senior to all classes or series of preferred stock issued by us and ranking junior to the Series A convertible preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up, (iii) on a parity with all classes or series of preferred stock issued by us and ranking on a parity with the Series A convertible preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up and (iv) junior to all of our existing and future indebtedness.

Dividends

         Holders of Series A convertible preferred stock shall be entitled to receive, when and as authorized by our board of directors, or a duly authorized committee thereof, and declared by us out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 10% per year of the $10.00 liquidation preference per share (equivalent to a fixed annual amount of $1.00 per share).

         Dividends on the Series A convertible preferred stock shall be cumulative from the date of original issue and shall be payable in arrears on the last day of each month of each year, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend will be paid on June 30, 2006 with respect to the period commencing on the date of issue and ending on June 30, 2006. Any monthly dividend payable on the Series A convertible preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our share records at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date occurs or such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

         No dividends on the Series A convertible preferred stock shall be authorized by our board of directors or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         Notwithstanding the foregoing, dividends on the Series A convertible preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any other class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series A convertible preferred stock (other than a dividend payable in capital stock ranking junior to the Series A convertible preferred stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A convertible preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A convertible preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series A convertible preferred stock, all dividends declared upon the Series A convertible preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series A convertible preferred stock shall be declared pro rata so that the amount of dividends declared per share of Series A convertible preferred stock and such other class or series of preferred stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A convertible preferred stock and such other class or series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

         Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A convertible preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than a dividend payable in capital stock ranking junior to the Series A convertible preferred stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the common stock, or any other class or series of capital stock ranking junior to or on a parity with the Series A convertible preferred stock as to dividends or upon liquidation, nor shall any common stock, or any other class or series of capital stock ranking junior to or on a parity with the Series A convertible preferred stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us. Holders of Series A convertible preferred stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A convertible preferred stock as provided above. Any dividend payment made on the Series A convertible preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

         Upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A convertible preferred stock shall be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $10.00 per share in cash or property at its fair market value as determined by our board of directors, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of common stock or any other class or series of capital stock that ranks junior to the Series A convertible preferred stock as to liquidation rights. After payment of the full amount of the liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series A convertible preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or entity or of any other corporation with or into us, the sale, lease or conveyance of all or substantially all of our property or business or a statutory share exchange, shall not be deemed to constitute our liquidation, dissolution or winding up, unless our liquidation, dissolution or winding up is effected in connection with, or a step in a series of transaction by which, a consolidation or merger of our company is effected.

         In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of our shares of capital stock or otherwise is permitted under Delaware law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of capital stock whose preferential rights upon distribution are superior to those receiving the distribution.

Redemption

         The Series A convertible preferred stock may be redeemed by us commencing after ___ 2009. If we issue a conversion cancellation notice as described in "-- Conversion," on and after __________, 2009, we may, at our option, upon not less than 30 nor more than 60 days' written notice, redeem the Series A convertible preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $10.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. Otherwise, we may, at our option, upon not less than 30 nor more than 60 days' written notice, redeem the Series A convertible preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of:

                o   $10.80 per share on or after __________, 2009;
                o   $10.40 per share on or after __________, 2010; and
                o   $10.00 per share on or after __________, 2011,

plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. No Series A convertible preferred stock may be redeemed except with assets legally available for the payment of the redemption price. If notice of redemption of any Series A convertible preferred stock has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by us in trust for the pro rata benefit of the holders of any Series A convertible preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A convertible preferred stock, such Series A convertible preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A convertible preferred stock is to be redeemed, the Series A convertible preferred stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

         Unless full cumulative dividends on all Series A convertible preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A convertible preferred stock shall be redeemed unless all outstanding Series A convertible preferred stock is simultaneously redeemed and we shall not purchase or otherwise acquire, directly or indirectly, any Series A convertible preferred stock (except by exchange for any other class or series of capital stock ranking junior to the Series A convertible preferred stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A convertible preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A convertible preferred stock. So long as no dividends are in arrears, we shall be entitled at any time and from time to time to repurchase Series A convertible preferred stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

         Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A convertible preferred stock to be redeemed at their respective addresses as they appear on our share transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A convertible preferred stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A convertible preferred stock to be redeemed; and (iv) the place or places where the Series A convertible preferred stock is to be surrendered for payment of the redemption price.

         Immediately prior to any redemption of Series A convertible preferred stock, we shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A convertible preferred stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

         The Series A convertible preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. All Series A convertible preferred stock redeemed shall be retired and shall be reclassified as authorized and unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Voting Rights

         Holders of the Series A convertible preferred stock will not have any voting rights, except as set forth below.

         Whenever dividends on any Series A convertible preferred stock are in arrears for one day more than two consecutive quarters or three quarters (whether or not consecutive) in any twelve month period (a "Preferred Dividend Default"), the number of directors then constituting our board of directors shall increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)), and the holders of such Series A convertible preferred stock (voting separately as a class with all other class or series of preferred stock ranking on a parity with the Series A convertible preferred stock as to dividends or upon liquidation (and upon which like voting rights have been conferred and are exercisable ("Parity Preferred")) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors, one of whom must be "independent" as defined by Rule 121 of the AMEX rules (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series A convertible preferred stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting at which a Preferred Stock Director is to be elected until up to twelve months after all dividends accumulated on such Series A convertible preferred stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event our directors are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as equal as possible. Within twelve months after all accumulated dividends and the dividend for the then current dividend period on the Series A convertible preferred stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on the Series A convertible preferred stock and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate within twelve months thereafter and the number of directors then constituting our board of directors shall decrease accordingly. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A convertible preferred stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A convertible preferred stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

         So long as any shares of Series A convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of Series A convertible preferred stock entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the Series A convertible preferred stock, given in person or by proxy, either in writing or at a meeting (voting together as a class):

         - amend, alter or repeal the provisions of the certificate of designations setting forth the terms of the Series A convertible preferred stock or our certificate of incorporation, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A convertible preferred stock or the holders thereof; or

         - authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking senior to the Series A convertible preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of capital stock into any such shares;

provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series A convertible preferred stock (or any equivalent class or series of stock or shares issued by the surviving corporation, trust or other entity in any merger or consolidation to which we became a party) remain outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A convertible preferred stock and provided, further that (i) any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of preferred stock, (ii) any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to the Series A convertible preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or (iii) any merger or consolidation in which we are not the surviving entity if, as a result of the merger or consolidation, the holders of Series A convertible preferred stock receive cash in the amount of the liquidation preference in exchange for each of their shares of Series A convertible preferred stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         So long as any shares of Series A convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of Series A convertible preferred stock entitled to cast a majority of the votes entitled to be cast by the holders of the Series A convertible preferred stock, given in person or by proxy, either in writing or at a meeting (voting separately as a class) authorize, create or issue, or increase the authorized or issued amount of, any class or series of preferred stock ranking on a parity with the Series A convertible preferred stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable ("Parity Preferred") or rights to subscribe to or acquire any class or series of Parity Preferred or any class or series of capital stock convertible into any class or series of Parity Preferred, or reclassify any shares of capital stock into any such shares.

         With respect to the foregoing voting privileges, each share of Series A convertible preferred stock shall have one vote per share, except that when any other class or series of capital stock shall have the right to vote with the Series A convertible preferred stock as a single class, then the Series A convertible preferred stock and such other class or series of capital stock will each have one vote per $10.00 of liquidation preference.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A convertible preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

         Except as expressly stated in the certificate of designations setting forth the terms of the Series A convertible preferred stock, the Series A convertible preferred stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving us or a sale of all or substantially all of our assets, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A convertible preferred stock.

Conversion

         The Series A convertible preferred stock is convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued common stock at a conversion price of $_______ per share of common stock (equivalent to a conversion rate of ________ shares of common stock for each share of Series A convertible preferred stock), subject to adjustment as described below, which we refer to as the "Conversion Price". The right to convert Series A convertible preferred stock called for redemption will terminate at the close of business on the business day prior to the redemption date.

         The conversion rights of the holders of the Series A convertible preferred stock are subject to cancellation by us on or after ______________, 2009 if, (a) for at least 20 trading days within any period of 30 consecutive trading days, the closing price of our common stock exceeds $___________ and (b) our common stock is then listed on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Capital Market.

Following the occurrence of any such event, we may, at our option, provide notice to the respective holders of record of the Series A convertible preferred stock at their respective addresses as they appear on our share transfer records, via first class mail, specifying a date upon which each such holders conversion rights will be deemed cancelled. The cancellation date specified in the notice will be more than 30 days , but less than 60 days, after the notice is mailed. The right to convert Series A convertible preferred stock for which any such conversion cancellation notice has been issued will terminate at the close of business on the business day prior to the cancellation date specified in the notice.

         Conversion of Series A convertible preferred stock or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificate to us or in blank, to the office or agency to be maintained by us for that purpose. Currently, such office is Continental Stock Transfer & Trust Company, the transfer agent, registrar, dividend disbursing agent, conversion agent and redemption agent for the Series A convertible preferred stock.

         Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A convertible preferred stock shall have been surrendered and notice shall have been received by us as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by us as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

         Holders of Series A convertible preferred stock who convert their Series A convertible preferred stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends, whether or not in arrears, or for dividends on the common stock issued upon such conversion. Holders of Series A convertible preferred stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date and prior to such Dividend Payment Date. However, Series A convertible preferred stock surrendered for conversion during the period between the close of business on any Dividend Record Date and ending with the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series A convertible preferred stock on a Dividend Record Date who (or whose transferee) tenders any such shares for conversion into common stock on such Dividend Payment Date will receive the dividend payable by us on such Series A convertible preferred stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A convertible preferred stock for conversion.

         Fractional shares of common stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the current market price of the common stock on the trading day immediately preceding the conversion date.

Conversion Price Adjustments

         The Conversion Price is subject to adjustment (in accordance with formulas set forth in the certificate of designations setting forth the terms of the Series A convertible preferred stock) upon certain events, including (i) the payment of dividends (and other distributions) payable in common stock on any class or series of capital stock, (ii) the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock at a price per share less than the fair market value (as defined in the certificate of designations setting forth the terms of the Series A convertible preferred stock) per share of common stock, (iii) subdivisions, combinations and reclassifications of common stock and (iv) distributions to all holders of common stock of any shares of stock (excluding common stock) or evidence of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i),
(ii) or (iii) above and dividends and distributions paid in cash).

         In case we shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our common stock or sale of all or substantially all of our assets), in each case as a result of which shares of common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A convertible preferred stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of capital stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of common stock or fraction thereof into which one share of Series A convertible preferred stock was convertible immediately prior to such transaction (assuming such holder of common stock failed to exercise any rights of election and received per share of common stock the kind and amount of capital stock, securities or other property received per share of common stock by a plurality of non-electing shares of common stock). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

         No adjustment of the Conversion Price is required to be made unless such adjustment would require a cumulative increase or decrease of at least 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments; provided, however, that any such adjustments will be made not later than such time as may be required to preserve the tax-free nature of a distribution to the holders of our common stock.

No Preemptive Rights

         No holder of Series A convertible preferred stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued preferred stock (whether now or hereafter authorized) or our securities convertible into or carrying a right to subscribe to or acquire our capital stock.

Book-Entry Only Securities

         The Depository Trust Company ("DTC") will act as securities depository for the Series A convertible preferred stock offered and sold through this prospectus. The Series A convertible preferred stock will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC. One or more fully registered security certificates will be issued for the Series A convertible preferred stock and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of security certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the SEC.

         Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on the records of DTC. The ownership interest of each actual purchaser of each security ("Beneficial Owner") is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

         To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; the records of DTC reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions. For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the transfer agent and request that copies of notices be provided directly to them.

         Redemption notices shall be sent to DTC. If less than all the securities within a series are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

         Although voting with respect to the Series A convertible preferred stock is limited, in those cases where a vote is required, neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to the Series A convertible preferred stock unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts securities are credited on the record date, identified in a listing attached to the omnibus proxy.

         Payments on the Series A convertible preferred stock will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, any underwriters, dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments on the Series A convertible preferred stock to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

         A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such securities by causing the Direct Participant to transfer the interest of the Participant in the securities, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered securities to the DTC account of the tender or remarketing agent.

         DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, security certificates will be printed and delivered. The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Warrants

         We have an aggregate of 4,076,660 warrants to purchase common stock issued and outstanding as follows:

         (i) 677,160 warrants which are exercisable prior to February 2009 for shares of common stock at an exercise price per share of $2.50; warrants (2,437,000 in the aggregate) issued to officers and directors, former shareholders of STB, in connection with the STB merger which are exercisable prior to February 2009 at a price per share of $1.04;

         (ii) 562,500 warrants issued in the private placement consummated in connection with such merger which are exercisable prior to February 2009 at a price per share of $1.04; warrants (200,000 in the aggregate) issued to Lomond International issued in February 2004, which are exercisable prior to February 2009 at a price per share of $1.04; and

         (iii) 200,000 warrants issued to DKR in connection with the October 2005 financing, which are exercisable at $3.10 per share through October 2010.

Option

         The option granted to The Del Mar Consulting Group, Inc. for 250,000 shares of common stock is exercisable anytime prior to March 31, 2009 for shares of common stock at an exercise price per share of $2.50.

Convertible Debenture

         On October 27, 2005, we and our wholly owned subsidiary, J. Holder, Inc., entered into a Securities Purchase Agreement with an institutional investor relating to a sale of a 10% Secured Convertible Debenture, due April 27, 2007, in the aggregate principal amount of $1.8 million. The debenture was issued with an initial conversion price of $4.00 per share and provides for full ratchet anti-dilution protection (in certain circumstances). At the initial conversion price, the debenture is convertible into an aggregate of 450,000 shares of common stock. The debenture bears interest at 10% per annum, payable monthly on the first day of each calendar month, beginning on November 1, 2005. Interest is payable in cash or, at our option, in shares of common stock provided certain conditions are satisfied. On or after April 1, 2006, the debenture will be convertible into shares of common stock at a price equal to $2.525 per share (125% of the 5 day average closing price immediately prior to the closing date).

         Beginning on April 1, 2006, we are obligated to repay the debenture in monthly payments equal to 1/12 of the initial outstanding principal amount, in cash; provided, however, that upon the satisfaction of certain conditions, such payment may be made in shares of our common stock based on a conversion price equal to 85% of the average of the three lowest closing prices of our common stock during the ten trading days immediately prior to the applicable monthly payment date. We are currently in negotiations with the debenture holder to amend the debenture and extend the initial principal payment due date. There can be no assurance that such amendment will ever be executed.

         At any time after the issuance date and prior to March 31, 2006, the debenture was redeemable at our election at the principal amount, plus accrued but unpaid interest, subject to the satisfaction of certain conditions. Upon the occurrence of a change of control, a fundamental transaction or the sale of certain specified assets as set forth in the debenture, the holder may require us to redeem the debenture at the principal amount, plus accrued and unpaid interest, subject to the satisfaction of certain conditions. As of the date of this prospectus, we have not redeemed this debenture.

Anti-Takeover Law

         We are subject to Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an "interested stockholder" (as defined in Section 203) owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of our outstanding voting stock (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interest stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

Transfer Agent and Registrar

         Continental Stock Transfer & Trust Co. is the transfer agent and registrar for our common stock and after the closing of this offering will be the transfer agent and registrar of the shares of our Series A convertible preferred stock.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. Federal income tax consequences to holders (as defined below) of the purchase, ownership and disposition of the preferred stock and any common stock received upon its conversion. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final and temporary Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. Federal income taxation that may be relevant to an investor's decision to purchase shares of preferred stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons that hold the preferred stock or common stock as part of a straddle or conversion transaction or holders subject to the alternative minimum tax, which may be subject to special rules. In addition, this discussion is limited to persons who hold the preferred stock or common stock as "capital assets" (generally, property held for investment). As used in this section, a "U.S. holder" is a beneficial owner of preferred stock or common stock that is for U.S. Federal income tax purposes:

         o        an individual U.S. citizen or resident alien;

         o a corporation, or entity taxable as a corporation that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

         o an estate whose world-wide income is subject to U.S. Federal income tax; or

         o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A "non-U.S. holder" is a beneficial owner of preferred stock or common stock (other than a partnership, including an entity treated as a partnership for U.S. Federal income tax purposes) that is not a U.S. holder.

If a partnership holds preferred stock or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF PREFERRED STOCK AND COMMON STOCK RECEIVED AS A RESULT OF A CONVERSION OF PREFERRED STOCK.

Consequences to U.S. Holders of Preferred Stock or Common Stock

Distributions.

The amount of any distribution to you with respect to preferred stock or common stock will be treated as a dividend, to the extent of our current or accumulated earnings and profits ("earnings and profits") as determined under U.S. Federal income tax principles. Dividends are generally taxed as ordinary income; however, dividends received by non-corporate holders in taxable years beginning on or before December 31, 2008, may qualify for taxation at lower rates applicable to long-term capital gains provided certain holding period and other requirements are satisfied. Non-corporate holders should consult their own tax advisors regarding the applicability of such lower rates under their particular factual situation. To the extent the amount of such distribution exceeds our earnings and profits, the excess will be applied against and will reduce your tax basis (on a dollar-for-dollar basis) in the preferred stock or common stock, as the case may be. Any amount of such distribution in excess of your tax basis will be treated as capital gain. If we are not able to make distributions on the preferred stock, the accreted liquidation preference of the preferred stock will increase and such increase may give rise to deemed dividend income to holders of the preferred stock in the amount of all, or a portion of, such increase.

Common Stock Distributions on the Preferred Stock.

If the Company pays a distribution on the preferred stock in the form of common stock, such distribution will be taxable for U.S. Federal income tax purposes in the same manner as distributions described above under "Distributions." The amount of such distribution will equal the fair market value on the distribution date of the common stock distributed to a holder on that date. A holder's tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and such holder's holding period for such common stock will begin on the day following the distribution date.

Dividends to Corporate Shareholders.

In general, a distribution which is treated as a dividend for U.S. Federal income tax purposes and is made to a corporate shareholder with respect to the preferred stock or common stock will qualify for the 70% dividends-received deduction under Section 243 of the Code. Corporate shareholders should note, however, there can be no assurance that the amount of distributions made with respect to the preferred stock or the common stock will not exceed the amount of our earnings and profits in the future. Accordingly, there can be no assurance that the dividends-received deduction will be available in respect of distributions on the preferred stock or common stock.

In addition, there are many exceptions and restrictions relating to the availability of such dividends-received deduction such as restrictions relating to:

         o the holding period of stock the dividends on which are sought to be deducted;

         o        debt-financed portfolio stock;

         o        dividends treated as "extraordinary dividends" for purposes of
                  Section 1059 of the Code; and

         o        taxpayers that pay corporate alternative minimum tax.

Corporate shareholders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situation.

Sale or Other Disposition.

Upon a sale or other disposition of preferred stock or common stock (other than an exchange of preferred stock for common stock pursuant to the conversion privilege), you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition and your adjusted tax basis in the preferred stock or common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the preferred stock or common stock, as applicable, is more than one year. Long-term capital gains may qualify for reduced rates under U.S. Federal income tax laws.

If none of the above tests giving rise to sale treatment is satisfied, then a payment made in redemption of the preferred stock will be treated as a distribution that is taxable in the same manner as described above under "Distributions," and your adjusted tax basis in the redeemed preferred stock will be transferred to any remaining shares you hold in us. If you do not retain any stock ownership in us following such redemption, then you may lose your basis completely.

Conversion of Preferred Stock in Exchange for Common Stock.

You generally will not recognize gain or loss by reason of receiving common stock in exchange for preferred stock upon conversion of the preferred stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares and the fair market value of any shares of common stock attributable to dividend arrearages will be treated as a constructive distribution as described above under "Distributions." The adjusted tax basis of the common stock so acquired (and any fractional share interests treated as received and then exchanged for cash) will be equal to the tax basis of the shares of preferred stock exchanged, and the holding period of the common stock received will include the holding period of the preferred stock exchanged. The tax basis of any common stock treated as a constructive distribution will be equal to its fair market value on the date of the exchange, and the holding period of such stock will commence on the day after the exchange.

Adjustment of Conversion Price.

Holders of preferred stock may, in certain circumstances, be deemed to have received constructive distributions of stock if the conversion rate for the preferred stock is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the preferred stock, however, generally will not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the anti-dilution provisions of the preferred stock, including, without limitation, adjustments in respect of stock dividends or the distribution of rights to subscribe for common stock should qualify as being pursuant to a bona fide reasonable adjustment formula and should not result in a constructive distribution. In contrast, adjustments in respect of distributions of our indebtedness, cash or assets to our stockholders (including adjustments with respect to distributions to common stockholders in excess of the dividend threshold amount), for example, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders generally will be deemed to have received constructive distributions in amounts based upon the value of such holders' increased interests in our equity resulting from such adjustments. The amount of the distribution will be treated as a distribution to a holder with the tax consequences specified above under "Distributions." Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our earnings and profits even though you did not receive any cash or property as a result of such adjustments.

Conversion of Preferred Stock After Dividend Record Date.

If a holder exercises its right to convert the preferred stock into shares of common stock after a dividend record date but before payment of the dividend, then upon conversion, the holder generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period, which amount would increase the tax basis of the common stock received. When the dividend is received, the holder would recognize the dividend payment in accordance with the rules described under "Distributions" above.

Backup Withholding.

Under the backup withholding provisions of the Code and applicable Treasury Regulations, you may be subject to backup withholding with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, preferred stock or common stock unless:

         o you are a corporation or come within certain other exempt categories and when required demonstrate this fact, or

         o within a reasonable period of time, you provide a taxpayer identification number, certified under penalties of perjury as well as certain other information or otherwise establish an exemption from the backup withholding rules.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. Federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

Consequences to Non-U.S. Holders of Preferred or Common Stock

Dividends.

In general, dividends received by you with respect to our preferred stock or common stock will be subject to withholding of U.S. Federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States (and if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment) are generally subject to U.S. Federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty, you generally will be required to provide a U.S. taxpayer identification number as well as certain information concerning your country of residence and entitlement to tax treaty benefits. Generally, this will be accomplished by providing a properly executed IRS Form W-8BEN. If you instead are claiming an exemption from withholding with respect to dividends effectively connected with the conduct of a trade or business within the United States, you will be required to provide an appropriate certification to us or our paying agent (generally by providing a properly completed IRS Form W-8ECI).

Sale or Other Disposition.

As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of preferred stock or common stock unless:

         o the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

         o you are an individual who holds the preferred stock or common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

         o we are, or have been within the five years preceding your disposition of the preferred stock or common stock, a "United States real property holding corporation," or a USRPHC, for U.S. Federal income tax purposes.

We believe we currently are a USRPHC. In general, gain on the sale or other disposition of stock of a USRPHC that is regularly traded on an established securities market will be subject to U.S. Federal income tax only in the case of a holder that owns more than 5% of that class of stock at any time during the five-year period ending on the date of disposition. If a non-regularly traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly traded stock will be subject to U.S. Federal income tax only if, on any date on which such stock was acquired by the holder, the non-regularly traded stock acquired by such holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation's stock into which it is convertible as measured on such date.

Although it is possible that, in the future, the preferred stock will be listed on an established securities market, there can be no assurance that such stock will be listed or, if listed, that it will qualify as "regularly traded" under the relevant rules. If the preferred stock is so listed and if it is considered to be "regularly traded," gain recognized by a holder that owns more than 5% of the preferred stock would be subject to U.S. Federal income tax. If the preferred stock is not listed on an established securities market, or, if listed, does not qualify as "regularly traded," gain recognized on a sale of preferred stock would be subject to U.S. Federal income tax only in the case of a holder that owned, as of the date of any acquisition of such preferred stock, an amount of preferred stock having a fair market value greater than 5% of the class of common stock into which it is convertible as measured on such date.

Non-U.S. holders that may be treated as beneficially owning more than 5% of our preferred or common stock should consult their own tax advisors with respect to the United States tax consequences of the ownership and disposition of preferred or common stock.

Conversion of Preferred Stock in Exchange for Common Stock.

You generally will not recognize any gain or loss by reason of receiving common stock in exchange for preferred stock upon conversion of the preferred stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares, as described above under "Sale or Other Disposition," and the fair market value of any shares of common stock attributable to dividend arrearages will be treated as a constructive distribution, and will be taxable, as described above under "Dividends," to you to the extent of our earnings and profits.

Information Reporting and Backup Withholding.

We must report annually to the IRS and to you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will not be subject to backup withholding tax with respect to dividends paid on your preferred stock or common stock if you certify as to your non-U.S. status.

The payment of proceeds of a sale of preferred stock or common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify under penalties of perjury as to your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of preferred stock or common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. Federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. Federal income tax liability provided the required information is furnished in a timely manner to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK AND ANY COMMON STOCK RECEIVED UPON ITS CONVERSION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.


                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this prospectus, 15,972,321 shares of our common stock are outstanding, held by approximately 262 record holders. Of these shares, approximately 1,429,978 shares of common stock are freely tradable without restriction. 14,542,578 shares are restricted securities under Rule 144 of the Securities Act, in that they were issued in private transactions not involving a public offering. 3,100,063 and 1,364,005 shares may be sold pursuant to current registration statements, respectively. All but approximately 298,868 of those shares are currently eligible for sale under Rule 144.

Rule 144

         In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Rule 144(k)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted on the OTCBB under the symbol "VCYA" (the common stock formerly traded under the symbol "TLOP"). Set forth below are the high and low bid prices for our common stock for each quarter during the last two fiscal years. We have applied to have the shares of our Series A convertible preferred stock listed on the American Stock Exchange under the symbol "JVI".

Period Ended                                  High Bid        Low Bid
---------------------------------------     ------------   ------------
Quarter Ended December 31, 2005             $       2.65   $       1.75
Quarter Ended September 30, 2005            $       3.05   $       1.75
Quarter Ended June 30, 2005                 $       3.25   $       2.10
Quarter Ended March 31, 2005                $       4.45   $       2.10
Quarter Ended December 31, 2004             $       3.55   $       1.50
Quarter Ended September 30, 2004            $       3.15   $       1.60
Quarter Ended June 30, 2004(1)              $       4.00   $       1.56
Quarter Ended March 31, 2004(1)(2)          $       4.16   $        .78

(1) Prices adjusted retroactively to reflect 1-for-13 reverse stock split which occurred April 12, 2004. These adjusted prices are not necessarily indicative of what the price might have been if such reverse split had occurred prior to April 12, 2004.

(2) On February 3, 2004, we acquired STB in a merger. Prior to that date we had virtually no active business operations.

         On April 13, 2006, the closing bid and asked prices for our common stock as reported on the OTC Bulletin Board was $1.90. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Since our inception, we have not paid any dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future.

         As of April 13, 2006, we had approximately 262 holders of record of our common stock.

                                  UNDERWRITING

         Anderson & Strudwick, Inc. is acting as underwriter. Subject to the terms and conditions described in an underwriting agreement between us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 1,000,000 shares of Series A convertible preferred stock.

         Subject to the terms and conditions in the underwriting agreement, the underwriter has agreed to purchase all the shares of our Series A convertible preferred stock being sold pursuant to the underwriting agreement if any of these shares of our Series A convertible preferred stock are purchased. If the underwriter defaults, the underwriting agreement provides that the underwriting agreement may be terminated.

         We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

         The underwriter is offering the shares of our Series A convertible preferred stock, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

         The underwriter has advised us that it proposes initially to offer the shares of our Series A convertible preferred stock to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.40 per share. After the initial public offering, the offering price, concession and discount may be changed.

         The following table shows the public offering price, underwriting discount to be paid by us to the underwriter and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriter of its overallotment option.

                                                      Without          With
                                       Per Share       Option         Option
                                     ------------   ------------   ------------
Public offering price                $      10.00   $ 10,000,000   $ 11,500,000
Underwriting discount                $       0.80   $    800,000   $    920,000
Proceeds, before expenses, to us     $       9.20   $  9,200,000   $ 10,580,000

         The expenses of this offering, not including the underwriting discount, are estimated at $275,000 and are payable by us. Such expenses include estimated non-accountable expenses in an amount equal to 1.25% of the aggregate offering price of the shares sold in this offering ($125,000) payable to the underwriter; provided, however, the underwriter shall not be entitled to such expense allotment for shares sold pursuant to the overallotment option. Other expenses payable by us include legal, accounting, printing and filing fees, estimated to be $150,000.

         In addition, we will issue to Anderson & Strudwick warrants to purchase a number of shares of our Series A convertible preferred stock equal to 10% of the shares sold. The warrants will be exercisable for Series A convertible preferred stock at an exercise price of $12.00 per share for a period of five years, but the warrants will not be exercisable for a period of one year following issuance. Pursuant to NASD Rule 2710(g)(1), the warrants to be acquired by Anderson & Strudwick may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of this offering. Subsequent to the closing of this offering and for a period of two years following the closing of this transaction, Anderson & Strudwick will have the right to appoint one non-voting observer of the Board of Directors. We have agreed to reimburse this observor for reasonable expenses incurred in attending the meetings of the Board of Directors and other related matters.

Overallotment Option

         We have granted an option to the underwriter to purchase up to 150,000 additional shares of Series A convertible preferred stock at the initial public offering price less the underwriting discount. The underwriter may exercise this option for 45 days from the date of this prospectus solely to cover any over-allotments.

Lock-Up Agreements

         Each of our officers, directors and existing shareholders who beneficially own in excess of 5% of our issued and outstanding securities has agreed with us not to sell or otherwise transfer any shares of our common stock or Series A convertible preferred stock for 180 days after the date of this prospectus without first obtaining the written consent of Anderson & Strudwick. Anderson & Strudwick may determine, in its discretion, to release all or some of the lock-up securities prior to the 180 day period. Any such determination will be based upon future assessment of the liquidity of the Company's common stock. These lock-up agreements also apply to shares of our Series A convertible preferred stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, shares of our Series A convertible preferred stock.

         We have also agreed that we will not issue any securities for a period of 180 days except under limited circumstances.

Market and Pricing Considerations

         The shares of Series A convertible preferred stock are new securities with no established trading market. We have applied to list the Series A convertible preferred stock on the American Stock Exchange. We have been advised by Anderson & Strudwick that it intends to make a market in the Series A convertible preferred stock. Anderson & Strudwick, however, is not obligated to make a market, and it can discontinue market making at any time without notice. Neither we nor Anderson & Strudwick can provide any assurance that an active and liquid trading market will develop or, if developed, that the market will continue. The offering price, conversion rate and dividend rate have been determined by negotiations among us and Anderson & Strudwick, and the offering price of the Series A convertible preferred stock may not be indicative of the market price following the offering. The conversion price at which the Series A convertible preferred stock will be convertible into shares of common stock has been determined by negotiations among us and Anderson & Strudwick based on the dividend rate of the convertible stock, the prevailing market conditions, our financial information, our historical performance and our future prospects.

                  [remainder of page intentionally left blank]

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

         Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         The legality of the securities offered in this prospectus has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. Kaufman & Canoles, PC, Richmond, Virginia, has served as counsel to the underwriter in connection with this offering.

                                     EXPERTS

         Our consolidated financial statements for the years ended December 31, 2005 and 2004, included in this prospectus, have been included in this prospectus in reliance upon the report of Cowan, Gunteski & Co., PA, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         On February 10, 2004, Spicer, Jeffries & Company, LLC, the principal accountant engaged to audit the financial statements of STB, Inc. for the fiscal year ended December 31, 2002 resigned. The report of such firm on such financial statements did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, there were no disagreements, disputes or differences of opinion with Spicer, Jeffries & Company, LLC on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which, if not resolved to the satisfaction of such firm would have caused such firm to make reference to the matter in its report.

         On February 10, 2004, we engaged Cowan, Gunteski & Co., P.A., an independent public accounting firm, to act as our independent auditors. Such engagement was approved by our board of directors.

         During the fiscal years ended December 31, 2005 and December 31, 2004 and through the date of engagement, neither we nor anyone on our behalf consulted with Cowan, Gunteski & Co., P.A. with respect to any matters or events, including any matters or events set forth and described in Items 304(a)
(2)(i) and (ii) of Regulation S-B.

                              AVAILABLE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference room at 100 F Street, NE, Washington, D.C. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available at the Securities and Exchange Commission's web site at http://www.sec.gov.

         We have filed with the Security and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to Series A convertible preferred stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                             Velocity Asset Management, Inc.
                             3100 Route 138W, Building 1
                             Wall, NJ 07719
                             Attention: James J. Mastriani
                             (732) 556-9090

         You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003



                                    CONTENTS
                                                                         Page
                                                                         ----

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT                    F-1

FINANCIAL STATEMENTS

Consolidated Balance Sheets                                            F-2 - F-3

Consolidated Statements of Income (Loss)                                  F-4

Consolidated Statements of Changes in Equity                              F-5

Consolidated Statements of Cash Flows                                     F-6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                        F-7 - F-27

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------



To the Board of Directors and Stockholders of Velocity Asset Management, Inc. and Subsidiaries
Ramsey, New Jersey

We have audited the accompanying consolidated balance sheets of Velocity Asset Management, Inc. and Subsidiaries, as of December 31, 2005 and 2004 and the related consolidated statements of income (loss), consolidated statements of changes in equity and the consolidated statements of cash flows for Velocity Asset Management, Inc. and Subsidiaries for the years ended December 31, 2005, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Velocity Asset Management, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, certain errors and disclosures in connection with the early extinguishment of debt were omitted from the previously issued consolidated financial statements of the Company. Accordingly, the 2004 consolidated financial statements have been restated to correct the error and provide additional disclosure.


/s/ Cowan, Gunteski $ Co., P.A.
-------------------------------
Cowan, Gunteski & Co., P.A.


Toms River, New Jersey
March 17, 2006

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                      (Formerly known as Tele-Optics, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2005 and 2004


                 ASSETS                                              (Restated)
                                                         2005           2004
                                                     ------------   ------------
CURRENT ASSETS
  Cash and Cash Equivalents                          $     90,624   $  1,423,123
  Accounts Receivable                                      30,000        815,251
  Investments in Real Property                          6,439,240      2,150,860
  Deposits on Properties                                  241,000        120,000
  Investments in Municipal Tax Liens                      538,926        702,117
  Consumer Finance Receivables                         17,758,661      3,237,852
  Other Current Assets                                     14,924             --
                                                     ------------   ------------

      Total Current Assets                             25,113,375      8,449,203
                                                     ------------   ------------

PROPERTY AND EQUIPMENT, net of accumulated
  depreciation                                             87,222         47,198
                                                     ------------   ------------

OTHER ASSETS
  Deferred Income Tax Asset - Non-Current                 178,000        221,500
  Security Deposit                                         87,500             --
  Other Asset                                             108,333         75,000
                                                     ------------   ------------

      Total Other Assets                                  373,833        296,500
                                                     ------------   ------------

      Total Assets                                   $ 25,574,430   $  8,792,901
                                                     ============   ============

            See Accompanying Notes and Independent Registered Public
                            Accounting Firm's Report

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                      (Formerly known as Tele-Optics, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2005 and 2004


        LIABILITIES AND STOCKHOLDERS' EQUITY                                       (Restated)
                                                                      2005            2004
                                                                  ------------    ------------
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses                           $    447,971    $      1,937
  Estimated Court and Media Fees                                     3,799,646              --
  Short-Term Borrowings Under Line of Credit                         6,164,462              --
  Current Portion of Long-Term Debt                                    410,000         250,000
  Income Taxes Payable                                                 133,132          13,550
  Deferred Income Tax Liability - Current                               30,200          11,800
  Current Portion of Obligation Under Capital Lease                         --         709,157
                                                                  ------------    ------------

      Total Current Liabilities                                     10,985,411         986,444
                                                                  ------------    ------------

LONG-TERM LIABILITIES
  Secured Debenture                                                  1,800,000              --
  Long-Term Debt, less current portion                               4,350,000              --
                                                                  ------------    ------------

      Total Long-Term Liabilities                                    6,150,000              --
                                                                  ------------    ------------

      Total Liabilities                                             17,135,411         986,444
                                                                  ------------    ------------

STOCKHOLDERS' EQUITY
  Common Stock, $0.001 par value, 40,000,000 shares Authorized,
    15,972,321 and 15,794,348 shares Issued and Outstanding,
    respectively                                                        15,972          15,795
  Additional Paid In Capital                                        10,838,651      10,680,133
  Accumulated Deficit                                               (2,415,604)     (2,889,471)
                                                                  ------------    ------------

  Total Stockholders' Equity                                         8,439,019       7,806,457
                                                                  ------------    ------------

      Total Liabilities and Stockholders' Equity                  $ 25,574,430    $  8,792,901
                                                                  ============    ============

            See Accompanying Notes and Independent Registered Public
                            Accounting Firm's Report

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                     (Formerly known as Tele-Optics, Inc.)

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
             For the Years Ended December 31, 2005, 2004, and 2003


                                                               (Restated)
                                                   2005            2004            2003*
                                               ------------    ------------    ------------
REVENUES
  Sale of Real Property                        $  3,685,338    $  2,369,564    $  3,399,164
  Collections on Consumer Receivables             3,633,945       1,726,356         297,360
  Interest Income - Tax Certificates                782,461         260,269         310,350
                                               ------------    ------------    ------------

Total Revenues                                    8,101,744       4,356,189       4,006,874
                                               ------------    ------------    ------------

OPERATING EXPENSES
  Cost of Real Property                           3,326,021       2,278,592       3,100,290
  Consulting Fees                                    25,513         416,287         117,992
  Professional Fees                               1,992,362       1,006,337         341,320
  Loss on Extinguishment of Debt                         --       2,859,307              --
  General and Administrative Expenses             1,121,724         353,994         151,747
                                               ------------    ------------    ------------

      Total Operating Expenses                    6,465,620       6,914,517       3,711,349
                                               ------------    ------------    ------------

      Income (Loss) from Operations               1,636,124      (2,558,328)        295,525
                                               ------------    ------------    ------------

OTHER INCOME (EXPENSE)
  Interest Expense                                 (760,674)       (338,525)       (329,740)
  Other Income                                           --              --          67,450
                                               ------------    ------------    ------------

     Total Other Income (Expense)                  (760,674)       (338,525)       (262,290)
                                               ------------    ------------    ------------

Income (Loss) Before Tax Provision                  875,450      (2,896,853)         33,235

Provision for (Benefit of) Income Taxes             401,583        (191,698)          2,567
                                               ------------    ------------    ------------

Net Income (Loss)                              $    473,867    $ (2,705,155)   $     30,668
                                               ============    ============    ============


Weighted Average Common Shares - Basic           15,947,618      27,047,005      13,005,000
                                               ============    ============    ============

Net Income (Loss) per Common Share - Basic     $       0.03    $      (0.10)   $       0.00
                                               ============    ============    ============

Weighted Average Common Shares - Diluted         19,915,704      36,451,226      13,005,000
                                               ============    ============    ============

Net Income (Loss) per Common Share - Diluted   $       0.02    $      (0.07)   $       0.00
                                               ============    ============    ============

* Issued as an audited consolidated statement of income of STB, Inc. prior to the reverse acquisition of Tele-Optics, Inc.

            See Accompanying Notes and Independent Registered Public
                            Accounting Firm's Report

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                      (FORMERLY KNOWN AS TELE-OPTICS, INC.)

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
              For the Years Ended December 31, 2005, 2004, and 2003

                                                             Common Stock
                                                     ----------------------------    Additional       Retained          Total
                                                       Number of                       Paid in        Earnings      Stockholders'
                                                        Shares        Par Value        Capital        (Deficit)    Equity (Deficit)
                                                     ------------    ------------    ------------    ------------    ------------
*BALANCES, January 1, 2003                             13,005,000    $     13,005    $         --    $   (134,753)   $   (121,748)

Member Withdrawal                                              --              --              --          (1,000)         (1,000)

Net Income for the Year Ended December 31, 2003                --              --              --          30,668          30,668
                                                     ------------    ------------    ------------    ------------    ------------

*BALANCES, December 31, 2003                           13,005,000          13,005              --        (105,085)        (92,080)

February 3, 2004 - Reverse Acquisition:
---------------------------------------
   Issuance of Stock Pursuant to the Reverse
   Acquisition (See Note 11)                           79,682,500          79,683              --              --          79,683

   Net Income (Loss) of Subsidiary (i.e
   Tele-Optics, Inc.) through February 3, 2004
   (Date of Acquisition) and the prior years'
   accumulated deficit                                         --              --          90,499         (79,231)         11,268

   Sale of Stock Pursuant to the Private
   Placement (See Note 11)                              7,312,500           7,312         492,688              --         500,000

April 8, 2004 - Reverse Stock Split:
------------------------------------
   Issuance of Stock Pursuant to Right to
   Receive Clause                                      23,505,000          23,505              --              --          23,505

   Reverse Stock Split (13:1) (See Note 12)          (114,004,379)       (114,004)             --              --        (114,004)

August 12, 2004 - Debt Conversion for Stock
   (See Note 15)                                        4,084,724           4,085       6,531,474              --       6,535,559

Private Offering of Up to 3,500,000 Units
Each Unit is comprised of one share of common
stock and a warrant to purchase one-fifth of
one share of common stock for $2.50 per share
within the next five years:
   October 4, 2004 - First Tranche Closing                620,333             620         929,880              --         930,500
   December 22, 2004 - Second Tranche Closing             928,503             929       1,391,826              --       1,392,755
   December 31, 2004 - Third Tranche Closing              560,167             560         839,690              --         840,250

December 16, 2004 - Commencement Bonus - Issued
to a Consultant with a non-qualified option to
purchase 250,000 additional shares of common stock
for $2.50 per share within the next five years            100,000             100         149,900              --         150,000

December 28, 2004 - Issuance of warrants for
services rendered by two unrelated corporations
pursuant to a business advisory agreement dated
January 30, 2004 and an independent consulting
agreement dated December 16, 2004  (See Note 14)               --              --         254,176              --         254,176

Net Loss for the Year Ended December 31, 2004 -
As Restated                                                    --              --              --      (2,705,155)     (2,705,155)
                                                     ------------    ------------    ------------    ------------    ------------

BALANCES, December 31, 2004                            15,794,348          15,795      10,680,133      (2,889,471)      7,806,457

Private Offering of up to 3,500,000 units
Each unit is comprised of one share of common
stock and a warrant to purchase one-fifth of
one share of common stock for $2.50 per share
withing the next five years:
  January 5, 2005 - Fourth Tranche Closing                133,350             133         199,891              --         200,024

Commissions Paid in Conjunction with Private
Offering                                                       --              --        (135,268)             --        (135,268)

July 14, 2005 - Issuance of Stock Pursuant to
Right to Receive Clause                                    44,623              44             (44)             --              --

September 1, 2005 - Issuance of warrants for
services rendered by an independent consultant                 --              --          21,088              --          21,088

October 27, 2005 - Issuance of warrants pursuant
to secured debenture                                           --              --          72,851              --          72,851

Net Income for the Year Ended December 31, 2005                --              --              --         473,867         473,867
                                                     ------------    ------------    ------------    ------------    ------------

BALANCES, December 31, 2005                            15,972,321    $     15,972    $ 10,838,651    $ (2,415,604)   $  8,439,019
                                                     ============    ============    ============    ============    ============

* Issued as an audited consolidated statement of retained earnings (deficit) of STB, Inc. prior to the reverse acquisition of Tele-Optics, Inc.

            See Accompanying Notes and Independent Registered Public
                            Accounting Firm's Report

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                      (Formerly known as Tele-Optics, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2005, 2004, and 2003

                                                                              (Restated)
                                                                 2005            2004            2003*
                                                             ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)                                          $    473,867    $ (2,705,155)   $     30,668
  Adjustments to reconcile net income (loss) to net cash
  used by operating activities:
    Depreciation                                                   26,287           5,147              --
    Loss on Extinguishment of Debt                                     --       2,859,307              --
    Stock and Warrants Issued in Lieu of Services Rendered         93,941         404,176              --
    (Increase) Decrease in:
      Accounts Receivable                                         785,251        (607,280)       (207,970)
      Investments in Municipal Tax Liens                          163,191         306,956         924,961
      Other Current Assets                                        (14,924)             --              --
      Investments in Real Property                             (4,288,380)     (1,011,190)        441,482
      Finance Receivables                                     (14,520,809)     (1,470,686)     (1,767,166)
      Deposits on Properties                                     (121,000)          7,500        (102,500)
      Security Deposit                                            (87,500)             --              --
      Other Investments                                                --              --          20,000
      Deferred Income Tax Asset - Non-Current                      43,500        (221,500)             --
      Other Assets                                                (33,333)        (75,000)             --
    Increase (Decrease) in:
      Accrued Expenses                                            446,034        (189,685)        109,477
      Estimated Court and Media Costs                           3,799,646              --              --
      Deferred Income Tax Liability - Current                      18,400          11,800              --
      Income Taxes Payable                                        119,582          10,983           2,567
                                                             ------------    ------------    ------------
         Net Cash Used by Operating Activities                (13,096,247)     (2,674,627)       (548,481)
                                                             ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition of Property and Equipment                       (66,311)        (52,345)             --
      Cash Received from Reverse Acquisition                           --             452              --
                                                             ------------    ------------    ------------
         Net Cash Used by Investing Activities                    (66,311)        (51,893)             --
                                                             ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  New Borrowings:
      Short-Term                                                6,164,460         500,000              --
      Long-Term                                                 4,510,000              --       2,613,899
  Debt Reduction:
      Short-Term                                                 (709,157)        (84,281)     (1,770,706)
      Long-Term                                                        --        (470,008)       (135,714)
  Proceeds Received from Private Placement Stock Sales            200,024       3,663,505              --
  Commissions Paid in Conjunction with Private Offering          (135,268)             --              --
  Proceeds from Secured Debenture                               1,800,000              --              --
  Capital Withdrawals                                                  --              --          (1,000)
                                                             ------------    ------------    ------------
    Net Cash Provided from Financing Activities                11,830,059       3,609,216         706,479
                                                             ------------    ------------    ------------

Net Increase (Decrease) in Cash and Cash Equivalents           (1,332,499)        882,696         157,998

Cash and Cash Equivalents, Beginning of Year                    1,423,123         540,427         382,429
                                                             ------------    ------------    ------------

Cash and Cash Equivalents, End of Year                       $     90,624    $  1,423,123    $    540,427
                                                             ============    ============    ============

* Issued as an audited consolidated statement of income of STB, Inc. prior to the reverse acquisition of Tele-Optics, Inc.

            See Accompanying Notes and Independent Registered Public
                            Accounting Firm's Report

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES

Basis of Presentation
---------------------

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates upon subsequent resolution of identified matters.

Nature of Operations
--------------------

On February 3, 2004, Tele-Optics, Inc., through its wholly owned subsidiary TLOP Acquisition Company, L.L.C. ("TLOP"), entered into a reverse acquisition (the "Reverse Merger") with STB, Inc. and its subsidiaries. On February 3, 2004, STB, Inc. became a wholly owned subsidiary of TLOP. As a result of the Reverse Merger, the Tele-Optics, Inc. operates all of its current business activities through its wholly-owned subsidiary TLOP.

Effective April 8, 2004, Tele-Optics changed its name to Velocity Asset Management, Inc. The entities that are included in these consolidated financial statements are as follows:

Velocity Asset Management, Inc. (formerly known as Tele-Optics, Inc). - Velocity Asset Management, Inc. (the "Company") was incorporated in Delaware on December 31, 1986. In 1987, the Company issued shares of its common stock pursuant to a public offering. The Company was engaged in the manufacture of optical products until 1991 when all assets and operations were sold. The Company was inactive from 1992 through 1998. Commencing in 1999, the Company devoted its activities to raising capital, becoming current on all previously delinquent regulatory reporting obligations, and sought to effect a merger or acquisition with a company that management believed to have significant growth potential. On February 3, 2004 (the "Effective Date"), the Company acquired STB, Inc., a New Jersey corporation ("STB"). Accordingly, the Company was classified as a Development Stage Enterprise, effective January 1, 1999 through February 3, 2004.

TLOP Acquisition Company, L.L.C. - TLOP Acquisition Company, L.L.C. was incorporated in New Jersey as a limited liability company. TLOP is a wholly-owned subsidiary of the Company and pursuant to the Reverse Merger owns 100% of STB.

STB, Inc. - STB was incorporated in New Jersey in 2003. Its primary purpose was to act as a holding company for three subsidiaries J. Holder, Inc., VOM, LLC and Velocity Investments, LLC.

J. Holder, Inc. - J. Holder, Inc. ("J. Holder") was formed in 1998 to invest in, and maximize the return on real property being sold at sheriff's foreclosure sales and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title.

VOM, L.L.C. - VOM, L.L.C. ("VOM") was formed in 2002 to invest in and maximize the return on New Jersey municipal tax liens. VOM focuses on maximization of profit through legal collections and owned real estate opportunities presented by the current tax lien environment.

Velocity Investments, L.L.C. - Velocity Investments, L.L.C. ("Velocity") was established in 2002 to invest in, and maximize the return on, consumer debt purchased on the secondary market. Velocity purchases consumer receivable portfolios at a discount and then seeks to liquidate these portfolios through legal collection means.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES (Continued)

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Velocity Asset Management, Inc. and companies in which Velocity Asset Management, Inc. has a controlling interest. Intercompany transactions have been eliminated. The equity method of accounting is used for investments in affiliates and other joint ventures over which Velocity Assets Management, Inc. has significant influence (ownership between twenty and fifty percent) but does not have effective control. Investments in affiliates in which Velocity Asset Management, Inc. cannot exercise significant influence (ownership interest less than twenty percent) are accounted for on the cost method.

Velocity Asset Management, Inc. also evaluates consolidation of entities under Financial Accounting Standards Board (FASB) Interpretation No. 46R, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R requires management to evaluate whether an entity or interest is a variable interest entity and whether Velocity Asset Management, Inc. is the primary beneficiary. Consolidation is required if both of these criteria are met. Velocity Asset Management, Inc. does not have any variable interest entities requiring consolidation.

Cash Equivalents
----------------

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Investments and Revenue Recognition - Investments in Real Property
------------------------------------------------------------------

Investment in Real Property consists of investments in real property purchased by the Company for resale and is carried at the lower of cost or market value. This includes the cost to purchase the property and repairs or other costs required to get the property ready for resale. The Company recognizes income and related expenses from the sale of real property investments at the date the sale closes.

Investment and Revenue Recognition - Investments in Municipal Tax Liens
-----------------------------------------------------------------------

The Company records its investments in New Jersey municipal tax liens at cost plus accrued interest. Interest revenue is recognized on the accrual basis of accounting, based on the face value of the tax certificates at the stated rate of 18% per annum. The initial portfolios of liens were purchased at a 2% discount. As required by Accounting Principals Board, Opinion No. 21, "Interest on Receivables and Payables," the discount is recognized over the estimated life of the liens using the interest method.

Investments and Revenue Recognition - Consumer Receivables
----------------------------------------------------------

The Company purchases consumer receivable portfolios at a substantial discount from their face amount due to a deterioration of credit quality between the origination and the Company's acquisition of the portfolios. Income is recognized using either the interest method or cost recovery method. Upon acquisition, the Company reviews each consumer receivable portfolio to determine whether each such portfolio is to be accounted for individually or whether such portfolio will be assembled into static pools of consumer receivable portfolios based on common risk characteristics. Once the static portfolio pools are created, management estimates the future anticipated cash flows for each pool. If management can reasonably estimate the expected timing and amount to future cash flows the interest method is applied. However, if the expected future cash flows cannot be reasonably estimated, the Company uses the cost recovery method.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES (Continued)

Investments and Revenue Recognition - Consumer Receivable Portfolios (Continued)
--------------------------------------------------------------------------------

Prior to January 1, 2005, the Company accounted for its investment in consumer receivable portfolios using the interest method under the guidance of Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." Effective January 1, 2005, the Company adopted and began to account for its investment in consumer receivable portfolios using the interest rate method under the guidance of American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 03-03, "Accounting for Loans or Certain Securities Acquired in a Transfer." SOP 03-03 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt if those differences are attributable, at least in part, to credit quality. Increases in expected cash flows should be recognized prospectively through adjustment of the Internal Rate of Return ("IRR") while decreases in expected cash flows should be recognized as impairment.

Under both the guidance of SOP 03-3 and PB-6, as amended, when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the IRR and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, SOP 03-03 requires that the expected decrease be recognized as impairment by decreasing the carrying value of the affected pool (rather than lower the IRR) so that the pool will amortize over its expected life using the original IRR. A pool can become fully amortized (zero carrying balance on the balance sheet) while still generating cash collections. In this case, all cash collections are recognized as revenue when received.

Under the cost recovery method, no revenue is recognized until the Company has fully collected the cost of the portfolio, or until such time that the Company considers the collections to be probable and estimable and begins to recognize income based on the interest method as described above. At December 31, 2005, the Company had no consumer receivable portfolios accounted for under the cost recovery method.

The Company establishes valuation allowances for all acquired loans subject to SOP 03-03 to reflect only those losses incurred after acquisition (that is, the present value of cash flows initially expected at acquisition that are no longer expected to be collected). Valuation allowances are established only subsequent to acquisition of the receivables. At December 31, 2005, the Company had no valuation allowance on its receivables. Prior to January 1, 2005, in the event that estimated future cash collections would be inadequate to amortize the carrying balance, an impairment charge would be taken with a corresponding write-off of the receivable balance.

Fair Value of Financial Instruments
-----------------------------------

Substantially all of the consolidated Companies' assets and liabilities are carried at fair value or contracted amounts that approximate fair value except the investments in real property, carried at the lower of cost or market value, and the investments in consumer receivables, which are carried at cost. Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument. Assets that are recorded at fair value consist largely of property deposits, receivables and other assets, which are carried at contracted amounts that approximate fair value. Similarly, the consolidated Companies' liabilities consist of short term liabilities recorded at contracted amounts that approximate fair value.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES (Continued)

Equipment and Depreciation
--------------------------

Property and equipment are recorded at cost. Depreciation is computed under both the straight-line and the double-declining balance methods for financial reporting purposes. Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $26,287, $5,147, and $-0-, respectively.

Income Taxes
------------

The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Earnings per Share
------------------

The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128) which establishes standards for computing and presenting earnings per share ("EPS") and requires the presentation of both basic and diluted EPS. As a result, primary and fully diluted EPS have been replaced by basic and diluted EPS. EPS is calculated by dividing net income by the weighted-average number of outstanding shares of Common Stock for each year.

Stock Based Compensation
------------------------

The Company has adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" effective December 2002. SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results.

Additionally, regarding the treatment of non-employee stock based compensation, the Company followed the guidance of EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES (Continued)

Recently Adopted Accounting Standards
-------------------------------------

In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-03, "Accounting for Certain Loans of Debt Securities Acquired in a Transfer". SOP 03-03 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt if those differences are attributable, at least in part, to credit quality. Increases in expected cash flows should be recognized prospectively through adjustment of IRR while decreases in expected cash flows should be recognized as impairment.

Prior to January 1, 2005, the Company accounted for its investment in consumer receivable portfolios using the interest method under the guidance of Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." Effective January 1, 2005, the Company adopted and began to account for its investment in consumer receivable portfolios using the interest rate method under the guidance of American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 03-03, "Accounting for Loans or Certain Securities Acquired in a Transfer."

Under both the guidance of SOP 03-3 and PB-6, as amended, when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the IRR and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, SOP 03-3 requires that the expected decrease be recognized as impairment by decreasing the carrying value of the affected pool (rather than lower the IRR) so that the pool will amortize over its expected life using the original IRR. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004 and should be applied prospectively to loans acquired on or before December 15, 2004 as it applies to decreases in expected cash flows.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment" ("SFAS 123R"). This statement revises and supersedes FASB Statement No. 123, "Accounting for Share-Based Compensation" and requires that the cost of all share-based payments be recognized in the financial statements. For public entities that file as small business issuers--as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The effective date for implementation of SFAS 123R for the Company will be January 1, 2006.


Recent Issued Accounting Standards
----------------------------------

SFAS No. 154, "Accounting Changes for Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3," was issued in June 2005. SFAS No. 154 is effective January 1, 2006. This statement requires retrospective application to financial statements of prior periods for changes in accounting principle that are not adopted prospectively. This standard has no impact on the Company's 2005 financial statements.

SFAS No. 153, "Exchanges of Nonmonetary Assets--an amendment of APB Opinion No. 29," was issued in December 2004. SFAS No. 153 is effective January 1, 2006. This statement eliminates the exception for nonmonetary exchanges of similar productive assets to be measured based on the fair value of the assets exchanged and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This standard has no impact on the Company's financial statements.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Standards (Continued)
------------------------------------------------

SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company's adoption of SFAS No. 150 in 2003 did not have a material effect on the Company's results of operations, cash flows or financial position.

SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued in April 2003. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company's adoption of SFAS No. 149 in 2003 did not have a material effect on the Company's results of operations, cash flows or financial position.

Comprehensive Income
--------------------

Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," (SFAS 130), requires that total comprehensive income be reported in the consolidated financial statements. There were no components of comprehensive income; consequently, no separate statement of comprehensive income has been presented.

Restatement
-----------

We have restated our consolidated financial statements for the year ended December 31, 2004. The restatement consists of an adjustment to include a loss on debt extinguishment recorded in the third quarter of 2004 to comply with APB 26, "Early Extinguishment of Debt." The restatement had no impact on net cash used in operating activities in the condensed consolidated statements of cash flows.

The addition of the loss on debt extinguishment resulted from the need to apply the accounting principles in paragraph 20 of APB 26 in determining the difference between the reacquisition price and the net carrying amount of the extinguished debt related to the August 12, 2004 exchange in which $3,676,252 in outstanding debt was exchanged for 4,084,724 shares of the Company's Common Stock at $0.90 per share. After further evaluation, we determined that APB 26 requires that a loss be computed using the August 12, 2004 OTCBB market price of $1.60 for VCYA.ob common stock, resulting in a non-cash loss of $2,859,307 due to the difference between the $1.60 OTCBB market price and the $0.90 per share used in the negotiated exchange. This loss generates a permanent timing difference between book and tax reporting.

The effect of the adjustment for the year ended December 31, 2004 was a decrease from net income of $154,192 to a net loss of ($2,705,115) which resulted in a decrease in basic earnings per share for the year ended December 31, 2004 from $0.01 to ($0.10) or an $0.11 decrease and a decrease in diluted earnings per share from $0.00 to ($0.07) or a $0.07 decrease. The restatement had no impact on our cash position and revenue for the year ended December 31, 2004.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES (Continued)

Reclassification
----------------

Certain amounts in previously issued financial statements were reclassified to conform to 2005 presentations. These reclassifications had no effect on retained earnings.


NOTE 2 - INVESTMENTS

Investments in Real Property
----------------------------

As discussed in Note 1, investments in real property are made at a discount to fair market value with the focus on acquiring the property for resale or to perfect the partial interest and/or clouded title for resale.

Investments in real property consist of the following:

                                               2005           2004           2003
                                           ------------   ------------   ------------
   Total Property Inventory                $  6,024,038   $  1,524,810   $  1,139,670
   Assignments and Judgments                    415,202        626,050             --
                                           ------------   ------------   ------------

      Total Investments in Real Property   $  6,439,240   $  2,150,860   $  1,139,670
                                           ============   ============   ============

Investments in Municipal Tax Liens
----------------------------------

Investments in municipal tax liens consist of the following:

                                       2005           2004           2003
                                   ------------   ------------   ------------
   Tax Lien Certificates           $    302,228   $    432,232   $    674,603
   Accrued Interest                     236,698        269,885        334,470
                                   ------------   ------------   ------------

      Total Tax Certficates        $    538,926   $    702,117   $  1,009,073
                                   ============   ============   ============

Interest accrues at 18 percent per annum based on the lien balance.


NOTE 3 - CONSUMER RECEIVABLE PORTFOLIOS

Consumer finance receivables consist of the following:

                                                            2005            2004
                                                        ------------    ------------
   Balance at beginning of period                       $  3,237,852    $  1,767,166
   Acquisitions and Capitalized Costs, net of Returns     16,291,794       1,689,316

   Cash Collections                                       (5,404,930)     (1,944,986)
   Income Recognized on Consumer Receivables               3,633,945       1,726,356
                                                        ------------    ------------
      Cash Collections Applied to Principal               (1,770,985)       (218,630)
                                                        ------------    ------------

      Total Consumer Receivable Portfolios              $ 17,758,661    $  3,237,852
                                                        ============    ============

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 3 - CONSUMER RECEIVABLE PORTFOLIOS (Continued)

As of December 31, 2005, the Company had $17,758,661 in consumer receivables. Based upon management's current estimation of future cash collections, principal reductions will be as follows:

   December 31, 2006                                      $ 2,575,723
   December 31, 2007                                        3,464,621
   December 31, 2008                                        4,502,514
   December 31, 2009                                        4,972,845
   December 31, 2010                                        2,242,958
                                                          -----------

      Total                                               $17,758,661
                                                          ===========

The accretable yield represents the amount of income the Company can expect to generate over the remaining life of its existing portfolios based on estimated cash flows as of December 31, 2005. Changes in the accretable yield are as follows:

                                                              2005
                                                          ------------

   Balance at Beginning of Year                           $  2,879,823
   Income Recognized on Consumer Receivable Portfolios      (3,633,945)
   Additions                                                16,372,763
                                                          ------------

      Balance at End of Year                              $ 15,618,641
                                                          ============

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                         2005           2004           2003
                                     ------------   ------------   ------------

   Office Equipment                  $     92,820   $     41,775   $         --
   Furniture and Fixtures                   9,740          4,990             --
   Leasehold Improvements                  16,095          5,580             --
                                     ------------   ------------   ------------

   Total Property and Equipment           118,655         52,345             --

   Less:  Accumulated Depreciation        (31,433)        (5,147)            --
                                     ------------   ------------   ------------

   Net Property and Equipment        $     87,222   $     47,198   $         --
                                     ============   ============   ============

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 5 - SHORT TERM BORROWINGS UNDER LINE OF CREDIT

The Company had a $2,000,000 line of credit with an officer and shareholder, which was due to expire May 2005, for the purpose of financing the Company's investments in real property. Interest at 10% per annum was due upon sale of the real property, based on the number of days the funds were committed to the investment. Each investment was presented on a case-by-case basis for funding approval and, if approved, the asset purchased was assigned as collateral to the shareholder for the funds advanced until the property was sold. Funds advanced were held and disbursed from an attorney trust account. At December 31, 2005, 2004 and 2003, there was $-0-, $-0- and $1,294,523, respectively, available under this line of credit. On August 12, 2004, the Company entered into an agreement under which the line of credit was exchanged for shares of the Company's common stock, par value $.001 per share, at a rate of one share per $0.90 of the obligation. The total debt exchanged, including accrued interest of $79,489, totaled $984,966. The effective date of this exchange of debt for equity is retroactive to July 1, 2004, which reflects the agreement of the parties that no interest would be accrued or paid on the debt exchanged since the last interest payment date of June 30, 2004. On August 12, 2004, the Company's stock as traded on the OTCBB had a market value of $1.60. Paragraph 20 of APB 26 requires that a difference between the reacquisition price and the net carrying amount of the extinguished debt should be recognized currently in income of the period of extinguishment as losses or gains and identified as a separate item. In connection with the exchange of line of credit, in the year 2004 the Company has recorded a non-cash loss on early extinguishment of debt of $794,349.

On January 27, 2005 (the "Closing Date"), Velocity entered into a Loan and Security Agreement (the "Loan Agreement") with Wells Fargo Foothill, Inc., a California corporation (the "Lender"), pursuant to which the Lender agreed to provide Velocity with a two year $12,500,000 credit facility to finance up to 60% of the purchase price of individual pools of unsecured consumer receivables that are approved by the Lender under specific eligibility criteria set forth in the Loan Agreement. On the Closing Date, the following agreements were also entered into with the Lender: a Continuing Guaranty, under which the Company provided a secure guaranty of Velocity's obligations under the Loan Agreement; a Security and Pledge Agreement, by and among the Registrant and the Lender, under which the Company pledged all of the Company's assets to secure the credit facility; and a Subordination Agreement, by and among the Company, the Lender and Velocity, under which the Company agreed to subordinate certain sums of the intercompany payable due and owing from Velocity to the payments owed under the credit facility. The interest rate on the loan is 3.50% above the prime rate of Wells Fargo Bank, N.A, which was 10.75% at December 31, 2005. As of December 31, 2005, the Company had $6,164,462 outstanding on the line. The Loan Agreement was amended in February 2006, see Note 18, "SUBSEQUENT EVENTS".

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 6 - NOTES PAYABLE

Notes payable consist of the following:

                                                                                       2005            2004            2003
                                                                                   ------------    ------------    ------------
Note payable to an officer and a related trust, interest at 10% per annum, secured by tax lien certificates and all other assets of the Company. Principal and interest payable quarterly or, if not quarterly, at such time as the
Company's cash flow allows, was due July 17, 2004. On August 12, 2004, the
Company entered into an agreement under which the above note was exchanged for shares of the Company's common stock, par value $.001 per share at a rate of one share per $.90 of the obligation. The total debt exchanged including accrued interest of $75,095, totaled $1,581,131. The effective date of this exchange of debt for equity is retroactive to July 1, 2004, which reflects the agreement of the parties that no interest would be accrued or paid on the debt exchanged since the last interest payment date, June 3, 2004.

On August 12, 2004, the Company's stock as traded on the OTCBB had a market value of $1.60. Paragraph 20 of APB No. 26 requires that any difference between the reacquisition price and the net carrying amount of the extinguished debt should be recognized currently in income of the period of extinguishment as losses or gains and identified as a separate item. In connection with this debt exchange, in the year 2004, the Company has recorded a non-cash loss on early
extinguishment of debt of $1,256,470.                                              $         --    $         --    $  1,506,036
                                                                                   ------------    ------------    ------------

Note payable to Richard Cavanaugh, interest at 8% per annum payable semi-annually, upon 30 days notice to the Company, the note may be payable upon demand and is unsecured. On August 12, 2004, the Company entered into an agreement under which a $150,000 note payable was exchanged for shares of the Company's common stock, par value $.001 per share at a rate of one share per $.90 of the obligation. The total debt exchanged including accrued interest of $5,015, totaled $155,015. The effective date of debt for equity is retroactive to July 1, 2004, which reflects the agreement of the parties that no interest would be accrued or paid on the debt since the last interest payment date of June 30, 2004.

On August 12, 2004, the Company's stock as traded on the OTCBB had a market value of $1.60. Paragraph 20 of APB No. 26 requires that any difference between the reacquisition price and the net carrying amount of the extinguished debt should be recognized currently in income of the period of extinguishment as losses or gains and identified as a separate item. In connection with this debt exchange, in the year 2004, the Company has recorded a non-cash loss on early
extinguishment of debt of $120,567.                                                          --              --         500,000
                                                                                   ------------    ------------    ------------

Subtotal                                                                                     --              --       2,006,036
                                                                                   ------------    ------------    ------------

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 6 - NOTES PAYABLE (Continued)

                                                                                       2005            2004            2003
                                                                                   ------------    ------------    ------------
Subtotal brought forward                                                           $         --    $         --    $  2,006,036

Note payable to Michael Kelly, interest at 8% per annum payable semi-annually, upon 30 days notice to the Company, the note may be payable upon demand and is unsecured. On August 12, 2004, the Company entered into an agreement under which a $300,000 note payable was exchanged for shares of the Company's common stock, par value $.001 per share at a rate of one share per $.90 of the obligation. The total debt exchanged including accrued interest of $11,902 totaled $311,902. The effective date of debt for equity is retroactive to July 1, 2004, which reflects the agreement of the parties that no interest would be accrued or paid on the debt since the last interest payment date of June 30, 2004.

On August 12, 2004, the Company's stock as traded on the OTCBB had a market value of $1.60. Paragraph 20 of APB No. 26 requires that any difference between the reacquisition price and the net carrying amount of the extinguished debt should be recognized currently in income of the period of extinguishment as losses or gains and identified as a separate item. In connection with this debt exchange, in the year 2004, the Company has recorded a non-cash loss on early
extinguishment of debt of $241,089.                                                          --              --         300,000

Notes payable to an officer and shareholder, interest at 8% per annum, unsecured. All notes originated during the period January-May of 2003 and were each due in five years. Principal and interest were due on the anniversary of each note except that for the first year, which payment shall be optional and otherwise added to the second year payment. On August 12, 2004, the Company entered into an agreement under which the above notes payable were exchanged for shares of the Company's common stock, par value $.001 per share at a rate of one share per $.90 of the obligation. The total debt exchanged including accrued interest of $51,798 totaled $550,818. The effective date of this debt for equity is retroactive to July 1, 2004, which reflects the agreement of the parties that no interest would be accrued or paid on the debt exchanged since the last interest payment date of June 30, 2004. On August 12, 2004, the Company's stock as traded on OTCBB had a market vale of $1.60. In connection with this debt exchange, in the year 2004, the Company has recorded a non-cash loss on early
extinguishment of debt of $446,832.                                                                                     499,020
                                                                                   ------------    ------------    ------------

Subtotal                                                                                     --              --       2,805,056
                                                                                   ------------    ------------    ------------

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 6 - NOTES PAYABLE (Continued)

                                                                                       2005            2004            2003
                                                                                   ------------    ------------    ------------
Subtotal Carryover                                                                 $         --    $         --    $  2,805,056

On June 2, 2005, J. Holder, a wholly owned subsidiary of the Company, acquired a residential property in Melbourne, Florida through a joint venture with Groveland Estates, LLC, an unrelated party. The property was purchased for $3.25 million from Detroit-based Comerica Bank, which had acquired the property through a foreclosure. Acquisition financing of $3,350,000 was provided by a group of investors, including J. Holder (the "Investor Group") which invested approximately $125,000, that will receive 10% per annum and 2.0% of the loaned amount along with a pro rata share of 20% of the net profit realized by J.
Holder upon the sale of the property.

Under the terms of its joint venture agreement with Groveland Estates, LLC, the
Investor Group will receive 100% return of all capital including acquisition and carrying costs, plus the above cost of funds. In addition, J. Holder will receive 60% of the net profit of the proceeds upon the sale of the property, 20%
of which will be shared pro rata among the Investor Group, and Groveland
Estates, LLC will receive 40% of the net profit, plus 20% of the actual cost, if any, of the property's renovation, as a project management fee. Although the property was appraised in March 2005 at $8.5 million, there can be no assurance
that the sale of the property will result in a profit.                                3,350,000              --              --

On September 21, 2005, J. Holder entered into a $1,000,000 mortgage and securitu agreement, the proceeds of which are being used to renovate the Melbourne property. Estimated renovations are expected to cost approximately $900,000. All principal accrues interest at a fixed annual rate of 12.0% per annum and payments of accrued interest are due and payable in arrears in equal monthly payments on the outstanding principal balance of the promissory note. J. Holder is required to make monthly interest only payments of $10,000 until October 21,
2007 at which time all principal, accrued interest and other charges are due and payable. Prior to April 1, 2006, there shall be a prepayment penalty equal to the interest that would have been accrued and earned for six months from the
date of the agreement.                                                                1,000,000              --              --
                                                                                   ------------    ------------    ------------

Subtotal                                                                              4,350,000              --       2,805,056
                                                                                   ------------    ------------    ------------

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 6 - NOTES PAYABLE (Continued)

                                                                                       2005            2004            2003
                                                                                   ------------    ------------    ------------
Subtotal brought forward                                                           $  4,350,000    $         --    $  2,805,056

On April 15, 2005, the Company sold three promissory notes in the principal amount of $100,000, $150,000 and $100,000 each to three accredited investors in a private placement. Each of the notes bears interest at the rate of 7% per annum and interest is payable in quarterly installments commencing June 30,
2005. The entire principal of each note is payable on April 15, 2006 unless the holder thereof gives written notice to the Company 90 days prior to April 15,
2006 that it elects to extend his, her or its note, in which event the entire
principal thereof is payable on April 15, 2007.                                         350,000

Note payable to Richard Cavanaugh, interest at 6% per annum, payable quarterly, due April 15, 2005, upon 30 days notice to the Company, the note is payable upon
demand and is unsecured.                                                                     --         250,000              --

On October 5, 2005, the Company sold a promissory note in the principal amount of $60,000 to a related entity in a private placement. The note bears interest at the rate of 7% per annum. The entire principal and accrued interest of each note is payable in one lump sum payment on October 5, 2006 unless the holder thereof gives written notice to the Company 30 days prior to October 5, 2006 that it elects to extend his, her or its note, in which event the entire
principal thereof is payable on October 5, 2007.                                         60,000
                                                                                   ------------    ------------    ------------

Total notes payable                                                                   4,760,000         250,000       2,805,056
Less: Current Portion                                                                   410,000         250,000       2,306,036
                                                                                   ------------    ------------    ------------

                                                                                   $  4,350,000    $         --    $    499,020
                                                                                   ============    ============    ============

Maturities of notes payable are as follows:
                                                                      2006         $    410,000
                                                                      2007            4,350,000
                                                                                   ------------

                                                                                   $  4,760,000
                                                                                   ============

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 7 - OBLIGATION UNDER CAPITAL LEASE

The capital lease obligation consists of the following:

                                                                                       2005            2004            2003
                                                                                   ------------    ------------    ------------
Capital lease payable to Unifund Portfolio E, LLC in monthly installments of
$44,834, including interest at 5.75% with a ballon payment due November 2005, secured by corresponding consumer receivables portfolios. On November 7, 2005, the Company exercised its option to buy out the lease for a balloon payment of
$315,180.                                                                          $         --    $    709,157    $  1,179,165
                                                                                   ============    ============    ============


NOTE 8 - RELATED PARTY TRANSACTIONS

Interest payments on the line of credit, Note 5, were made to a director and shareholder of the Company in the amounts of, $-0- , $124,859 and $66,237 for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, the Company paid the director and shareholder consulting fees of $-0-, $8,312, and $103,389 for the years ended December 31, 2005, 2004 and 2003, respectively.

At December 31, 2005, 2004 and 2003, the Company had a related party receivable from a related party in the amount of $-0-, $-0- and $16,872, respectively.

In connection with the Company's independent consulting agreement with The Del Mar Consulting Group Inc. agreement, two of the Company's executive officers, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. granted an option to RB & AJ Associated Holdings, Inc., a corporation majority owned by the president of the consulting group, to purchase 13,600 warrants owned by the executive officers to purchase an aggregate of 85,000 (42,500 from each) shares of common stock at $1.04 per share. In addition, the executive officers granted an employee of the Consultant an option to purchase 2,400 warrants owned by the executive officers to purchase an aggregate of 15,000 (7,500 from each) share of common stock at $1.04 per share. Both of these options were exercised on March 15, 2005.

Until June 1, 2005, the Company's business office at 3100 Route 138 West, Wall, NJ 07719 had been leased for a two year period from a company owned by Messrs. Ragan & Ragan and total lease payments of $3,750, $9,000 and $-0- for years ended December 31, 2005, 2004 and 2003.

The Company engages Ragan & Ragan, PC an entity owned by Messrs. Ragan & Ragan, to pursue legal collection of its receivable portfolios with respect to obligors and properties located in the State of New Jersey. The fee arrangements between the Company's subsidiaries Velocity, J. Holder and VOM and Ragan & Ragan, P.C., each dated as of January 1, 2005, have been reviewed and approved by all the members of a committee appointed by the Board of Directors other than Mr. Ragan, Sr. who abstained. John C. Kleinert and James J. Mastriani comprised the committee.

Legal fees paid to Ragan & Ragan, P.C. by the individual subsidiaries were as follows:

                                            2005         2004         2003
                                         ----------   ----------   ----------
Velocity Investments, L.L.C              $1,062,196      554,770   $  111,485
VOM, L.L.C                                   15,013        6,225       95,000
J. Holder, Inc.                              63,574       71,689       51,671
                                         ----------   ----------   ----------

                                         $1,140,783   $  632,684   $  258,156
                                         ==========   ==========   ==========

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 8 - RELATED PARTY TRANSACTIONS (Continued)

On October 5, 2005, the Company sold a promissory note in the principal amount of $60,000 to Ragan & Ragan, PC, a related entity, in a private placement. The note bears interest at the rate of 7% per annum. The entire principal and accrued interest of the note is payable in one lump sum payment on October 5, 2006 unless the holder thereof gives written notice to the Company 30 days prior to October 5, 2006 that it elects to extend its note, in which event the entire principal thereof is payable on October 5, 2007. On October 5, 2005, the Company's J. Holder subsidiary sold a promissory note in the principal amount of $70,000 to YouBit, Inc. a related entity owned by Ragan & Ragan, PC in a private placement. The note bears interest at the rate of 7% per annum. The entire principal and accrued interest of each note is payable in one lump sum payment on October 5, 2006 unless the holder thereof gives written notice to the Company 30 days prior to October 5, 2006 that it elects to extend its note, in which event the entire principal thereof is payable on October 5, 2007.


NOTE 9 - INCOME TAXES

The provision for corporate income taxes for the years ended December 31, 2005, 2004 and 2003 consist of the following:

                                                       2005           2004            2003
                                                   ------------   ------------    ------------
Current:
  Federal                                          $    274,666   $         --    $         --
  State                                                  65,017         18,002           2,567
                                                   ------------   ------------    ------------

Total                                              $    339,683   $     18,002    $      2,567
                                                   ------------   ------------    ------------


Deferred Tax (Benefit) Expense:
  Federal                                          $     49,820       (221,500)   $         --
  State                                                  12,080         11,800              --
                                                   ------------   ------------    ------------

Total Deferred Tax (Benefit) Expense               $     61,900   $   (209,700)   $         --
                                                   ------------   ------------    ------------

Total Current and Deferred Tax (Benefit) Expense   $    401,583   $   (191,698)   $      2,567
                                                   ============   ============    ============

The tax effect of temporary differences that make up the significant components of the deferred tax asset and liability for financial reporting purposes at December 31, 2005, 2004 and 2003 are as follows:

                                         2005           2004           2003
                                     ------------   ------------   ------------
Deferred Tax Asset
  Net Operating Loss Carryforwards   $    506,600   $    620,400   $    625,900
                                     ============   ============   ============

Deferred Tax Liability
  Depreciation and Amortization      $    (30,200)  $    (11,800)  $         --
                                     ============   ============   ============

Net Deferred Income Taxes            $    476,400        608,600   $    625,900

Valuation Allowance                      (328,600)      (398,900)      (625,900)
                                     ------------   ------------   ------------

Total                                $    147,800   $    209,700   $         --
                                     ============   ============   ============

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 9 - INCOME TAXES (Continued)

Velocity Asset Management, Inc. (formerly Tele-Optics, Inc.) generated net operating losses prior to its acquisition of STB. As a result of the reverse acquisition, the ownership change of Velocity Asset Management, Inc. as of February 3, 2004 limits and reduces the future utilization of the Company's net operating loss carry forwards. These pre-reverse acquisition net operating loss carry forwards will be limited and reduced based upon the applicable Federal and New Jersey rules. Any net operating loss carry forwards for future tax years will be available to offset future taxable income of the consolidated group subject to an annual limit per the Internal Revenue Code Section 382.

For the tax years ending December 31, 2003 and 2002 (pre-reverse acquisition), the deferred income taxes relating to the tax benefit of the Company's net operating loss carry forwards were offset by a 100% valuation allowance due to the uncertainty of profitable operations in the future.

At December 31, 2005, the Company had unused net operating loss carry forwards of approximately $1,638,200 for Federal purposes and $107,600 for New Jersey purposes. These net operating losses may provide future income tax benefits of approximately $506,600, which will expire between the years 2006 and 2014. The ability to utilize such losses is dependent upon the Company's ability to generate taxable future income as well as the annual limit per the Internal Revenue Code Section 382 versus the expiration dates of the losses. Because some of the losses are due to expire prior to fully utilizing the carry forwards, a valuation reserve has been established for an amount equal to the expected expired amount.


NOTE 10 - RECAPITALIZATION

The merger of STB into Velocity Asset Management, Inc.'s wholly-owned subsidiary TLOP Acquisition Company, L.L.C. was treated as a reverse acquisition resulting in a recapitalization. The details of the recapitalization are as follows:

                                                            February 3, 2004
                                       -------------------------------------------------------------
              Equity Account               Balance           Adjustments                Balance
                                           Prior to          Pursuant to                 After
                                       Recapitalization    Recapitalization         Recapitalization
                                       ----------------    ----------------         ----------------
Common Stock, Par Value                $            100              12,905  (A)    $         13,005

Additional Paid-in-Capital                          900                (900) (A)                  --

Retained Deficit                               (122,748)            (12,005) (A)            (134,753)
                                       ----------------    ----------------         ----------------

Totals                                 $       (121,748)   $             --         $       (121,748)
                                       ================    ================         ================

(A) A recapitalization adjustment was required to convert the equity section of STB, Inc. (the accounting acquirer in the reverse merger) immediately prior to the reverse merger to the equity section of the newly acquired public shell immediately following the reverse merger.

This recapitalization adjustment increased the common stock of STB, Inc. from its former value of $100 to the par value of Velocity Asset Management, Inc. (the former public shell entity) of $13,005 (which equals the 13,005,000 shares of outstanding stock times a stated par value of $0.001). The offset of this $12,905 adjustment eliminated the additional paid in capital of $900 and the balance of $12,005 was an adjustment to the entity's retained deficit.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 11 - COMMON STOCK TRANSACTIONS

Concurrent with and pursuant to the reverse merger, which occurred on February 3, 2004, between Velocity Asset Management, Inc. (formerly Tele-Optics, Inc.) and STB, Inc. (See Note 1 - Organization and Accounting Policies), the Company issued the following shares of common stock to the executive officers of the
Company:

          Name of Executive Officers        Number of Shares      Par Value
        ------------------------------      ----------------      ---------

        John C. Kleinert                           3,064,712      $   3,065
        W. Peter, Ragan, Sr.                       1,532,356          1,532
        W. Peter, Ragan, Jr.                       1,532,356          1,532
                                            ----------------      ---------

                                                   6,129,424      $   6,129
                                            ================      =========

Additionally, concurrent with the reverse merger, the Company sold the following shares of common stock pursuant to a private placement to the following shareholder for $500,000:

              Name of Shareholder           Number of Shares      Par Value
        --------------------------------    ----------------      ---------

        David Granatell                              562,500      $     563
                                            ================      =========


* The number of shares represents the post reverse stock split quantities and have been adjusted to reflect the 13:1 reverse stock split, as detailed in Note 12.


NOTE 12 - REVERSE STOCK SPLIT AND CHANGE IN NUMBER OF SHARES OF CAPITAL STOCK AUTHORIZED

On April 8, 2004, the Company amended its certificate of incorporation to (a) effect a 13-for-1 reverse split of the Company's then issued and outstanding shares of common stock and (b) change the total authorized shares of capital stock to 50,000,000 shares, of which 40,000,000 are classified as common stock, par value $.001 per share and 10,000,000 are classified as preferred stock, par value $.001 per share. As of December 31, 2005, the total common stock issued and outstanding was 15,972,321 with a par value of $15,972 and there was no preferred stock issued or outstanding. All references to share numbers or earnings or loss per share contained in the consolidated financial statements to which these notes relate give effect to the Reverse Split.

NOTE 13 - SECURED DEBENTURE

On October 27, 2005, the Company and J. Holder entered into a Securities Purchase Agreement with an institutional investor relating to a sale of a 10% Secured Convertible Debenture, due April 27, 2007, in the aggregate principal amount of $1.8 million (the "Debenture"), and an associated common stock purchase warrant (the "Warrant") to purchase 200,000 shares of the Company's common stock at an exercise price of $3.10 per share. Net proceeds from the financing ($1,770,000) have been used primarily for working capital purposes including, but not limited to, the purchase of distressed real property interests and distressed consumer receivable portfolios.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 13 - SECURED DEBENTURE (Continued)

The Debenture was issued with an initial conversion price of $4.00 per share and provides for full ratchet anti-dilution protection (in certain circumstances). At the initial conversion price, the Debenture is convertible into an aggregate of 450,000 shares of common stock. The Debenture bears interest at 10% per annum, payable monthly on the first day of each calendar month, beginning on November 1, 2005. Interest is payable in cash or, at the Company's option, in shares of common stock provided certain conditions are satisfied. On or after April 1, 2006, the Debenture will be convertible into shares of common stock at a price equal to $2.525 per share (125% of the 5 day average closing price immediately prior to the closing date).

Beginning on April 1, 2006, the Company is obligated to repay the Debenture in monthly payments equal to 1/12 of the outstanding principal amount, in cash; provided, however, that upon the satisfaction of certain conditions, such payment may be made in shares of the Company's common stock based on a conversion price equal to 85% of the average of the three lowest closing prices of the Company's common stock during the ten trading days immediately prior to the applicable monthly payment date.

At any time after the issuance date and prior to March 31, 2006, the Debenture may be redeemed at the election of the Company at the principal amount, plus accrued but unpaid interest, subject to the satisfaction of certain conditions. Upon the occurrence of a change of control, a fundamental transaction or the sale of certain specified assets as set forth in the Debenture, the holder may require the Company to redeem the Debenture at the principal amount, plus accrued and unpaid interest, subject to the satisfaction of certain conditions.

The purchaser of the Debenture was granted (i) a security interest in the assets of the Company and the assets of the Company's subsidiaries, J. Holder, TLOP Acquisition Company, L.L.C., VOM, L.L.C. and SH Sales, Inc. (the "Subsidiary Guarantors"), and (ii) a pledge of the Company's direct and indirect ownership of its subsidiaries, each of which are subject to the liens of holders of existing indebtedness, permitted liens and permitted indebtedness. Additionally, the Subsidiary Guarantors have agreed to guarantee the obligations of the Company under the Debenture and the other transaction documents.

The Debenture is also guaranteed personally by each of John C. Kleinert, the Company's President and Chief Executive Officer, W. Peter Ragan, Sr., the Company's Vice President and W. Peter Ragan, Jr., President of the Company's wholly owned Velocity Investments, L.L.C. subsidiary.

The Warrant was issued with an exercise price of $3.10 per share, provides for full ratchet anti-dilution protection in certain circumstances and contains a cashless exercise provision. The Warrant is exercisable for an aggregate of 200,000 shares of common stock, and if fully exercised for cash at the initial exercise price, the Warrant would yield approximately $620,000 of additional proceeds to the Company.

The Company filed a registration statement with the Securities and Exchange Commission in order to register the resale of the shares issuable upon conversion of the Debenture and the shares issuable upon exercise of the Warrant. Such registration was declared effective on December 29, 2005.

Pursuant to the Securities Purchase Agreement, the investor has certain rights to participate in future financings of the Company. In addition, subject to certain exceptions, for a period of 90 days (through March 29, 2006) after the effective date of the registration statement (described above), the Company may not issue shares of common stock or common stock equivalents.

The holder may not convert the Debenture or exercise the Warrant to the extent that, after giving effect to such conversion or exercise, as the case may be, the holder would beneficially own in excess of 4.99% of the number of shares of common stock of the Company outstanding immediately after giving effect to such conversion, calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 13 - SECURED DEBENTURE (Continued)

The offering, sale and issuance of the Debenture and the Warrant was effected pursuant to the exemption from registration provided by Rule 506 promulgated under the Securities Act of 1933, as amended.


NOTE 14 - OUTSTANDING WARRANTS

At December 31, 2004, the Company had issued and outstanding warrants to purchase 5,358,503 shares of its common stock at a prices ranging from $1.04 to $2.50 per share. A portion of the warrants (2,999,500, as adjusted for the 13:1 reverse stock split) were granted pursuant to the Merger Agreement effective February 3, 2004 and expire after a period of five years. The balance of the warrants (2,359,003) were granted pursuant to private offerings and/or in lieu of services rendered and expire after a period of five years.

At December 31, 2005, the Company had issued outstanding warrants to purchase 3,965,839 shares of its common stock at prices ranging from $1.04 to $2.50 per share. The first warrants (3,199,500 shares of common stock, as adjusted for the 13:1 reverse stock split) were granted pursuant to the Merger Agreement effective February 3, 2004 and expire after a period of five years. The second warrants (716,339 shares of common stock) were granted pursuant to private offerings and/or in lieu of services rendered and expire after a period of five years. The remaining warrants (50,000 shares of common stock) were granted as compensation to an independent consultant in lieu of services rendered and have an expiration date of March 31, 2009.

NOTE 15 - STOCK BASED COMPENSATION

Stock Based Compensation to Non-Employees
-----------------------------------------

On January 30, 2004, the Company entered into a Business Advisory Agreement with Lomond International, Inc., ("Lomond") an unrelated corporation, pursuant to which we issued a warrant exercisable for a five year period to purchase an aggregate of 200,000 shares of common stock at an exercise price of $1.04 per share in exchange for business advisory services for a period of one year. The principal service of which was our acquisition of Tele - Optics, Inc. on February 3, 2004. As required by EITF 96-18, the warrant was valued as of the date in which significant performance required by the contract was completed. The fair value of the common stock at the date of issuance to Lomond was $0.08 per share, the closing bid price of Tele-Optics, Inc.'s common stock as reported by the OTC Bulletin Board on February 3, 2004. Using the Black-Scholes model the total compensation charge for the service contract with Lomond was $5,134 and the fair value of each equity instrument at the February 3, 2004 measurement date is $0.03. The expense recorded for this contract is $5,134 and is included in consulting fee expense.

On December 16, 2004, the Company entered into an independent consulting agreement with The Del Mar Consulting Group, Inc., an unrelated California corporation ("Del Mar"). The consultant agreed to provide specified public relations services for a period of one year. As compensation for such services the Company agreed to issue as a commencement bonus, 100,000 shares of common stock and a non-qualified stock option exercisable for five years to purchase 250,000 shares of common stock at a price of $2.50 per share. The total compensation charge for the common stock issued to Del Mar was $150,000 and the fair value of the common stock at the December 16, 2004 measurement date was $1.50 per share, the closing bid price of Velocity Asset Management, Inc.'s common stock reported by the OTC Bulletin Board on December 16, 2004. As required by EITF 96-18, the non-qualified stock option was

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 15 - STOCK BASED COMPENSATION (Continued)

valued as of the inception of the contract. Using the Black-Scholes model the total compensation charge for the non-qualified stock option issued under the service contract with Del Mar was $249,041 and the fair value of each share subject to the option at the December 16, 2004 measurement date is $1.00. The expense recorded for this contract is $399,041 and is included in consulting fee expense.

Neither contract contains a "substantial incentives for non-performance" as that term is defined under EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", or provisions for the forfeiture of the warrants/option in the event of non-performance.

On September 1, 2005, the Company entered into an Independent Consulting Agreement (the "Agreement") with Lomond International, Inc., an unrelated corporation (the "Consultant"), pursuant to which the Consultant agreed to provide certain specified business advisory services for a period of one year. As compensation for such services, we agreed to sell to the Consultant, as a commencement bonus, a warrant to purchase 50,000 shares of the Company's common stock with an exercise price of $2.50 per share, and an expiration date of March 31, 2009, for an aggregate purchase price of $2,500. The warrant will participate in all forward and reverse stock splits and stock dividends and will have a one-time piggy-back registration right on the warrant and the shares of common stock underlying the warrant. On November 11, 2005, the Business Advisory Agreement, dated September 1, 2005, between the Company and Lomond International, Inc. was amended, retroactive to the date of the agreement, to eliminate any compensation payable by the Company to Lomond International Inc. in connection with any debt or equity investment of any kind. As consideration for such amendment, Lomond was paid a fee of $25,000.

Stock Based Compensation for Employees
--------------------------------------

We have adopted the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" effective December 2002. SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting SFAS" No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which was released in December 2002 as an amendment of SFAS No. 123.


NOTE 16 - SUPPLEMENTAL CASH FLOW INFORMATION

Cash was expended for interest in the amount of $730,674, $338,525, and $329,740 for the years ended December 31, 2005, 2004 and 2003, respectively. Cash was expended for income taxes in the amount of $510,141, $7,568, and $2,892 for the years ended December 31, 2005, 2004 and 2003, respectively.

On August 12, 2004, the Company entered into agreements with an officer and other creditors in satisfaction of their outstanding loans under which the Company exchanged $3,676,252 of its existing indebtedness (the "Obligations") for 4,084,724 shares of the Company's common stock, par value $.001 per share at a rate of one share per $0.90 of the obligation. The effective date of this conversion of debt to equity is retroactive to July 1, 2004, which reflects the agreement of the parties that no interest would be accrued or paid on the debt exchanged since the last interest payment date, June 30, 2004. On August 12, 2004, the Company's stock as traded on the OTCBB had a market price of $1.60. Paragraph 20 of APB 26 requires that any difference between the reacquisition price and the net carrying amount of the extinguished debt should be recognized currently in income of the period of extinguishment as losses

                VELOCITY ASSET MANAGEMENT, INC. AND SUBSIDIARIES
                          (Formerly Tele-Optics, Inc.)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003


NOTE 16 - SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

or gains and identified as a separate item. In connection with this debt exchange, the Company has recorded a non-cash loss on early extinguishment of debt of $2,859,307. The non-cash transaction was as follows:

          Number of Shares Issued                           4,084,724
          Times: Corresponding Stock Valuation           $       1.60
                                                         ------------
          Total Stock Value Issued in Exchange           $  6,535,559
                                                         ============

          Total common stock issued                      $      4,085
          Total additional paid in capital                  6,531,474
                                                         ------------
          Total                                          $  6,535,559
                                                         ============

          Total Debt Extinguished
            Short-term borrowings under line of credit   $    905,476
            Notes payable                                   2,455,056
            Accrued interest payable                          229,221
            Accrued interest expense                           86,499
                                                         ------------
            Total Debt Extinguished                         3,676,252
            Loss on Extinguishment of Debt                  2,859,307
                                                         ------------
          Total                                          $  6,535,559
                                                         ============

* The loss on extinguishment of debt represents the difference in value of the stock on August 12, 2004 between the application of APB 26, Paragraph 20 for financial statement purposes and the agreement under which the transaction was executed. Thus, the difference is 4,084,724 shares times $0.70 ($1.60 less $0.90) resulting in a loss on extinguishment of debt of $2,859,307.


NOTE 17 - CONCENTRATIONS OF CREDIT RISK

The consolidated entities maintain cash balances at one institution located in central New Jersey. The amounts at this institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per entity. At various times during the year, the Company and its subsidiaries maintain balances in excess of the balance insured by the FDIC.

NOTE 18 - SUBSEQUENT EVENTS

On February 27, 2006, the Company's Velocity subsidiary entered into a First Amendment to the Loan and Security Agreement (the "Amended and Restated Loan Agreement") with Wells Fargo Foothill, Inc., a California corporation (the "Lender"), pursuant to which the Lender agreed to amend the Loan and Security Agreement dated January 27, 2005 (the "Original Loan Agreement"). The Original Loan Agreement provided for a two year $12,500,000 senior credit facility (the "Credit Facility") to finance up to 60% of the purchase price of individual pools of unsecured consumer receivables that are approved by the Lender under specific eligibility criteria. Pursuant to the Amended and Restated Loan Agreement, the Lender extended the Credit Facility until January 27, 2009 and agreed to increase the advance rate under the credit facility to 67.5% (up from 60%) of the purchase price of individual pools of unsecured consumer receivables that are approved by the Lender. The Lender also agreed to reduce the interest rate on the loan from 3.50% above the prime rate of Wells Fargo Bank, N.A. to 2.50% above such prime rate. In addition, the amortization schedule for each portfolio has been extended from twenty-four to thirty months. The Lender also agreed to reduce the limited personal guarantees of John Kleinert, W. Peter Ragan Sr. and W. Peter Ragan Jr. from $1,000,000 to $500,000.

--------------------------------------------------------------------------------

         No dealer, salesperson or other
person is authorized to give any
information or to represent anything not
contained in this prospectus. You must
not rely on any unauthorized information
or representations. This prospectus is                      [LOGO]
an offer to sell only the shares offered
hereby, but only under circumstances and
in jurisdictions where it is lawful to           Velocity Asset Management, Inc.
do so. The information contained in this
prospectus is current only as of its                   1,000,000 Shares
date.
                                                  Convertible Preferred Stock



            TABLE OF CONTENTS

                                      Page
PROSPECTUS SUMMARY                      1                _______________
RISK FACTORS                            7
NOTE ON FORWARD LOOKING STATEMENTS     20                  PROSPECTUS
USE OF PROCEEDS                        22                _______________
CAPITALIZATION                         23
DILUTION                               24
DIVIDEND POLICY                        24
SELECTED CONSOLIDATED FINANCIAL DATA   25
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA                       26
MANAGEMENT'S DISCUSSION AND ANALYSIS
 OR PLAN OF OPERATIONS                 28             Anderson & Strudwick,
BUSINESS                               34                Incorporated
DIRECTORS, EXECUTIVE OFFICERS,
 PROMOTERS AND CONTROL PERSONS         44
EXECUTIVE COMPENSATION                 46
CERTAIN RELATIONSHIPS AND RELATED
 TRANSACTIONS                          48                        , 2006
DESCRIPTION OF SECURITIES              50
U.S FEDERAL INCOME TAX CONSIDERATI0NS  62
SHARES ELIGIBLE FOR FUTURE SALE        68
UNDERWRITING                           70
CHANGES IN AND DISAGREEMENTS WITH
 ACCOUNTANTS ON ACCOUNTING AND
 FINANCIAL DISCLOSURE                  72
DISCLOSURE OF COMMISSION POSITION
 OF INDEMNIFICATION FOR SECURITIES
 ACT LIABILITIES                       72
LEGAL MATTERS                          72
EXPERTS                                72
AVAILABLE INFORMATION                  73

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

         Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us. The amounts listed below are estimates subject to future contingencies.

         Securities and Exchange Commission Registration Fee ...    $  1,371.74
         NASD Filing Fee .......................................    $  1,620.00
         Printing Expenses* ....................................    $ 19,000.00
         Accounting Fees and Expenses* .........................    $ 25,000.00
         Legal Fees and Expenses* ..............................    $ 75,000.00
         Blue Sky Fees and Expenses (including legal fees)* ....    $ 20,000.00
         Registrar and Transfer Agent Fee ......................    $  3,500.00
         Miscellaneous* ........................................    $  4,509.26
         TOTAL .................................................    $150,000.00

*        Estimated and subject to amendment

Item 26. Recent Sales of Unregistered Securities.

         In the last three years, we sold the following unregistered securities:

         On January 16, 2003, we issued 150,000 shares of our common stock (before giving effect to the one-for-13 reverse stock split) for $3,000 (or $0.02 per share (before giving effect to the one-for-13 reverse stock split)). $2,000 had been received in 2002 and the remaining $1,000 was received in January 2003.

         On June 10, 2003, we sold 1,200,000 shares of our common stock (before giving effect to the one-for-13 reverse stock split) to two of our officers, 500,000 shares (before giving effect to the one-for-13 reverse stock split) to a corporation wholly-owned by the son of our president, and 1,200,000 shares (before giving effect to the one-for-13 reverse stock split) to two unrelated parties for a total of $7,500 ($0.0025 per share (before giving effect to the one-for-13 reverse stock split)).

         The three stockholders of STB received: (a) an aggregate of 6,129,423 shares of our common stock, (b) the right to receive an aggregate of 1,808,077 additional shares of our common stock upon amendment of our certificate of incorporation to increase the total number of shares of capital stock that we are authorized to issue (completed March 2004), and (c) warrants to purchase during a period of five years an aggregate of 2,437,000 shares of our common stock at an exercise price of $1.04 per share on February 3, 2004 in connection with our acquisition of all of the issued and outstanding common stock of STB.

         In connection with the STB merger, we completed a private placement to an accredited investor of 562,500 shares of our common stock and a warrant exercisable for a period of five years to purchase an aggregate of 562,500 shares of our common stock at an exercise price of $1.04 per share in exchange for an aggregate cash consideration of $500,000.

         On February 5, 2004, we entered into a Business Advisory Agreement with Lomond International, Inc. Pursuant to this agreement we issued Lomond International, Inc. a warrant exercisable for a five year period to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $1.04 per share in exchange for business advisory services.

         In August 2004, effective as of June 30, 2004, we issued an aggregate of 4,084,724 shares of our common stock to three holders of $3,676,252 of our indebtedness, including our Chief Executive Officer, Jack C. Kleinert, in exchange for the cancellation thereof on the basis of one share per $.90 of indebtedness.

         On December 16, 2004, we entered into an Independent Consulting Agreement with The Del Mar Consulting Group, Inc., an unrelated California corporation, pursuant to which Del Mar agreed to provide certain specified public relations services for a period of one year. As compensation for such services, we issued to Del Mar, as a commencement bonus, 100,000 shares of our common stock and a nonqualified stock option to purchase 250,000 shares of our common stock exercisable for five years at a price of $2.50 per share.

         From October 2004 through January 3, 2005, we raised an aggregate of $3,363,529.50 of additional equity capital by the sale of 2,242,353 units of our securities in private placement to 42 accredited investors. Each unit is comprised of one share of our common stock and a warrant to purchase one-fifth of a share of our common stock for $2.50 per share exercisable for a period of five years. The investors paid $1.50 per unit, for aggregate gross proceeds of $3,363,529.50.

         On November 30, 2004, we issued warrants exercisable for a five year period to purchase an aggregate of 178,688 shares of our common stock at an exercise price of $2.50 per share as finders' fees in connection with our private placement. The warrants were issued to the following persons/entities in the amounts indicated:

Name                                               No. of Warrants

Thomas Corcoran                                         31,685
Don Freimark                                             7,500
Freimark Blair & Co.                                     2,854
Lomond International, Inc.                              24,033
Robert A. Kleinert                                      54,000
The Del Mar Consulting Group, Inc.,                     85,000

         On April 15, 2005, we sold three promissory notes in the principal amount of $100,000, $150,000 and $100,000 each to three accredited investors in a private placement. Each of the notes bears interest at the rate of 7% per annum and interest is payable in quarterly installments commencing June 30, 2005. The entire principal of each note is payable on April 15, 2007.

         On each of June 14, 2005 and July 14, 2005, we issued an aggregate of 22,429 additional shares pro rata to the investors in the private placement referred to above for no additional consideration on account of the applicable registration statement not having been declared effective on or before May 31, 2005 as provided in the subscription agreement with each of the investors.

         On September 1, 2005, we entered into an Independent Consulting Agreement with Lomond International, Inc., an unrelated North Carolina corporation, pursuant to which Lomond agreed to provide certain specified business advisory services for a period of one year. As compensation for such services, we sold to the consultant a warrant to purchase 50,000 shares of our common stock with an exercise price of $2.50 per share, and an expiration date of March 31, 2009, for an aggregate purchase price of $2,500.00.

         On October 5, 2005 we sold an unsecured promissory note in the principal amount of $60,000 to Ragan & Ragan, PC, a related entity, in a private placement. The note bears interest at the rate of 7% per annum. The entire principal and accrued interest of the note is payable in one lump sum payment on October 5, 2006 unless the holder thereof gives written notice to us 30 days prior to October 5, 2006 that it elects to extend its note, in which event the entire principal thereof is payable on October 5, 2007.

         On October 5, 2005, our J. Holder subsidiary sold an unsecured promissory note in the principal amount of $70,000 to YouBit, Inc., a related entity owned by Ragan & Ragan, PC, in a private placement. The note bears interest at the rate of 7% per annum. The entire principal and accrued interest of the note is payable in one lump sum payment on October 5, 2006 unless the holder thereof gives written notice to us 30 days prior to October 5, 2006 that it elects to extend its note, in which event the entire principal thereof is payable on October 5, 2007.

         On October 27, 2005, we and our wholly owned subsidiary, J Holder, Inc., entered into a Securities Purchase Agreement with DKR SoundShore Oasis Ltd. ("DKR") relating to a sale of a 10% Secured Convertible Debenture, due April 27, 2007, in the aggregate principal amount of $1.8 million (the "Debenture"), and an associated common stock purchase warrant (the "Warrant") to purchase 200,000 shares of the Company's common stock at an exercise price of $3.10 per share.

         All of the offers and sales referred to above were in private offerings to accredited investors (as such term is defined in Regulation D) in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated under such act by the Commission. Each of the purchasers was furnished with information about us and had the opportunity to verify such information. Additionally, we obtained a representation from each purchaser of such purchaser's intent to acquire the securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. The securities bear appropriate legends and we have issued stop transfer instructions to our transfer agent.

Item 27. Exhibits and Reports on Form 8-K.

         The following exhibits are filed with this registration statement.

Number    Description
--------------------------------------------------------------------------------
  1.1     Form of Underwriting Agreement*

  2.1 Agreement and Plan of Merger dated as of February 3, 2004, by and among Tele-Optics, Inc., TLOP Acquisition Company, L.L.C., STB, Inc., John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. (1)

  3.1     Certificate of Incorporation (2)

  3.1(2)  Amendment to Certificate of Incorporation (3)

  3.(3)   By-laws, as currently in effect (2)

  4.1     Certificate of Designation of Convertible Preferred Stock*

  4.2     Underwriter's Warrant*

  4.3 Loan and Security Agreement, dated as of January 27, 2005, by and between Velocity Investments, LLC and Wells Fargo Foothill, Inc. (6)

  4.4 General Continuing Guaranty, dated January 27, 2005, executed by Registrant in favor of Wells Fargo Foothill, Inc. (6)

  4.5 Security and Pledge Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Foothill, Inc. (6)

  4.6 Subordination Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Foothill, Inc. (6)

  4.7     Form of promissory note issued on April 15, 2005 (7)

  4.8     10% Convertible Debenture due April 27, 2005 (15)

  4.9     Common Stock Purchase Warrant (15)

  4.10    Form of Specimen Certificate of Common Stock (4)

  4.11    Form of Specimen Certificate of Preferred Stock (*)

  5.1     Opinion of Ellenoff Grossman & Schole LLP (+)

 10.1 Business Advisory Agreement, dated as of February 5, 2004, by and between Lomond International, Inc. and Registrant (8)

 10.2 Employment Contract, dated as of September 8, 2004, by and between Registrant and James J. Mastriani (9)

 10.3 Independent Consulting Agreement, dated December 16, 2004, between Registrant and The Del Mar Consulting Group, Inc. (10)

 10.4 Non-qualified Stock Option Agreement, dated December 16, 2004, between Registrant and The Del Mar Consulting Group, Inc. (10)

 10.5 Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and STB, Inc. (n/k/a Velocity Asset Management, Inc.) (11)

 10.6 Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant (11)

 10.7 Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and J. Holder, Inc. (11)

 10.8 Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and J. Holder, Inc. (11)

 10.9 Employment Agreement, dated as of January 1, 2004, between Velocity Investments, LLC and W. Peter Ragan, Jr. (11)

 10.10 Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC (11)

 10.11 Employment Agreement, dated as of January 1, 2004, between VOM, LLC and W. Peter Ragan, Sr. (11)

 10.12 Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC (11)

 10.13 Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and Velocity Investments, LLC (11)

 10.14 Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and VOM, LLC (11)

 10.15 Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and J. Holder, Inc. (11)

 10.16    Form of Legal Collection Agreement (11)

 10.17 Real Estate Joint Venture Agreement dated as of June 2, 2005, executed by J. Holder, Inc. and Groveland Estates, LLC (12)

 10.18 Consulting Agreement dated as of September 1, 2005 with Lomond International, Inc. (14)

 10.19    Securities Purchase Agreement dated October 27, 2005 (15)

 10.20    Registration Rights Agreement dated October 27, 2005 (15)

 10.21    Security Agreement dated October 27, 2005 (15)

 10.22    Subsidiary Guarantee dated October 27, 2005 (15)

 10.23 Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant (16)

 10.24 Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC (16)

 10.25 Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC (16)

 21.1     Subsidiaries of the Registrant*

 23.1     Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)

 23.2     Letter of Robert C. Seiwell, Jr. CPA (13)

 23.3     Consent of Cowan, Gunteski & Co., P.A.*

---------------------------------

*    Filed herewith.
+    To be filed by amendment.
(1) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2004.**
(2) Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33.13609A) filed with the Securities and Exchange Commission.**
(3) Incorporated by reference to Registrant's Definitive Information Statement filed with the Securities and Exchange Commission on March 19, 2004.**
(4) Incorporated by reference to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on April 15, 2005.**
(5) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004.**
(6) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.**
(7) Incorporated by reference to Registrant's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 19, 2005.**

(8) Incorporated by reference to Schedule 13D filed by Lomond International, Inc. with the Securities and Exchange.**
(9) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.**
(10) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.**
(11) Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-122062, filed with the Securities Exchange Commission on March 16, 2005.**
(12) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2005.**
(13) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2004.**
(14) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2005.**
(15) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2005.**
(16) Incorporated by reference to Registrant's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006.**


** In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.


Item 28. Undertakings.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any additional or changed material information on the plan of distribution;

(2) For the purpose of determining any liability under the Act, treat each such post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramsey, State of New Jersey, on the 18th day of April, 2006.

                                       VELOCITY ASSET MANAGEMENT, INC.


                                       By: /s/ JOHN C. KLEINERT
                                           -------------------------------------
                                           John C. Kleinert
                                           Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Person                                   Capacity                              Date
-------------------------------   ----------------------------------------      ---------------
/s/ JOHN C. KLEINERT              Chief Executive Officer, President,            April 18, 2006
-------------------------------   Chairman of the Board and Director
John C. Kleinert


/s/ W. PETER RAGAN SR.            Vice President, Director                       April 18, 2006
 ------------------------------
W. Peter Ragan Sr.


/s/ STEVEN MARCUS                 Director                                       April 18, 2006
-------------------------------
Steven Marcus


/s/ DR. MICHAEL KELLY             Director                                       April 18, 2006
-------------------------------
Dr. Michael Kelly


/s/ DAVID GRANATELL               Director                                       April 18, 2006
-------------------------------
David Granatell


/s/ JAMES J. MASTRIANI            Chief Financial Officer, Chief Legal           April 18, 2006
-------------------------------   Officer, Secretary, Treasurer
James J. Mastriani

                                      S-1